As filed with the Securities and Exchange Commission on April 10, 2007

Registration No. 333-141589

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  Amendment No. 1

to

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WGNB CORP.
(Exact name of registrant as specified in its charter)

Georgia	6022	58-1640130
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

201 Maple Street
P.O. Box 280
Carrollton, Georgia 30112
(770) 832-3557
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 H. B. LIPHAM, III

WGNB Corp.
201 Maple Street
P.O. Box 280
Carrollton, Georgia 30112
(770) 832-3557
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas O. Powell	Kathryn L. Knudson
Troutman Sanders LLP	Powell Goldstein LLP
600 Peachtree Street, N.E., Suite 5200	1201 West Peachtree Street, N.E.
Atlanta, Georgia 30308	Atlanta, Georgia 30309
(404) 885-3294	(404) 572-6952

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: Upon the merger of First Haralson with and into the Registrant.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

JOINT PROXY STATEMENT AND PROSPECTUS
OF
WGNB CORP. AND FIRST HARALSON CORPORATION

PROPOSED MERGER - YOUR VOTE IS VERY IMPORTANT

The boards of directors of WGNB Corp. and First Haralson Corporation have each agreed to the merger of First Haralson with and into WGNB. In the merger, each share of First Haralson Class A and Class B common stock outstanding at the effective time of the merger will be exchanged, at the election of each First Haralson shareholder and subject to adjustment as described herein, for cash, shares of WGNB common stock or a combination of both representing its pro rata share of the merger consideration. Under the terms of the merger agreement, subject to First Haralson shareholder elections, the total cash consideration and total maximum number of shares of WGNB stock to be issued in the merger are fixed. The value of the stock component of the merger consideration will fluctuate with the market price of the WGNB common stock prior to the closing of the merger. Each outstanding share of First Haralson common stock would represent the right to receive the amount of cash and stock shown below, assuming, that the First Haralson shareholders elect to receive the maximum amount of cash and the minimum stock contemplated by the merger agreement. These values are based on the closing price of WGNB’s common stock on January 22, 2007 ($28.89) and April 10, 2007 ($29.20), the date of this joint proxy statement-prospectus. Because the exchange ratio is fixed, the “Total Merger Consideration Value” shown below will fluctuate depending on the current market price of WGNB’s common stock.

Date	Total Merger Consideration Value	Cash per First Haralson Share	Shares of WGNB per First Haralson Share	Value of Shares of WGNB per First Haralson Share
January 22, 2007 (date of the merger agreement)	$230.05	$91.02	4.8124	$139.03
April 10, 2007 (date of this proxy statement)	$231.54	$91.02	4.8124	$140.52

Because First Haralson shareholders may elect to exchange their shares for cash, WGNB common stock, or a combination of cash and stock, the value of the consideration you receive could vary from the amounts shown above. Additionally, you may not receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment to the extent necessary to ensure that between $11,562,500 and $18,500,000 of cash and no more than 1,222,683 shares of WGNB common stock are issued in the merger. In connection with the merger, First Haralson also intends to pay a special dividend of $7.25 million in the aggregate, or approximately $35.67 per share of First Haralson common stock.

WGNB’s common stock is quoted on The Nasdaq Capital Market under the symbol “WGNB.”

We cannot complete our merger unless we obtain regulatory and shareholder approval. As a result, each company will hold a special meeting of shareholders to vote on the merger. A special meeting of First Haralson’s shareholders will be held on May 21, 2007. A special meeting of WGNB’s shareholders will be held on May 22, 2007. Approval of the merger requires the affirmative vote of at least a majority of the shares of First Haralson’s Class A and Class B common stock, voting together as one class, outstanding on the record date for its meeting and approval of the merger by the WGNB shareholders requires the affirmative vote of at least a majority of the shares of WGNB’s common stock present at its meeting.

The board of directors of each of First Haralson and WGNB unanimously recommend that you vote FOR approval of the merger.

You should read this entire joint proxy statement-prospectus and the documents incorporated herein by reference carefully because they contain important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of the securities to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of WGNB common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement-prospectus is dated April 10, 2007 and is first being mailed to First Haralson’s and WGNB’s shareholders on or about April 13, 2007.

WGNB Corp.
201 Maple Street, P.O. Box 280
Carrollton, Georgia 30112

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2007

To the Shareholders of WGNB Corp.:

WGNB Corp. will hold a special meeting of shareholders at the Carrollton Cultural Arts Center, located at 251 Alabama Street, Carrollton, Georgia on May 22, 2007 at 3.00 p.m., local time, for the following purposes:

1.     Merger. To approve the issuance of shares of WGNB common stock in connection with the Agreement and Plan of Reorganization, dated January 22, 2007, by and among WGNB Corp., West Georgia National Bank, First Haralson Corporation and First National Bank of Georgia, pursuant to which First Haralson will merge with and into WGNB and First National Bank of Georgia will merge with and into West Georgia National Bank. A copy of the merger agreement is attached to the accompanying joint proxy statement-prospectus as Appendix A.

2.     Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only shareholders of record at the close of business on April 10, 2007, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger agreement requires the affirmative vote of majority of the shares of WGNB Corp. common stock present at the meeting.

After careful consideration, your board of directors supports the merger and recommends that you vote FOR approval of the issuance of shares in connection with the proposed merger.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to WGNB’s secretary, or by filing a properly executed proxy of a later date with WGNB’s secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

H.B. Lipham, III President & Chief Executive Officer

Carrollton, Georgia
April 10, 2007

First Haralson Corporation
3559 Business 27, P.O. Box 528
Buchanan, Georgia 30113

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 21, 2007

To the Shareholders of First Haralson Corporation:

First Haralson Corporation will hold a special meeting of shareholders at First National Bank of Georgia’s Bremen Financial Center located at 900 Atlantic Avenue, Georgia on May 21, 2007 at 2:00 p.m., local time, for the following purposes:

1.     Merger. To approve and adopt the Agreement and Plan of Reorganization, dated January 22, 2007, by and among WGNB Corp., West Georgia National Bank, First Haralson Corporation and First National Bank of Georgia, pursuant to which First Haralson will merge with and into WGNB and First National Bank of Georgia will merge with and into West Georgia National Bank. A copy of the merger agreement is attached to the accompanying joint proxy statement-prospectus as Appendix A.

2.     Other business. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only shareholders of record at the close of business on April 10, 2007, the record date, are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. The approval of the merger requires the affirmative vote of a majority of the shares of First Haralson Corporation Class A and Class B common stock, voting together as one class, outstanding on the record date for the meeting.

After careful consideration, your board of directors supports the merger and recommends that you vote FOR approval of the merger agreement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and mailing the enclosed proxy card in the accompanying postage-paid envelope. You may revoke your proxy at any time before it is voted by giving written notice of revocation to First Haralson’s secretary, or by filing a properly executed proxy of a later date with First Haralson’s secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

First Haralson’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and who comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code will be entitled to receive payment of the fair value of their shares in cash in accordance with Georgia law. A copy of Article 13 of the Georgia Business Corporation Code is attached as Appendix D to the joint proxy statement-prospectus.

We do not know of any other matters to be presented at the special meeting, but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

Mary M. Covington President

Buchanan, Georgia
April 10, 2007

IMPORTANT NOTICE FOR WGNB’S AND FIRST HARALSON’S SHAREHOLDERS

We have not authorized anyone to provide you with any information other than the information included in this joint proxy statement–prospectus and the documents we refer you to herein. If someone provides you with other information, please do not rely on it. This joint proxy statement–prospectus has been prepared as of the date on the cover page. There may be changes in the affairs of WGNB or First Haralson since that date that are not reflected in this document.

As used in this joint proxy statement-prospectus, the terms “WGNB” and “West Georgia” refer to WGNB Corp. and West Georgia National Bank, respectively. Where the context requires, “WGNB” may refer to WGNB Corp. and its subsidiaries, on a consolidated basis.

As used in this joint proxy statement-prospectus, the terms “First Haralson” and “First National” refer to First Haralson Corporation and First National Bank of Georgia, respectively. Where the context requires, “First Haralson” may refer to First Haralson Corporation and its subsidiaries, on a consolidated basis.

i

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	First Haralson and WGNB shareholders are being asked to approve the merger of First Haralson with and into WGNB.

Q:	How does my board of directors recommend I vote on the merger?

A:	The board of directors of both First Haralson and WGNB unanimously recommend that you vote “FOR” approval of the merger.

Q:	Why is my board of directors recommending that I vote for approval of the merger?

A:
The board of directors of both WGNB and First Haralson believe the merger is a strategic opportunity to combine the two companies, which is expected to create greater long-term growth opportunities and increase shareholder value.

Q:	What will First Haralson shareholders receive in the merger?

A:
In the merger, each share of First Haralson Class A and Class B common stock outstanding at the effective time of the merger will be exchanged, at the election of each First Haralson shareholder and subject to adjustment as described herein, for cash, shares of WGNB common stock or a combination of both representing its pro rata share of the merger consideration. Under the terms of the merger agreement, subject to First Haralson shareholder elections, the total cash consideration and total maximum number of shares of WGNB stock to be issued in the merger are fixed. The value of the stock component of the merger consideration will fluctuate with the market price of the WGNB common stock prior to the closing of the merger. Each outstanding share of First Haralson common stock would represent the right to receive the amount of cash and stock shown in the tables below, assuming, in the first table, that the First Haralson shareholders elect to receive the maximum amount of cash ($18,500,000) and minimum stock (978,145 shares of WGNB common stock) contemplated by the merger agreement, and in the second table, that the First Haralson shareholders elect to receive the minimum amount of cash ($11,562,500) and maximum stock (1,222,683 shares of WGNB common stock) contemplated by the merger agreement. These values are based on the closing price of WGNB’s common stock on January 22, 2007 ($28.89) and April 10, 2007 ($29.20), the date of this joint proxy statement-prospectus. Because the exchange ratio is fixed, the “Total Merger Consideration Value” shown below will fluctuate depending on the current market price of WGNB’s common stock.

Merger Consideration of $18,500,000 Cash and 978,145 Shares of WGNB Common Stock

					Value of Shares
	Total Merger	Cash per	Shares of WGNB		of WGNB per
	Consideration	First	per First		First Haralson
Date	Value	Haralson Share	Haralson Share		Share
January 22, 2007
(date of the merger agreement)	$230.05	$91.02	4.8124	[1]	$139.03
April 10, 2007
(date of this proxy statement)	$231.54	$91.02	4.8124	[1]	$140.52

(1)	Based on the fixed exchange ratio of 8.017 multiplied by the overall stock election as a percentage of the total merger consideration elected.

Merger Consideration of $11,562,500 Cash and 1,222,683 Shares of WGNB Common Stock

				Value of Shares
	Total Merger	Cash per	Shares of WGNB	of WGNB per
	Consideration	First Haralson	per First	First Haralson
Date	Value	Share	Haralson Share	Share
January 22, 2007
(date of the merger agreement)	$230.67	$56.89	6.0155[1]	$173.78
April 10, 2007
(date of this proxy statement)	$232.54	$56.89	6.0155[1]	$175.65

(1)	Based on the fixed exchange ratio of 8.017 multiplied by the overall stock election as a percentage of the total merger consideration elected.

Because First Haralson shareholders may elect to exchange their shares for cash, WGNB common stock, or a combination of cash and stock, the value of the consideration you receive could vary from the amounts shown above. Additionally, you may not receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment.

In connection with the merger, First Haralson also intends to pay a special dividend of $7.25 million in the aggregate, or approximately $35.67 per share of First Haralson common stock.

Q:	Will the First Haralson Class A common stock holders receive different consideration in the merger than the First Haralson Class B common stock holders?

A:	No. Holders of First Haralson Class A common stock and Class B common stock are entitled to receive the same consideration in the merger.

Q:	Are First Haralson shareholders guaranteed to receive their election of cash, WGNB common stock, and WGNB or a combination of both in exchange of their shares of First Haralson common stock?

A:
No. WGNB and First Haralson are not required to give each First Haralson shareholder the type(s) of consideration that the shareholder elected because all shareholder elections are subject to adjustment to the extent necessary to ensure that between $11,562,500 and $18,500,000 of cash and no more than 1,222,683 shares of WGNB common stock are issued in the merger.

Q:	When do you expect the merger to be completed?

A:
We currently expect to complete the merger soon after the special shareholders’ meetings, assuming the shareholders of First Haralson and WGNB approve the merger and we receive all necessary regulatory approvals in a timely fashion.

Q:	What should I do now?

A:
After carefully reading and considering the information in this joint proxy statement-prospectus, indicate on your proxy card how you want to vote, sign the card and mail it in the enclosed postage-paid envelope as soon as possible, so that your shares will be represented at the special meeting.

NOTE: If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger.

Q:	What if I do not vote?

A:
If you do not vote, by either signing and sending in your proxy card or attending and voting at the special meeting for either First Haralson shareholders or WGNB shareholders, your shares will not be counted towards the quorum required for the respective special meetings and, with respect to the First Haralson special meeting, it will have the same effect as voting your shares against the merger.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker will vote your shares of stock on the merger only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, and your broker submits an unvoted proxy, the resulting broker nonvote will not be counted toward a quorum and your shares will not be voted at the special meeting, which, with respect to the First Haralson meeting, will have the same effect as voting your shares against the merger.

Q:	Can I change my vote after I deliver my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways. First, you can revoke your proxy by giving written notice of revocation to the secretary of the company whose shares you hold. Second, you can submit a new properly executed proxy with a later date with the secretary of the company whose shares you hold, at or before the meeting. The latest proxy actually received before the meeting will be counted, and any earlier proxies will be revoked. Third, you can attend the special meeting and vote your shares in person. Any earlier proxy will be thereby revoked. However, simply attending the meeting without voting will not revoke your proxy.

Q:	Should I send in my First Haralson stock certificates now?

A:
No. If the merger is completed, the exchange agent will send all of First Haralson’s shareholders written instructions for exchanging First Haralson common stock certificates for the merger consideration.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:
First Haralson’s shareholders may exercise dissenters’ rights arising out of the transactions contemplated by the merger agreement and obtain a cash payment for the “fair value” of their shares under Georgia law. To exercise dissenters’ rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the applicable requirements of Georgia law summarized under the heading “Dissenters’ Rights” in this joint proxy statement-prospectus. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. We have included a copy of the applicable provisions of Georgia law as Appendix D to this joint proxy statement-prospectus. WGNB shareholders do not have dissenters’ rights in connection with the merger.

Q:	Who can help answer my questions?

A:
If you would like additional copies of this document, or if you would like to ask any questions about the merger and related matters, you should contact: Randall F. Eaves  at First Haralson Corporation, 3559 Business 27, P.O. Box 528, Buchanan, Georgia 30013, telephone: (770) 537-7000; H.B. Lipham, III or Steven J. Haack at WGNB Corp., 201 Maple Street, P.O. Box 280, Carrollton, Georgia 30112, telephone: (770) 832-3557.

SUMMARY

We have prepared this summary to assist you in your review of this joint proxy statement-prospectus. It is necessarily general and abbreviated, and it is not intended to be a complete explanation of all of the matters covered in this joint proxy statement-prospectus. To understand the merger and the issuance of cash and shares of WGNB common stock in the merger, please see the more complete and detailed information in the sections that follow this summary, as well as the appendices and the documents incorporated by reference into this joint proxy statement-prospectus. You may obtain the information about WGNB that is incorporated by reference in this document, without charge, by following the instructions in the section entitled “Where You Can Find Additional Information.” We urge you to read all of these documents in their entirety prior to returning your proxy or voting at the special meeting of shareholders.

Each item in this summary refers to the page of this joint proxy statement-prospectus document on which that subject is discussed in more detail.

The Companies (See page 58 for WGNB and page 60 for First Haralson)

WGNB Corp.
201 Maple Street
P.O. Box 280
Carrollton, Georgia 30112
(770) 832-3557

WGNB is a Georgia corporation and a bank holding company headquartered in Carrollton, Georgia. WGNB’s current banking subsidiary is West Georgia. West Georgia is a full service commercial bank offering a variety of services to meet the banking needs of individuals and small to medium-sized businesses primarily located in Carroll and Douglas Counties.

At December 31, 2006, WGNB had total assets of approximately $575.3 million, total loans of approximately $474.3 million, total deposits of approximately $462.8 million and shareholders’ equity of approximately $52.5 million.

First Haralson Corporation
3559 Business 27
P.O. Box 528
Buchanan, Georgia 30113
(770) 537-7000

First Haralson is a Georgia corporation and a bank holding company headquartered in Buchanan, Georgia. First Haralson’s only banking subsidiary is First National. First National is a full service commercial bank dedicated to providing banking services to individuals and businesses in and around Haralson County.

At December 31, 2006, First Haralson had total assets of approximately $215.4 million, total loans of approximately $139.9 million, total deposits of approximately $176.9 million and shareholders’ equity of approximately $25.7 million.

The Merger (See page 35)

Under the terms of the merger agreement, First Haralson will merge with and into WGNB and First National will merge with and into West Georgia. WGNB and West Georgia will be the surviving entities and First Haralson and First National will cease to exist; however, West Georgia will immediately change its name to “First National Bank of Georgia” as a result of the merger.

The merger agreement is attached to this document as Appendix A and is incorporated into this joint proxy statement-prospectus by reference. We encourage you to read the entire merger agreement carefully, as it is the document that governs the merger.

What First Haralson Shareholders Will Receive in the Merger (See page 35)

Each share of First Haralson Class A and Class B common stock outstanding at the effective time of the merger will be exchanged for cash, shares of WGNB common stock, or a combination of both. Under the terms of the merger agreement, subject to First Haralson shareholder elections, the total cash consideration and total maximum number of shares of WGNB stock to be issued in the merger are fixed. The value of the stock component of the merger consideration will fluctuate with the market price of the WGNB common stock prior to the closing of the merger. Each outstanding share of First Haralson common stock would represent the right to receive the amount of cash and stock shown in the tables below, assuming, in the fist table, that the First Haralson shareholders elect to receive the maximum amount of cash ($18,500,000) and minimum stock (978,145 shares of WGNB common stock) contemplated by the merger agreement, and in the second table, that the First Haralson shareholders elect to receive the minimum amount of cash ($11,562,500) and maximum stock (1222,683 shares of WGNB common stock) contemplated by the merger agreement. These values are based on the closing price of WGNB’s common stock on January 22, 2007 ($28.89) and April 10, 2007 ($29.20), the date of this joint proxy statement-prospectus. Because the exchange ratio is fixed, the “Total Merger Consideration Value” shown below will fluctuate depending on the current market price of WGNB’s common stock.

Merger Consideration of $18,500,000 Cash and 978,145 Shares of WGNB Common Stock

					Value of Shares
	Total Merger	Cash per	Shares of WGNB		of WGNB per
	Consideration	First Haralson	per First		First Haralson
Date	Value	Share	Haralson Share		Share
January 22, 2007
(date of the merger agreement)	$230.05	$91.02	4.8124	[1]	$139.03
April 10, 2007
(date of this proxy statement)	$231.54	$91.02	4.8124	[1]	$140.52

Merger Consideration of $11,562,500 Cash and 1,222,683 Shares of WGNB Common Stock

					Value of Shares
	Total Merger	Cash per	Shares of WGNB		of WGNB per
	Consideration	First Haralson	per First		First Haralson
Date	Value	Share	Haralson Share		Share
January 22, 2007
(date of the merger agreement)	$230.67	$56.89	6.0155	[1]	$173.78
April 10, 2007
(date of this proxy statement)	$232.54	$56.89	6.0155	[1]	$175.65

(1)	Based on the fixed exchange ratio of 8.017 multiplied by the overall stock election as a percentage of the total merger consideration elected.

Because First Haralson shareholders may elect to exchange their shares for cash, WGNB common stock, or a combination of cash and stock, the value of the consideration you receive could vary from the amounts shown above. Additionally, you may not receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment to the extent necessary to ensure that between $11,562,500 and $18,500,000 of cash and no more than 1,222,683 shares of WGNB common stock are issued in the merger. The Board of Directors of WGNB and First Haralson make no recommendation as to the type(s) of consideration that you elect.

See “The Merger Agreement – What First Haralson’s Shareholders Will Receive in the Merger” for examples of how changes in the market value of WGNB common stock and First Haralson shareholder elections will affect the value of the consideration received for your First Haralson shares.

First Haralson shareholders will not receive any fractional shares of WGNB common stock. Instead you will be paid cash in an amount equal to the fraction of a share of WGNB common stock otherwise issuable upon conversion, multiplied by $28.37.

In connection with the merger, First Haralson also intends to pay a special dividend of $7.25 million in the aggregate, or approximately $35.67 per share of First Haralson common stock.

Your Expected Income Tax Treatment as a Result of the Merger (See page 49)

In general, First Haralson shareholders who exchange First Haralson common stock for a combination of WGNB common stock and cash (not including cash received instead of a fractional share of WGNB common stock) pursuant to the merger will recognize gain, but not loss, in the exchange. The gain, if any, recognized will equal the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of WGNB common stock received in the merger over (ii) the tax basis in the shares of First Haralson common stock (not including any tax basis allocable to any fractional shares of WGNB common stock paid in cash) surrendered. First Haralson shareholders who exchange First Haralson common stock solely for WGNB common stock (not including cash received instead of a fractional share of WGNB common stock) pursuant to the merger will not recognize gain or loss in the exchange.

The completion of the merger is conditioned on the receipt of an opinion from Troutman Sanders LLP that the merger qualifies as a tax-free reorganization under Section 368(a) of the Code and that First Haralson shareholders will not recognize a gain or loss in connection with the exchange of their shares (except with respect to any cash received).

Any shareholder of First Haralson who receives all cash in the merger, as a result of perfecting dissenters’ rights under Georgia law, will recognize gain to the extent the cash received exceeds the shareholder’s tax basis in his or her First Haralson common stock. See “Material Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger.

Tax laws are complex, and the tax consequences of the merger may vary depending upon your particular circumstances or treatment under United States federal income tax law. For these reasons, we recommend that you consult your tax advisor concerning the United States federal, state, local and foreign income and other tax consequences of the merger to you.

First Haralson Shareholders Will Have Dissenters’ Rights as a Result of the Merger (See page 55)

If the merger is completed, those shareholders of First Haralson who do not vote for the merger and who follow certain procedures as required by Georgia law and described in this joint proxy statement-prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Georgia law. If you assert and perfect your dissenters’ rights, you will not receive the merger consideration but will be entitled to receive the “fair value” of your First Haralson shares in cash as determined in accordance with Georgia law. Appendix D includes the relevant provisions of Georgia law regarding these rights.

Reasons for the Merger (See page 20)

WGNB’s directors considered a number of factors in approving the terms of the merger, including:

•	the information presented by First Haralson’s management concerning First Haralson’s business, operations, earnings, asset quality and financial condition;

•	the ability of First Haralson to contribute to WGNB’s earnings after the merger;

•	the financial terms of the merger, including the relationship of the consideration value to the book value, tangible book value, earnings per share and core deposits of First Haralson;

•	the compatibility of First Haralson’s management team, strategic objectives and geographic footprint with those of WGNB;

•	the special dividend to be paid by First Haralson to its shareholders in connection with the merger;

•
the opinion of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), WGNB’s independent financial advisor, that, as of the date of the merger agreement, the consideration to be paid in the merger is fair from a financial point of view to WGNB; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

First Haralson’s directors considered a number of factors in approving the terms of the merger, including:

•
the value of the consideration to be received by First Haralson’s shareholders relative to the book value, tangible book value and earnings per share of First Haralson common stock and the core deposits of First National;

•	information concerning WGNB’s financial condition, results of operations and business prospects;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with WGNB;

•	the historical dividends paid by WGNB;

•	the opinion of Sheshunoff & Co. Investment Banking (“Sheshunoff”) that the consideration to be received by First Haralson’s shareholders in the merger is fair from a financial point of view;

•
the fact that the merger will enable First Haralson’s shareholders to exchange their relatively illiquid shares of First Haralson common stock for shares that are more widely held and actively traded, and that the exchange for WGNB common stock will generally be tax-free to First Haralson’s shareholders (except for the amount of any cash received);

•	the alternatives to the merger, including remaining an independent institution;

•	the expanded range of banking services that the merger will allow First Haralson to provide its customers;

•	the competitive and regulatory environment for financial institutions generally; and

•	the special dividend to be paid to the shareholders of First Haralson.

The board of directors of each of WGNB and First Haralson support the merger because the boards believe:

•	the combined organization will be better positioned to grow and compete successfully in a consolidating financial services industry;

•	the combined organization should be able to achieve better financial performance on a combined basis than our two companies could achieve separately;

•	the combined organization will have a deeper senior management team than either company has on its own, which should enhance our capacity to operate our business successfully;

•	increasing our shareholder base may increase the liquidity and marketability of our shareholders’ stock; and

•	the generally complementary, rather than competitive, geographic scope of our banks will allow us to continue to increase our banking presence in each company’s respective market.

Opinions of Financial Advisors (See page 21 for Sandler O'Neill and page 29 for Sheshunoff)

In deciding to approve the merger, the board of directors of WGNB considered the opinion of its exclusive financial advisor, Sandler O’Neill. Sandler O’Neill, an investment banking and financial advisory firm with a national reputation, has given a fairness opinion to the WGNB board of directors that the consideration to be paid by WGNB in the merger is fair, from a financial point of view, to WGNB. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Sandler O’Neill considered relevant. The fairness opinion is attached to this joint proxy statement-prospectus as Appendix B. We urge all shareholders of WGNB to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill in providing its opinion.

In deciding to approve the merger, the board of directors of First Haralson considered the opinion of its financial advisor, Sheshunoff. Sheshunoff, an investment banking and financial advisory firm with a national reputation, has given a fairness opinion to the First Haralson board of directors that the terms of the merger are fair, from a financial point of view, to the shareholders of First Haralson. The opinion is based on and subject to the procedures, matters and limitations described in the opinion and other matters that Sheshunoff considered relevant. The fairness opinion is attached to this joint proxy statement-prospectus as Appendix C. We urge all shareholders of First Haralson to read the entire opinion, which describes the procedures followed, matters considered and limitations on the review undertaken by Sheshunoff in providing its opinion.

Your Board of Directors Recommends Shareholder Approval of the Merger (See page 18)

The board of directors of each of WGNB and First Haralson has unanimously approved the merger agreement and believes that the merger is in the best interests of both companies’ shareholders. The First Haralson board recommends that First Haralson shareholders vote FOR approval of the merger. The WGNB board recommends that WGNB shareholders vote FOR approval of the issuance of shares of WGNB common stock in connection with the merger.

Information about the Shareholders’ Meeting (See page 16)

A special meeting of the shareholders of WGNB will be held on May 22, 2007, at 3:00 p.m., local time. The meeting will be held at  the Carrollton Cultural Arts Center, located at 251 Alabama Street, Carrollton, Georgia. At the meeting, the shareholders of WGNB will vote on the merger of First Haralson with and into WGNB as described above and in the notice for the meeting. If you approve the merger and the other conditions to completing the merger are satisfied, we expect to complete the merger soon after the special shareholders’ meeting.

A special meeting of the shareholders of First Haralson will be held on May 21, 2007, at 2:00 p.m., local time. The meeting will be held at First National’s Bremen Financial Center located at 700 Atlantic Avenue, Bremen, Georgia. At the meeting, the shareholders of First Haralson will vote on the merger as described above and in the notice for the meeting. If you approve the merger and the other conditions to completing the merger are satisfied, we expect to complete the merger soon after the special shareholders’ meeting.

Quorum and Vote Required at the Meeting (See page 16)

Shareholders who own WGNB common stock at the close of business on April 10, 2007 (the “WGNB Record Date”) will be entitled to vote at the meeting. A majority of the issued and outstanding shares of WGNB common stock as of the WGNB Record Date must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger requires the affirmative vote of at a majority of the shares of WGNB common stock present in person or by proxy at the meeting.

Shareholders who own First Haralson Class A common stock or Class B common stock at the close of business on April 10, 2007 (the “First Haralson Record Date”) will be entitled to vote at the meeting. A majority of the issued and outstanding shares of both First Haralson Class A common stock and First Haralson Class B common stock as of the First Haralson Record Date must be present in person or by proxy at the meeting in order for a quorum to be present. If a quorum is not present at the meeting, the meeting will be adjourned, and no vote will be taken until and unless a quorum is present. Approval of the merger requires the affirmative vote of at least a majority of the shares of First Haralson Class A and Class B common stock, voting together as one class, outstanding on the First Haralson Record Date.

Share Ownership of Management (See page 63)

As of the WGNB Record Date, directors and executive officers of WGNB had or shared voting or dispositive power over approximately 17.3% of the issued and outstanding shares of WGNB common stock. These individuals have agreed with WGNB that they will vote the stock over which they have voting power in favor of the merger. No director or executive officer of First Haralson owned shares of WGNB as of the WGNB Record Date except for Randall F. Eaves, who owns 300 shares of WGNB common stock.

As of the First Haralson Record Date, directors and executive officers of First Haralson had or shared voting or dispositive power over approximately 81.6% of the issued and outstanding shares of First Haralson Class A common stock and 50.8% of the issued and outstanding shares of First Haralson Class B common stock. These individuals have agreed with First Haralson that they will vote the stock over which they have voting power in favor of the merger. No director or executive officer of WGNB owned shares of First Haralson as of the First Haralson Record Date.

Management and Operations after the Merger

First Haralson and First National will cease to exist after the merger. The current business of First National will be conducted through West Georgia, which will change its name to “First National Bank of Georgia” as a result of the merger. After the merger, WGNB’s board of directors will have 11 members – eight of which will be current members of the board of directors of WGNB (Wanda W. Calhoun, Grady W. Cole, W. Thomas Green, H. B. Lipham, III, R. David Perry, L. Richard Plunkett, Thomas T. Richards and J. Thomas Vance) and three of which will be current members of the board of directors of First Haralson (Mary M. Covington, Randall F. Eaves and Don C. Rhodes). After the merger, W. Thomas Green is expected to be elected Chairman of the board and Mary M. Covington is expected to be elected Vice-chairman. West Georgia’s board of directors following the merger will have twenty-two members – fourteen of which will be current members of the board of directors of West Georgia and eight of which will be current members of the board of directors of First National. In addition, following the merger, H.B. Lipham, III will serve as Chief Executive Officer of WGNB and West Georgia, Mary M. Covington will serve as Executive Vice-President of WGNB and West Georgia, and Randall F. Eaves will serve as President of WGNB and West Georgia.

We Must Obtain Regulatory Approval to Complete the Merger (See page 46)

We cannot complete the merger unless we receive the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and other applicable governmental authorities. The merger may not be consummated until at least 15 days after approval of the merger by the Federal Reserve Board. The merger also requires approval from the Georgia Department of Banking and Finance (the “GDBF”) and the Office of the Comptroller of the Currency (the “OCC”). As of the date hereof, we have filed all regulatory applications and notices required to be filed with the Federal Reserve Board, the GDBF and the OCC with respect to the merger. Although we do not know of any reason why we could not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

We Must Meet Several Conditions to Complete the Merger (See page 40)

In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	approval of the merger by both the First Haralson and WGNB shareholders;

•	execution of employment agreements between WGNB and certain of First Haralson’s executive officers;

•	execution of non-competition agreements by First Haralson’s and First National’s executive officers and directors;

•
the representations and warranties of the parties to the merger agreement must be true and correct, except as to such inaccuracies as would not reasonably be expected to have a material adverse effect in the aggregate, and the parties must have performed in all material respects all of their obligations under the merger agreement;

•	the registration statement covering the shares issued in connection with the merger is declared effective and the shares are approved for listing on the Nasdaq Capital Market; and

•	additional conditions customary in transactions of this type.

If all regulatory approvals are received and the other conditions to completion are satisfied, WGNB and First Haralson contemplate that they will complete the merger soon after the special shareholders’ meetings.

Termination and Termination Fee (See page 42)

The merger agreement may be terminated, either before or after shareholder approval, under certain circumstances described in detail later in this joint proxy statement-prospectus. If WGNB terminates the merger agreement because First Haralson’s board withdraws or changes its recommendation of the merger agreement or recommends or approves an acquisition transaction other than the WGNB merger, or if First Haralson terminates the merger agreement because it has received an offer for such an acquisition transaction, First Haralson (or its successor) must pay to WGNB a termination fee of $2,000,000.

First Haralson’s Directors and Executive Officers Have Interests in the Merger that Differ from Your Interests (See page 42)

The executive officers and directors of First Haralson have interests in the merger in addition to their interests as shareholders of First Haralson generally. The members of our board of directors know about these additional interests and considered them when they adopted the merger agreement. These interests include, among others:

•	continued employment of some of First Haralson’s executive officers by WGNB after the merger and the execution of new employment agreements with certain of these officers in connection therewith;

•	the payments to three directors of First Haralson by WGNB in exchange for their service as directors of WGNB after the merger;

•	the payment to the directors of First National by West Georgia in exchange for their service as directors of West Georgia after the merger;

•	the payment of consulting fees to one of the First Haralson directors after the merger;

•	the continuation of employee benefits; and

•	provisions in the merger agreement relating to director and officer liability insurance and the indemnification of officers and directors of First Haralson and First National for certain liabilities.

These interests are more fully described in this joint proxy statement-prospectus under the heading “The Merger Agreement—Interests of Certain Persons in the Merger.”

Differences in Rights of First Haralson’s Shareholders after the Merger (See page 53)

First Haralson shareholders who receive WGNB common stock in the merger will become WGNB shareholders as a result of the merger. Their rights as shareholders after the merger will be governed by Georgia law and by WGNB’s articles of incorporation and bylaws. The rights of WGNB shareholders are different in certain respects from the rights of First Haralson’s shareholders. Some of the principal differences are described in this joint proxy statement-prospectus.

Accounting Treatment (See page 48)

WGNB is required to account for the merger as a purchase transaction for accounting and financial reporting purposes under accounting principles generally accepted in the United States of America (“GAAP”).

SELECTED FINANCIAL INFORMATION OF WGNB

The following table sets forth certain consolidated financial information of WGNB. The information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of WGNB incorporated by reference into this joint proxy statement-prospectus.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except share and per share data)
For the Year:
Total interest income	$42,093	$32,546	$25,268	$23,542	$24,296
Total interest expense	18,727	12,583	7,570	7,527	8,724
Net interest income	23,366	19,963	17,698	16,015	15,572
Provision for loan losses	1,465	1,550	925	350	483
Net interest income after provision
for loan losses	21,901	18,413	16,773	15,665	15,089
Total other income	6,404	6,008	5,637	5,554	5,251
Total other expense	16,519	14,464	13,664	12,752	12,127
Earnings before income taxes	11,786	9,957	8,746	8,467	8,213
Income taxes	3,458	2,889	2,682	2,680	2,668
Net earnings	8,327	7,067	6,064	5,787	5,545
At Year End:
Total loans	$474,319	$423,720	$356,909	$296,498	$273,471
Earning assets	550,466	503,275	425,062	367,694	360,226
Assets	575,329	523,643	441,929	393,216	385,121
Total deposits	462,813	429,049	338,398	303,316	298,726
Stockholders’ equity	52,497	47,952	44,962	42,089	38,520
Common shares outstanding	5,000,613	4,987,794	4,988,661	4,959,678	4,960,100
Per Share Data:
Net earnings	$1.67	$1.42	$1.22	$1.17	$1.14
Diluted net earnings	1.66	1.41	1.21	1.15	1.13
Cash dividends declared	.72	.61	.52	.45	.40
Book value	10.50	9.61	9.01	8.49	7.77
Tangible book value	10.50	9.61	9.01	8.49	7.77
Average Balances:
Total loans	$441,883	$395,943	$330,159	$287,861	$262,781
Earning assets	522,703	473,480	404,121	357,468	337,583
Assets	549,691	501,191	428,637	384,395	357,418
Deposits	440,560	393,851	325,991	296,723	279,483
Stockholders’ equity	50,358	46,857	43,742	40,708	35,640
Weighted average shares outstanding (basic)	4,998,103	4,986,930	4,958,604	4,962,131	4,865,774
Weighted average shares outstanding
(diluted)	5,024,668	5,024,429	5,034,495	5,035,470	4,929,393
Key Performance Ratios:
Return on average assets	1.51%	1.41%	1.41%	1.51%	1.55%
Return on average equity	16.54%	15.08%	13.86%	14.22%	15.56%
Net interest margin, taxable equivalent	4.60%	4.37%	4.55%	4.65%	4.76%
Dividend payout ratio	43.11%	43.19%	42.62%	38.29%	34.94%
Average equity to average assets	9.16%	9.35%	10.20%	10.59%	9.97%
Average loans to average deposits	100.30%	100.53%	101.28%	97.01%	94.02%
Overhead ratio	55.49%	55.69%	58.56%	59.12%	58.24%

SELECTED FINANCIAL INFORMATION OF FIRST HARALSON

The following table sets forth certain consolidated financial information of First Haralson. The information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of First Haralson contained herein on pages F-1 through F-21.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands, except share and per share data)
For the Year:
Total interest income	$12,916	$10,890	$9,854	$10,238	$10,870
Total interest expense	5,276	3,382	2,752	3,076	3,670
Net interest income	7,640	7,508	7,102	7,163	7,200
Provision for loan losses	70	260	301	305	325
Net interest income after provision for
loan losses	7,570	7,248	6,801	6,858	6,875
Total other income	2,876	2,701	2,348	2,376	1,965
Total other expense	7,408	7,011	6,907	6,053	5,835
Earnings before income taxes	3,037	2,938	2,242	3,181	3,005
Income taxes	657	702	438	789	661
Net earnings	2,381	2,236	1,804	2,392	2,345
At Year End:
Total loans	$139,927	$122,456	$120,025	$114,972	$99,996
Earning assets	201,418	184,257	181,904	180,474	170,304
Assets	215,377	194,273	190,847	192,677	178,952
Total deposits	176,939	165,610	158,512	158,003	144,091
Stockholders’ equity	25,709	23,774	22,294	23,089	21,582
Common shares outstanding	203,257	202,411	200,458	212,153	211,718
Per Share Data:
Net earnings	$11.76	$11.10	$8.68	$11.30	$10.91
Diluted net earnings	11.76	11.10	8.68	11.30	10.91
Cash dividends declared	2.82	2.74	2.61	2.52	2.38
Book value	126.49	117.46	111.22	108.83	101.94
Tangible book value	126.49	117.46	111.22	108.83	101.94
Average Balances:
Total loans	$132,693	$121,983	$116,220	$103,972	$97,656
Earning assets	186,829	182,304	175,999	178,108	161,114
Assets	204,464	190,403	188,376	186,940	168,579
Deposits	173,717	162,459	157,755	155,860	141,142
Stockholders’ equity	24,769	23,774	22,294	22,754	21,216
Weighted average shares outstanding
(basic and diluted)	202,460	201,405	207,835	211,594	214,962
Key Performance Ratios:
Return on average assets	1.18%	1.17%	0.96%	1.51%	1.39%
Return on average equity	9.61%	9.65%	8.09%	10.51%	11.05%
Net interest margin, taxable equivalent	4.35%	4.43%	4.33%	4.65%	4.76%
Dividend payout ratio	23.98%	24.68%	30.65%	22.30%	21.81%
Average equity to average assets	12.11%	12.49%	11.83%	12.17%	12.59%
Average loans to average deposits	76.38%	75.09%	73.67%	66.71%	69.19%
Overhead ratio	70.44%	68.67%	73.09%	63.46%	63.67%

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth certain pro forma consolidated financial information that reflects the proposed merger of First Haralson with and into WGNB after giving effect to the adjustments described in the notes to the pro forma consolidated financial statements that begin on page P-1 of this joint proxy statement-prospectus. This selected unaudited pro forma financial information assumes that, as a result of elections by First Haralson’s shareholders, $11,562,000 in cash and 1,222,683 shares of WGNB common stock are issued in the merger. The information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of WGNB and First Haralson included with or incorporated by reference into this joint proxy statement-prospectus.

Pro forma combined results as of and for the year ended December 31, 2006
(in thousands, except share and per share data)
For the Year:
Total interest income	$55,693
Total interest expense	24,690
Net interest income	30,003
Provision for loan losses	1,535
Net interest income after provision for loan losses	29,468
Total other income	9,280
Total other expense	24,564
Earnings before income taxes	14,184
Income taxes	3,898
Net earnings	10,286
At Year End:
Total loans	$611,572
Earning assets	751,884
Assets	810,450
Total deposits	639,654
Stockholders’ equity	87,185
Common shares outstanding	6,222,296
Per Share Data:
Net earnings	$1.65
Diluted net earnings	1.65
Cash dividends declared	0.67
Book value	14.01
Tangible book value	8.77
Average Balances:
Total loans	$574,576
Earning assets	709,532
Assets	754,155
Deposits	614,277
Stockholders’ equity	75,127
Weighted average shares outstanding (basic)	6,220,786
Weighted average shares outstanding (diluted)	6,247,351
Key Performance Ratios:
Return on average assets	1.36%
Return on average equity	13.61%
Net interest margin, taxable equivalent	4.18%
Dividend payout ratio	40.61%
Average equity to average assets	9.96%
Average loans to average deposits	93.54%
Overhead ratio	63.39%

COMPARATIVE SHARE DATA REGARDING FIRST HARALSON AND WGNB

The following table sets forth certain unaudited comparative per share data relating to consolidated shareholders’ equity (book value) per common share, cash dividends declared per common share and income from continuing operations per common share. This information is presented: (i) on a historical basis for First Haralson and WGNB, (ii) on a pro forma combined basis per share of WGNB stock to reflect completion of the acquisition, and (iii) on an equivalent pro forma basis per share of First Haralson stock to reflect completion of the acquisition, assuming it was effective for the periods presented. The pro forma information has been prepared giving effect to the acquisition using the purchase accounting method. This information should be read in conjunction with the historical financial statements and related notes of both entities included or incorporated by reference herein. The pro forma information should not be relied upon as being indicative of the historical results that would have resulted if WGNB and First Haralson had actually been combined.

As of and for the
year ended
December 31, 2006
Tangible book value per share:
WGNB	$10.50
First Haralson	126.49
Pro forma combined	8.77
Per equivalent First Haralson share(1)	52.80
Cash dividends per share(2):
WGNB	$0.72
First Haralson	2.82
Pro forma combined	0.67
Per equivalent First Haralson share(1)	4.03
Net income per share (basic):
WGNB	$1.67
First Haralson	11.76
Pro forma combined	1.65
Per equivalent First Haralson share(1)	9.93
Net income per share (diluted):
WGNB	$1.66
First Haralson	11.76
Pro forma combined	1.65
Per equivalent First Haralson share(1)	9.93

(1)
Calculated by multiplying the pro forma combined information by the stock consideration ratio of 6.0155, which represents the fixed exchange ratio multiplied by the percentage of stock consideration assuming the maximum number of shares of WGNB common stock that can be issued in the merger.

(2)
Calculations of dividends per share do not include the special dividend of $7.25 million to be paid by First Haralson in connection with the merger. In addition, the dividend information does not necessarily reflect the actual amount of the dividends per share that would have been paid by WGNB had the merger been completed by December 31, 2006.

RISK FACTORS

In addition to the other information included in this joint proxy statement-prospectus, you should carefully consider the matters described below in determining whether to adopt and approve the merger agreement.

The value of the consideration you receive in the merger may decrease.

Unless you elect to receive all cash consideration in the merger (and such election is not adjusted), you will receive at least a portion of the consideration paid for each share of First Haralson common stock you own in shares of WGNB common stock. The value of WGNB common stock when the merger takes place is likely to change from its value at the date of the merger agreement, the date of this joint proxy statement-prospectus and at the date of First Haralson’s special meeting. These variations may result from changes in WGNB’s business, operation or prospects, regulatory considerations, general market and economic conditions and other factors. At the time of First Haralson’s special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

You will experience a reduction in your ownership percentage and voting power with respect to your shares as a result of the merger.

WGNB shareholders and First Haralson shareholders will experience a substantial reduction in their respective ownership interests and effective voting power relative to their respective ownership percentages ownership interests in WGNB and First Haralson prior to the merger. If the merger is consummated and all of the First Haralson shareholders elect to receive or retain the maximum amount of stock in the merger (1,222,683 shares of WGNB common stock) and receive the minimum cash consideration (approximately $11.6 million in the aggregate), current WGNB shareholders will own approximately 80% of WGNB’s outstanding common stock and current First Haralson shareholders will own approximately 20% of WGNB’s outstanding common stock.

Combining the two companies may be more difficult, costly, or time-consuming than we expect.

WGNB and First Haralson have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process for this acquisition may result in the loss of key employees or the disruption of each company’s ongoing business operations or inconsistencies in standards, procedures and policies that would adversely affect WGNB’s ability to maintain relationships with clients and employees. For example, the new Board of Directors of WGNB will consist of eight members form WGNB and three members from First Haralson, and we cannot be certain of how effectively the merged Board of Directors will be able to govern WGNB going forward. If we have difficulties with the integration process, WGNB might not achieve the anticipated benefits expected to result from this acquisition or any future acquisitions. As with any merger of depository institutions, there may also be business disruptions that could cause WGNB to lose customers or cause customers to move their deposits or loans from WGNB to competing financial institutions. Neither WGNB or First Haralson have ever engaged in a merger transaction, so they have no prior experience in such matters.

Loss of senior executive officers or other key employees could impair WGNB and West Georgia’s relationship with customers and adversely affect their business following the merger.

WGNB, West Georgia, First Haralson and First National have assembled senior management teams which have substantial background and experience in banking and financial services in the western Georgia market. Although WGNB and West Georgia intend to retain most of the senior management of First Haralson and First National after the merger, there can be no assurances that members of the current senior management teams will stay with the combined organization. Loss of these key personnel could negatively impact the combined organization’s earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.

Regulatory approvals may not be granted, may take longer than expected or impose conditions that are not presently anticipated.

The merger must be approved by the Federal Reserve Board, the OCC and the GDBF. These regulatory agencies will consider, among other factors, the competitive impact of the merger, WGNB’s financial and managerial resources and the convenience and banking needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve Board, the OCC and the GDBF will review capital position, safety and soundness of the institutions, legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The merger agreement limits First Haralson’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit First Haralson’s ability to discuss competing third-party proposals to acquire all or a significant portion of First Haralson. In addition, First Haralson has agreed to pay WGNB a fee of $2,000,000 if the transaction is terminated because First Haralson decides to pursue another acquisition transaction. These provisions might discourage a potential competing acquiror of First Haralson from considering or proposing an acquisition of First Haralson even if it were prepared to pay consideration with a higher per share price than that proposed by WGNB. Alternatively, the potential competing acquiror may also propose to pay a lower per share price to acquire First Haralson than it may have otherwise proposed to pay as a result of the termination provisions. Because First Haralson did not accept competitive bids before entering into the merger agreement with WGNB and relied, in part, on the fairness opinion of its financial advisor to evaluate the merger, there can be no guarantee that this merger includes terms as favorable as what First Haralson might have obtained had an auction process been undertaken by First Haralson.

WGNB is expected to issue debt, and has the right to issue equity securities, which could be senior to its common stock and also could negatively affect the value of WGNB’s common stock.

In connection with the merger, WGNB intends to issue up to $16.5 million in trust preferred securities to fund, in part, the cash consideration to be paid in the merger. In the future, WGNB may also attempt to increase its capital resources by entering into additional debt financing that is unsecured or secured by all or a portion of WGNB’s assets, or issuing debt or equity securities, which could be senior to the WGNB common stock. In the event of WGNB’s liquidation, its lenders and holders of its debt securities and any equity securities that rank senior to its common stock, including the trust preferred securities issued in connection with the merger, would receive a distribution of WGNB’s available assets before distributions to the holders of its common stock. Because WGNB’s decision to incur debt and issue securities in future offerings will depend on market conditions and other factors beyond WGNB’s control, WGNB cannot predict or estimate the amount, timing or nature of its future offerings and debt financings. Further, market conditions could require WGNB to accept less favorable terms for the issuance of its securities in the future. Thus, you will bear the risk of WGNB’s future offerings reducing the value of your shares of common stock and diluting your interest in WGNB

WGNB’s success depends on its ability to compete effectively in the competitive financial services industry.

WGNB encounters strong competition for deposits, loans, and other financial services in all of its lines of business. WGNB’s principal competitors include other commercial banks, savings banks, credit unions and savings and loan associations. Many of WGNB’s competitors are significantly larger and have greater access to capital and other resources. In recent years, substantial consolidation has occurred in the financial services industry. Such consolidation may increase competition by creating larger entities who may be able to offer additional services that WGNB is unable to offer, have greater financial resources or have substantially higher lending limits. Further, WGNB’s ability to compete effectively is dependent on its ability to adapt successfully to technological and other changes within the banking and financial services industry.

WGNB’s business may be adversely affected by the highly regulated environment in which it operates.

WGNB is highly regulated by both state and federal agencies. Existing and future legislation and regulations may have significant impact on the banking and financial services industries. Regulatory or legislative changes could increase WGNB’s operating costs, restrict its access to new products or markets, or otherwise adversely affect its operations or the manner in which it conducts business and, on the whole, adversely affect its profitability.

WGNB may be adversely affected by a general deterioration in economic conditions.

The risks associated with WGNB’s business are greater in periods of a slowing economy or recession. Economic declines may be accompanied by a decrease in demand for consumer or commercial credit and declining real estate and other asset values. Declining real estate and other asset values may reduce the ability of borrowers to use such equity to support borrowings. Delinquencies, foreclosures and losses generally increase during economic slow downs or recessions. Additionally, WGNB’s servicing, collection and credit costs may also increase in periods of economic slow down or recessions.

WGNB is subject to credit risk inherent in its loan portfolio.

In the financial services industry, there is always a risk that certain borrowers may not repay borrowings. WGNB maintains a reserve for loan losses to absorb the estimated level of losses in its portfolio. However, WGNB’s reserve for loan losses may not be sufficient to cover the actual loan losses that occur. Further, because the loans in First Haralson’s loan portfolio, which will be assumed by WGNB in the merger, were not underwritten pursuant to WGNB’s policies, it is possible that such loans may carry higher risk than those in the WGNB loan portfolio. If WGNB experiences defaults by borrowers, its earnings could be negatively affected. Changes in local economic conditions could adversely affect credit quality in its loan portfolio. In addition, federal and state regulators periodically review WGNB’s loan portfolio and may require increases to the provision for loan losses or loan charge-offs. Their conclusions about the quality of the loan portfolio may be different from that of WGNB. Any increase in the allowance for loan losses or charge-offs as required by these regulatory agencies could have a negative effect on WGNB’s operating results.

WGNB may be adversely affected by interest rate changes.

WGNB realizes income primarily from the difference between interest earned on loans and investments and interest paid on deposits and other borrowings. Interest rate fluctuations are caused by many factors which, for the most part, are not under its direct control. For example, national monetary policy plays a significant role in the determination of interest rates. Additionally, competitor pricing and the resulting customer negotiations may also impact the rates WGNB collects on loans and pays on deposits. As interest rates change, WGNB expects that it will periodically experience “gaps” in the interest rate sensitivities of its assets and liabilities, meaning that either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates move contrary to WGNB’s position, this “gap” may work against it, and its earnings may be negatively affected. There can be no assurances that WGNB will continue to effectively manage its interest rate sensitivity. Rapid increases or decreases in interest rates could adversely affect its net interest margin if changes in its cost of funds do not correspond to changes in income yields. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on loans may lead to an increase in nonperforming assets and a reduction of interest accrued into income, which could have a material adverse affect on WGNB’s results of operations.

WGNB could be held responsible for environmental liabilities of properties acquired through foreclosure.

Environmentally related hazards have become a source of high risk and potentially unlimited liability for financial institutions relative to their loans. Environmentally contaminated properties owned by an institution’s borrowers may result in a drastic reduction in the value of the collateral securing the institution’s loans to such borrowers, high environmental clean up costs to the borrower affecting its ability to repay the loans, the subordination of any lien in favor of the institution to a state or federal lien securing clean up costs, and liability to the institution for clean up costs if it forecloses on the contaminated property or becomes involved in the management of the borrower. To minimize this risk, WGNB may require an environmental examination of the property of any borrower or prospective borrower if circumstances affecting the property indicate a potential for contamination. Such examination must be performed by an engineering firm experienced in environmental risk studies and acceptable to the institution, with the costs of such examinations paid by the borrower. These costs may be substantial and may deter a prospective borrower from entering into a loan transaction with WGNB. WGNB is not aware of any borrower who is currently subject to any environmental investigation or clean up proceeding which is likely to have a material adverse affect on its financial condition or results of operation.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This joint proxy statement-prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

The ability of WGNB and First Haralson to predict results or the actual effect of future plans or strategies is inherently uncertain. Although WGNB and First Haralson believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements include, but are not limited to:

•	the costs of integrating WGNB’s and First Haralson’s operations, which may be greater than WGNB expects;

•	potential customer loss and deposit attrition as a result of the merger and the failure to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	WGNB’s ability to effectively manage interest rate risk and other market risk, credit risk and operational risk;

•	WGNB’s ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support its business;

•	WGNB’s ability to keep pace with technological changes;

•	WGNB’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by its customers and potential customers;

•	WGNB’s ability to expand into new markets;

•	the cost and other effects of material contingencies;

•
further easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, credit unions and finance companies, may increase competitive pressures and affect WGNB’s ability to preserve its customer relationships and margins;

•
possible changes in general economic and business conditions in the United States in general and in the larger region and communities WGNB serves in particular may lead to a deterioration in credit quality, thereby requiring increases in our provision for credit losses, or a reduced demand for credit, thereby reducing earning assets;

•	the threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty; and

•	possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards.

The cautionary statements in the “Risk Factors” section and elsewhere in this joint proxy statement-prospectus also identify important factors and possible events that involve risk and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. WGNB and First Haralson do not intend, and undertake no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements.

THE SPECIAL SHAREHOLDERS’ MEETINGS

Purpose
WGNB

You have received this joint proxy statement-prospectus because the board of directors of WGNB is soliciting your proxy for the special meeting of shareholders to be held on May 22, 2007 at the Carrollton Cultural Arts Center, located at 251 Alabama Street, Carrollton, Georgia, at 3:00 p.m., local time. Each copy of this joint proxy statement-prospectus mailed to holders of WGNB common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.

At the meeting, shareholders will consider and vote upon:

•       the merger; and

•       any other matters that are properly brought before the meeting, or any adjournments of the meetings.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card or do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

First Haralson

You have received this joint proxy statement-prospectus because the board of directors of First Haralson is soliciting your proxy for the special meeting of shareholders to be held on May 21, 2007 at First National Bank of Georgia’s Bremen Financial Center located at 900 Atlantic Avenue, Bremen, Georgia, at 2:00 p.m. Each copy of this joint proxy statement-prospectus mailed to holders of First Haralson common stock is accompanied by a proxy card for use at the meeting and at any adjournments of the meeting.

At the meeting, shareholders will consider and vote upon:

•       the merger; and

•       any other matters that are properly brought before the meeting, or any adjournments of the meetings.

If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope. If you do not return your properly executed card or do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.

Record Date; Quorum and Vote Required
WGNB

The WGNB Record Date for the special meeting is April 10, 2007. WGNB’s shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of the WGNB Record Date, there were 5,003,790 shares of WGNB common stock issued and outstanding and entitled to vote at the meeting, held by approximately 1,000 holders of record.

The presence, in person or by proxy, of a majority of the shares of WGNB common stock entitled to vote on the merger is necessary to constitute a quorum at the meeting. Each share of WGNB common stock outstanding on the WGNB Record Date entitles its holder to one vote on the merger and any other proposal that may properly come before the meeting.

To determine the presence of a quorum at the meeting, WGNB will count as present at the meeting the shares of WGNB common stock present in person but not voting and the shares of common stock for which WGNB has received proxies but with respect to which the holders of such shares have abstained.

Approval of the merger requires the affirmative vote of at least a majority of the shares of WGNB common stock present, in person or by proxy, the special meeting.

First Haralson

The First Haralson Record Date for the special meeting is April 10, 2007. First Haralson’s shareholders of record as of the close of business on that day will receive notice of the meeting and will be entitled to vote at the special meeting. As of the First Haralson Record Date, there were 20,216 shares of First Haralson Class A common stock issued and outstanding and entitled to vote at the meeting, held by approximately 83 holders of record and there were 183,041 shares of First Haralson Class B common stock issued and outstanding and entitled to vote at the meeting, held by approximately 124 holders of record.

The presence, in person or by proxy, of a majority of the shares of First Haralson common stock entitled to vote on the merger is necessary to constitute a quorum at the meeting. Each share of First Haralson common stock outstanding on the First Haralson Record Date entitles its holder to one vote on the merger and any other proposal that may properly come before the meeting.

To determine the presence of a quorum at the meeting, First Haralson will count as present at the meeting the shares of First Haralson common stock present in person but not voting and the shares of common stock for which First Haralson has received proxies but with respect to which the holders of such shares have abstained.

Approval of the merger requires the affirmative vote of at least a majority of the issued and outstanding shares of both the First Haralson Class A and Class B common stock, voting together as one class, as of the First Haralson Record Date for the special meeting. Although under First Haralson’s articles of incorporation the First Haralson Class B common stock is not entitled to voting rights, pursuant to Georgia law the holders of First Haralson Class B common stock will be entitled to vote on the merger. In the First Haralson shareholder vote, the First Haralson Class A common stock and the First Haralson Class B common stock will vote together as one class and approval of the merger does not require the separate class approval of the Class A common stock and the Class B common stock.

Solicitation and Revocation of Proxies

WGNB

If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•       attending the meeting and voting in person;

•       giving written notice to WGNB’s secretary prior to the date of the meeting revoking your proxy; or

•       submitting to WGNB’s secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the issuance of shares of WGNB common stock in connection with the merger. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. WGNB’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger.

If you hold shares of WGNB in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger, however, a broker nonvote will have no effect on the vote on the merger. For purposes of the vote on other matters properly brought at the special meeting, broker nonvotes will not be counted.

WGNB will bear the cost of soliciting proxies from its shareholders. WGNB will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of WGNB may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. WGNB will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

First Haralson

If you have delivered a proxy for the meeting, you may revoke it at any time before it is voted by:

•       attending the meeting and voting in person;

•       giving written notice to First Haralson’s secretary prior to the date of the meeting revoking your proxy; or

•       submitting to First Haralson’s secretary a signed proxy card dated later than your initial proxy.

The proxy holders will vote as directed on all proxy cards that are received at or prior to the meeting and that are not subsequently revoked. If you complete, date and sign your proxy card but do not provide instructions as to your vote, the proxy holders will vote your shares FOR approval of the merger. If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have discretionary authority to vote your shares on those matters. First Haralson’s board of directors is not aware of any matter to be presented at the meeting other than the proposal to approve the merger agreement.

If you hold shares of First Haralson in a broker’s name (sometimes called “street name” or “nominee name”), then you must provide voting instructions to the broker. If you do not provide instructions to the broker, the shares will not be voted on any matter on which the broker does not have discretionary authority to vote, which includes the vote on the merger. A vote that is not cast for this reason is called a “broker nonvote.” Broker nonvotes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting. For purposes of the vote on the merger, however, a broker nonvote is the same as a vote against the merger. For purposes of the vote on other matters properly brought at the special meeting, broker nonvotes will not be counted.

First Haralson will bear the cost of soliciting proxies from its shareholders. First Haralson will solicit shareholder votes by mail, and perhaps by telephone or other means of telecommunication. Directors, officers and employees of First Haralson may also solicit shareholder votes in person. If these individuals solicit your vote in person, they will receive no additional compensation for doing so. First Haralson will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to those beneficial owners.

You should not send any stock certificates with your proxy card. If the merger is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.

Rights of Dissenting Shareholders

First Haralson’s shareholders have dissenters’ rights with respect to the merger under Georgia law. Shareholders who wish to assert their dissenters’ rights and comply with the procedural requirements of Article 13 of the Georgia Business Corporation Code (“GBCC”) will be entitled to receive payment of the fair value of their shares in cash in accordance with the GBCC. For more information regarding the exercise of these rights, see “Dissenters’ Rights.”

Recommendation of the Board of Directors

WGNB

WGNB’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of WGNB and its shareholders and recommends that you vote “FOR” approval of the issuance of shares of WGNB common stock in connection with the merger of First Haralson and WGNB.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, WGNB’s board of directors, among other things, consulted with its legal advisor, Troutman Sanders LLP, regarding the legal terms of the merger agreement, and with Sandler O’Neill, its financial advisor, which rendered a fairness opinion to the board. For a discussion of the factors considered by the board of directors in reaching its conclusion, see “Background of and Reasons for the Merger — Background of the Merger” and “— Reasons for the Merger.”

First Haralson

First Haralson’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, believes that the merger is in the best interests of First Haralson and its shareholders and recommends that you vote “FOR” approval of the merger.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, First Haralson’s board of directors, among other things, consulted with its legal advisor, Powell Goldstein LLP, regarding the legal terms of the merger agreement, and with Sheshunoff, its financial advisor, which rendered a fairness opinion to the board. For a discussion of the factors considered by the board of directors in reaching its conclusion, see “Background of and Reasons for the Merger — Background of the Merger” and “— Reasons for the Merger.”

Shareholders should note that First Haralson’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of First Haralson. See “The Merger Agreement — Interest of Certain Persons in the Merger.”

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

In exercising their fiduciary responsibilities to shareholders, the management and board of directors of both First Haralson and WGNB regularly assess the local banking industry, including the regulatory and increasingly competitive environment for banking services. In each case, the respective board of directors has, over time, considered a number of strategic alternatives to enhance shareholder value, to provide liquidity for its shareholders, and to diversify its business exposure from its current market concentration. Particularly, informal conversations had taken place for a number of years between the management teams of First Haralson and WGNB regarding a potential combination of the two companies.

In the fall of 2006, H.B. Lipham, President and Chief Executive Officer of WGNB, approached Mary Covington, President of First Haralson, and Randall Eaves, Secretary and Treasurer of First Haralson, to begin discussions concerning a combination of First Haralson and WGNB. As the discussions continued, the management teams of the two companies developed a plan for the management of the combined company, and, given this plan and the competitive market for banking services in the West Georgia market, the potential merger was very attractive to both companies.

Based on these conversations, management of First Haralson contacted First Haralson’s counsel to discuss the potential merger. Counsel recommended that First Haralson engage an experienced investment banking firm to represent it in the merger negotiations. In October 2006, First Haralson interviewed three investment banking firms, and, as a result of these interviews, it engaged Sheshunoff in November 2006 to represent it in the merger negotiations. Sheshunoff gathered information regarding the business operations of First Haralson and WGNB and the market for WGNB common stock.

The WGNB acquisition committee formally met on October 24, 2006, November 13, 2006 and January 9, 2007 to discuss the potential merger. After the meeting on November 13, the committee engaged Sandler O’Neill to represent it in the merger negotiations with First Haralson

In the following weeks, Sheshunoff and Sandler O’Neill each obtained reports regarding First Haralson and WGNB including company history, markets, management, past and current financial performance, projected financial performance, business plan, asset quality, and branch locations. First Haralson also engaged a consultant to conduct a review of West Georgia’s loan portfolio in December 2006.

Messrs. Lipham, Haack and Eaves and Ms. Covington had multiple meetings throughout December and early January to discuss the structure of and integration issues associated with a potential transaction. Following due diligence reviews by both First Haralson and WGNB, the management teams of both companies discussed the final terms of WGNB’s offer such as the combination of cash and stock as compensation, the size of the special dividend and the total valuation of the two companies. Management of First Haralson reviewed the terms of the offer with Sheshunoff and, thereafter, negotiated the Agreement and Plan of Reorganization with WGNB.

On January 22, 2007, the board of directors of First Haralson met to evaluate and discuss the proposed Agreement and Plan of Reorganization between First Haralson and WGNB. Sheshunoff furnished to the board of directors its written opinion that, as of the date of its opinion and based upon and subject to the considerations described in its opinion and other matters that Sheshunoff considered relevant, the proposed merger consideration was fair, from a financial point of view, to holders of First Haralson common stock. Powell Goldstein LLP, legal counsel to First Haralson, discussed with the board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the legal terms of the proposed merger and the related agreements.

On January 22, 2007, the board of directors of WGNB met to evaluate and discuss the proposed Agreement and Plan of Reorganization between First Haralson and WGNB. Sandler O’Neill furnished to the board of directors its opinion that, as of the date of its opinion and based upon and subject to the considerations described in its opinion and other matters that Sandler O’Neill considered relevant, the proposed merger consideration was fair, from a financial point of view, to holders of WGNB common stock. Troutman Sanders LLP, legal counsel to WGNB discussed with the board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the legal terms of the proposed merger and the related agreements.

On January 22, 2007, following review and discussion among the members, the boards of directors of both First Haralson and WGNB unanimously voted to approve the Agreement and Plan of Reorganization. First Haralson and WGNB finalized, executed, and delivered the definitive agreements for the transaction on that date. Prior to the open of the market on January 23, 2007, the parties issued a press release announcing the execution of the merger agreement.

The board of directors of First Haralson believes the merger is in the best interests of its shareholders because the merger will permit them to exchange their ownership in First Haralson for cash or an equity interest in WGNB, or a combination of both, and WGNB has greater financial resources and a larger shareholder base than First Haralson. The board of directors of both First Haralson and WGNB also believes that the terms of the merger, including the basis of exchange of WGNB common stock for First Haralson common stock, which was determined through arms-length negotiations between WGNB and First Haralson, are fair and equitable and take into account the relative earning power of WGNB and First Haralson, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the shares of the respective companies, and other pertinent factors.

The board of directors of both First Haralson and WGNB believes that in the current regulatory and competitive environment, larger organizations with greater economies of scale, including the ability to spread largely fixed costs over a larger revenue base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than smaller organizations. Management of First Haralson and WGNB believe that there is a future for community banks in the banking industry, and those community banks that achieve a critical size will better be able to maintain above-average economic performance.

Reasons for the Merger

General

The financial and other terms of the merger agreement resulted from arm’s-length negotiations between WGNB’s and First Haralson’s representatives. WGNB’s and First Haralson’s boards of directors also considered many factors in determining the consideration First Haralson’s shareholders would receive in the merger. Those factors included:

•	the comparative financial condition, results of operations, current business and future prospects of WGNB and First Haralson; and

•	the market price and liquidity of WGNB common stock and First Haralson common stock.

The following discussion of the information and factors considered by the WGNB board of directors and the First Haralson board of directors is not intended to be exhaustive but includes all of the material factors the respective boards considered. In reaching their determinations to approve and recommend the merger, neither the WGNB board of directors nor the First Haralson board of directors assigned any relative or specific weights to the following factors, and individual directors may have given different weights to different factors.

WGNB

In deciding to pursue an acquisition of First Haralson, WGNB’s management and board of directors noted, among other things, the following:

•
the information presented by First Haralson’s management concerning First Haralson’s business, operations, earnings, asset quality and financial condition, including the composition of its earning assets portfolio;

•	the ability of First Haralson to contribute to WGNB’s earnings after the merger;

•	the financial terms of the merger, including the relationship of the consideration value to the book value, tangible book value, earnings per share and core deposits of First Haralson;

•	the compatibility of First Haralson’s management team, strategic objectives and geographic footprint with those of WGNB;

•	the special dividend to be paid by First Haralson to its shareholders in connection with the merger;

•
the opinion of Sandler O’Neill, WGNB’s independent financial advisor, that the consideration to be paid by WGNB in the merger, as of the date of the merger agreement, is fair from a financial point of view of WGNB; and

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

WGNB’s board of directors recommends that WGNB’s shareholders vote FOR the proposal to approve the issuance of shares of WGNB common stock in connection with the merger of First Haralson and WGNB.

First Haralson

In deciding to be acquired, First Haralson’s management and board of directors noted, among other things, the following:

•	the value of the consideration to be received by First Haralson’s shareholders relative to the book value and earnings per share of First Haralson common stock;

•	information concerning WGNB’s financial condition, results of operations and business prospects;

•
the fact that the merger will enable First Haralson’s shareholders to exchange their relatively illiquid shares of First Haralson common stock for WGNB shares that are more widely held and actively traded and cash consideration, and that the acquisition of WGNB common stock will generally be tax-free to First Haralson’s shareholders (except to the extent of any cash received);

•	the opinion of Sheshunoff, First Haralson’s financial advisor, that the consideration to be received by First Haralson’s shareholders in the merger is fair from a financial point of view;

•	the historical dividends paid by WGNB;

•	the alternatives to the merger, including remaining an independent institution in the competitive and regulatory environment for financial institutions generally; and

•	the business prospects of the combined organization going forward.

First Haralson’s board of directors recommends that First Haralson’s shareholders vote FOR the proposal to approve the merger.

Opinion of Sandler O’Neill

By letter dated November 15, 2006, WGNB retained Sandler O’Neill to act as its exclusive financial advisor in connection with a possible business combination with First Haralson. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as exclusive financial advisor to WGNB in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of a definitive merger agreement on January 22, 2007. At the January 22, 2007 meeting at which WGNB’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the merger consideration was fair to WGNB from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this joint proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges WGNB’s shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the WGNB board and is directed only to the fairness of the merger consideration to WGNB from a financial point of view. It does not address the underlying business decision of WGNB to engage in the merger or any other aspect of the merger and is not a recommendation to any WGNB shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its January 22, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of WGNB that Sandler O’Neill deemed relevant;

(3)	certain audited financial statements and other historical financial information of First Haralson and First National that Sandler O’Neill deemed relevant;

(4)	internal financial projections for WGNB for the years ending December 31, 2007 through December 31, 2010, as provided by and discussed with senior management of WGNB;

(5)	estimated financial projections for First Haralson for the years ending December 31, 2007 through December 31, 2010 as provided by and discussed with senior management of WGNB;

(6)
the pro forma financial impact of the merger on WGNB, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of WGNB;

(7)
the publicly reported historical price and trading activity for WGNB’s common stock, including a comparison of certain financial and stock market information for WGNB and similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	the financial terms of certain recent business combinations in the commercial banking and thrift industries, to the extent publicly available;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of WGNB the business, financial condition, results of operations and prospects for both WGNB and First Haralson.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to them from public sources, that was provided to Sandler O’Neill by WGNB and First Haralson or their respective representatives or that was otherwise reviewed by Sandler O’Neill and have assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O’Neill further relied on the assurances of the management of WGNB and First Haralson that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of WGNB or First Haralson or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of WGNB or First Haralson nor has Sandler O’Neill reviewed any individual credit files relating to WGNB or First Haralson. Sandler O’Neill assumed, with WGNB’s consent, that the respective allowances for loan losses for both WGNB and First Haralson were adequate to cover such losses.

The financial projections and estimates used and relied upon by Sandler O’Neill in its analyses for WGNB and First Haralson were provided by the senior management of WGNB who confirmed to Sandler O’Neill that that those projections and estimates reflected the best currently available estimates and judgments of the future financial performances of WGNB and First Haralson. All projections of transaction costs, purchase accounting adjustments and expected cost savings related to the merger were determined by and reviewed with the senior management of WGNB and such management confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments. Sandler O’Neill assumed that the financial performances reflected in the financial projections and estimates used by us in our analyses would be achieved. Sandler O’Neill expressed no opinion as to such projections and estimates or the assumptions on which they were based. Sandler O’Neill also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of WGNB or First Haralson since the date of the most recent financial statements made available to them and that WGNB and First Haralson will remain as going concerns for all periods relevant to the analyses.

With respect to the merger agreement, Sandler O’Neill assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement are not waived and that the merger will be a tax-free reorganization for federal income tax purposes. Finally, with WGNB’s consent, Sandler O’Neill relied upon the advice received from WGNB’s legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the agreement.

Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date of its opinion could materially affect this opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to what the value of WGNB’s common stock will be when issued to First Haralson’s shareholders pursuant to the Agreement or the prices at which the common stock of WGNB may trade at any time.

In rendering its January 22, 2007 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to WGNB or First Haralson and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of WGNB and First Haralson and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of WGNB, First Haralson and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for the purposes of rendering its opinion and provided such analyses to the WGNB board at the board’s January 22, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of WGNB’s common stock or the prices at which WGNB’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by WGNB’s board in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of WGNB’s board or management with respect to the fairness of the merger.

At the January 22, 2007 meeting of WGNB’s board of directors, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill or the presentation made by Sandler O’Neill to WGNB’s board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support their respective opinions; rather Sandler O’Neill made its determination as to the fairness of the per share consideration on the basis of their experience and professional judgment after considering the results of all their analyses taken as a whole. Accordingly, Sandler O’Neill believes that the analysis and the summary of the analysis must be considered as a whole and that selecting portions of the analysis and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based on cash consideration of $11.6 million and the fixed exchange ratio of 8.017 shares of WGNB common stock for each share of First Haralson, Sandler O’Neill calculated a transaction value of $225.23 per share, or an aggregate transaction value of $45.8 million based on WGNB’s closing stock price as of January 19, 2007 of $28.00 per share. The aggregate transaction value was based upon 203,341 common shares outstanding for First Haralson as provided to Sandler O’Neill. Based upon financial information for First Haralson as or for the twelve month period ended December 31, 2006, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios
Transaction price/last twelve months’ earnings per share	19.2	x
Transaction price/adjusted book value (1)	248.1%
Transaction price/adjusted tangible book value (1)	248.1%
Core deposit premium (1) (2)	19.7%

(1)	First Haralson’s December 31, 2006 shareholders’ equity adjusted for the special dividend of $7.25 million payable prior to closing.

(2)	Core deposits exclude time deposits with account balances greater than $100,000.

Comparable Company Analysis. Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for WGNB and First Haralson.

Sandler O’Neill compared selected financial information for First Haralson to a peer group of selected Southeast financial institutions (the “First Haralson Southeast Peer Group”). The First Haralson Southeast Peer Group consisted of the following publicly traded commercial banks headquartered in Alabama, Arkansas, Georgia, Mississippi, North Carolina, South Carolina or Tennessee with total assets between $100 million and $500 million, last twelve months’ return on average assets greater than 1.00% and tangible equity / tangible assets greater than 10.00%:

Carolina National Corporation	Habersham Bancorp
Carolina Trust Bank	Southcoast Financial Corporation
Cornerstone Bancorp	Southeastern Banking Corporation
First Coweta Bank	Southwest Georgia Financial Corporation
First South Bancorp, Inc.	Surrey Bancorp
FirstBank Financial Services, Inc.

The analysis compared financial information for First Haralson and the high, low, mean and median publicly available financial and market trading data for the First Haralson Southeast Peer Group. The table below sets forth the data for First Haralson as of and for the twelve months ended December 31, 2006 and the median data for the First Haralson Southeast Peer Group as of and for the twelve months ended September 30, 2006, with pricing data as of January 19, 2007.

Comparable Group Analysis

	First Haralson	First Haralson Southeast Peer Group Median
Total assets (in millions)	$215.4	$260.2
Tangible equity / tangible assets	11.94%	12.63%
Return on average assets	1.16%	1.14%
Return on average equity	10.10%	10.15%
Price / tangible book value	NA	168.45%
Price / last twelve months’ earnings per share	NA	17.8x
Price / 52-week high	NA	92.92%
Market capitalization (in millions)	NA	$46.4

Sandler O’Neill also used publicly available information to compare selected financial information for WGNB and two peer groups of financial institutions selected by Sandler O’Neill.

The Georgia Peer Group consisted of the following publicly traded commercial banks headquartered in Georgia with total assets between $500 million and $2.5 billion:

Ameris Bancorp	Integrity Bancshares, Inc.
Appalachian Bancshares, Inc.	Omni Financial Services, Inc. (1)
Atlantic Southern Financial Group, Inc.	PAB Bankshares, Inc.
Colony Bankcorp, Inc.	Savannah Bancorp, Inc.
Crescent Banking Company	Security Bank Corporation
Fidelity Southern Corporation	Southeastern Bank Financial Corporation
GB&T Bancshares, Inc.

(1)	Omni’s financial data has been adjusted to include the proceeds of its $36.3 million IPO and to exclude its $3.7 million tax credit, recorded on January 1, 2006.

The WGNB Southeast Peer Group consisted of the following publicly traded commercial banks headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina or Tennessee with total assets between $400 million and $1.5 billion and last twelve months’ return on average assets greater than 1.25%:

Altrust Financial Services, Inc.	First South Bancorp, Inc.
Bank of Granite Corporation	First State Financial Corporation
Beach Community Bancshares, Inc.	Florida Community Banks, Inc.
Beach First National Bancshares, Inc.	Four Oaks Fincorp, Inc.
CCF Holding Company	PAB Bankshares, Inc.
Citizens Holding Company	Savannah Bancorp, Inc.
Community Bank of South Florida, Inc.	United Security Bancshares

The analysis compared publicly available financial and market trading information for WGNB and the high, low, mean and median data for the Georgia and WGNB Southeast Peer Groups. The table below sets forth the data for WGNB as of and for the twelve months ended December 31, 2006 and the median data for the Georgia and WGNB Southeast Peer Groups as of and for the twelve months ended September 30, 2006, with pricing data as of January 19, 2007.

Comparable Group Analysis

	WGNB	WGNB Georgia Peer Group Median	WGNB Southeast Peer Group Median

Total assets (in millions)	$575.3	$1,019.8	$600.1
Tangible equity / tangible assets	9.12%	7.61%	8.23%
Return on average assets	1.51%	1.14%	1.40%
Return on average equity	16.54%	14.10%	16.37%
Price / tangible book value	273.24%	221.79%	225.49%
Price / last twelve months’ earnings per share	17.28x	16.43x	16.03x
Price / est. 2007 earnings per share	NA	14.27x	14.21x
Price / 52-week high	91.17%	90.23%	93.09%
Market capitalization (in millions)	$143.5	$170.9	$130.0

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of WGNB’s common stock for the one-year period ended January 19, 2007 and the three-year period ended January 19, 2007. Sandler O’Neill also reviewed the relationship between the movements in the price of WGNB’s common stock and the movements in the prices of the NASDAQ Bank Index, the Standard & Poor’s 500 Index and the indexed performance of the WGNB Southeast Peer Group. The composition of the respective WGNB Southeast Peer Group is discussed under the “Comparable Group Analysis” section above.

During the one-year period ended January 19, 2007, WGNB’s common stock underperformed the WGNB Southeast Peer Group and outperformed the other indices to which it was compared.

WGNB’s One-Year Stock Performance

	Beginning Index Value January 19, 2006	Ending Index Value January 19, 2007

WGNB	100.00%	113.84%
NASDAQ Bank Index	100.00	106.77
S&P 500 Index	100.00	111.32
WGNB Southeast Peer Group (1)	100.00	123.12

(1)	Refers to the WGNB Southeast Peer Group outlined in the “Comparable Group Analysis” section above.

During the three-year period ended January 19, 2007, WGNB’s common stock underperformed the WGNB Southeast Peer Group and outperformed the other indices to which it was compared.

WGNB’s Three-Year Stock Performance

	Beginning Index Value January 16, 2004	Ending Index Value January 19, 2007

WGNB	100.00%	147.99%
NASDAQ Bank Index	100.00	114.25
S&P 500 Index	100.00	125.50
WGNB Southeast Peer Group (1)	100.00	157.71

(1)	Refers to the WGNB Southeast Peer Group outlined in the “Comparable Group Analysis” section above.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 15 merger transactions announced from January 1, 2005 through January 19, 2007 involving Georgia commercial banks as the selling institution with announced transaction values between $15.0 and $100.0 million. Sandler O’Neill also reviewed 28 merger transactions announced from January 1, 2006 through January 19, 2007 involving Southeast commercial banks as the selling institution with announced transaction values between $15.0 and $100.0 million. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ earnings per share, transaction price to stated book value, transaction price to stated tangible book value, and the core deposit premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of the aforementioned groups of comparable transactions.

Comparable Transaction Multiples

	WGNB / First Haralson	Median Georgia Group Multiple	Median Southeast Group Multiple

Transaction price/last twelve months’ earnings per share	19.2x	22.5x	24.6x
Transaction price/adjusted book value (1)	248.1%	260.2%	248.5%
Transaction price/adjusted tangible book value (1)	248.1%	264.8%	254.5%
Core deposit premium (1)(2)	19.7%	23.6%	24.5%

(1)	First Haralson’s December 31, 2006 shareholders’ equity adjusted for the special dividend of $7.25 million payable prior to closing.

(2)	Core deposits exclude time deposits with account balances greater than $100,000. As of December 31, 2006, First Haralson reported $38.4 million in non-core deposits.

Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share through December 31, 2010 of First Haralson common stock under various circumstances. Sandler O’Neill assumed (i) First Haralson performed in accordance with the financial projections for 2007 through 2010 provided by the senior management of WGNB, (ii) paid annual dividends of 25% of net income, (iii) paid a special dividend of $7.25 million prior to the closing of the merger, and (iv) continued to dividend excess capital on an annual basis. First Haralson’s stand alone net income projections were adjusted for the effects of the special dividend and the annual dividends of excess capital. To approximate the terminal value of First Haralson’s common stock at December 31, 2010, Sandler O’Neill applied price to last twelve months’ earnings multiples of 13.0x to 23.0x. The dividend streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, chosen to reflect different assumptions regarding required rates of return of holders of First Haralson common stock. In addition, the terminal value of First Haralson’s common stock at December 31, 2010 was calculated using the same range of price to last twelve months’ earnings multiples (13.0x - 23.0x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.1% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for First Haralson’s common stock of $151.34 to $276.30 when applying the price/earnings multiples to the matched budget, and $135.36 to $301.16 when applying the price/earnings multiples to the -25% / +25% budget range. For purposes of rendering its opinion at the January 22, 2007 board meeting, Sandler O’Neill calculated a transaction value of $225.23 per share.

Earnings Per Share Multiples

Discount Rate	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
10.00%	$178.77	$198.27	$217.78	$237.29	$256.79	$276.30
11.00%	173.69	192.51	211.32	230.13	248.94	267.76
12.00%	168.83	186.98	205.13	223.28	241.43	259.58
13.00%	164.18	181.69	199.21	216.73	234.24	251.76
14.00%	159.72	176.63	193.54	210.45	227.35	244.26
15.00%	155.44	171.77	188.10	204.43	220.76	237.08
16.00%	151.34	167.11	182.88	198.66	214.43	230.20

Earnings Per Share Multiples

Budget Variance	13.0x	15.0x	17.0x	19.0x	21.0x	23.0x
-25.0%	$135.36	$148.45	$161.54	$174.63	$187.72	$200.81
-20.0%	141.03	154.99	168.96	182.92	196.88	210.84
-15.0%	146.70	161.54	176.37	191.21	206.04	220.88
-10.0%	152.37	168.08	183.79	199.50	215.21	230.91
-5.0%	158.05	174.63	191.21	207.79	224.37	240.95
0.0%	163.72	181.17	198.63	216.08	233.53	250.99
5.0%	169.39	187.72	206.04	224.37	242.70	261.02
10.0%	175.06	194.26	213.46	232.66	251.86	271.06
15.0%	180.74	200.81	220.88	240.95	261.02	281.09
20.0%	186.41	207.35	228.30	249.24	270.19	291.13
25.0%	192.08	213.90	235.71	257.53	279.35	301.16

Sandler O’Neill also performed an analysis that estimated the net present value per share through December 31, 2010 of WGNB common stock under various circumstances, assuming (i) WGNB performed in accordance with the financial projections for 2007 through 2010 provided by the senior management of WGNB and (ii) WGNB’s projected dividend stream. To approximate the terminal value of WGNB’s common stock at December 31, 2010, Sandler O’Neill applied price to last twelve months’ earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 175% to 325%. The dividend streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of WGNB common stock. In addition, the terminal value of WGNB’s common stock at December 31, 2010 was calculated using the same range of price to last twelve months’ earnings multiples (12.0x - 22.0x) applied to a range of discounts and premiums to management’s budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 13.1% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for WGNB’s common stock of $18.23 to $38.07 when applying the price/earnings multiples to the matched budget, $17.51 to $36.04 when applying multiples of tangible book value to the matched budget, and $15.81 to $41.96 when applying the price/earnings multiples to the -25% / +25% budget range. As of January 19, 2007, WGNB’s stock price was $28.65.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
10.00%	$22.28	$25.44	$28.59	$31.75	$34.91	$38.07
11.00%	21.53	24.57	27.62	30.67	33.71	36.76
12.00%	20.81	23.75	26.69	29.63	32.57	35.50
13.00%	20.12	22.96	25.79	28.63	31.47	34.30
14.00%	19.46	22.20	24.94	27.68	30.42	33.16
15.00%	18.83	21.48	24.12	26.77	29.41	32.05
16.00%	18.23	20.78	23.34	25.89	28.45	31.00

Earnings Per Share Multiples

Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
-25.0%	$15.81	$17.93	$20.05	$22.17	$24.29	$26.41
-20.0%	16.66	18.92	21.18	23.44	25.71	27.97
-15.0%	17.51	19.91	22.31	24.72	27.12	29.52
-10.0%	18.36	20.90	23.44	25.99	28.53	31.08
-5.0%	19.21	21.89	24.58	27.26	29.95	32.63
0.0%	20.05	22.88	25.71	28.53	31.36	34.19
5.0%	20.90	23.87	26.84	29.80	32.77	35.74
10.0%	21.75	24.86	27.97	31.08	34.19	37.30
15.0%	22.60	25.85	29.10	32.35	35.60	38.85
20.0%	23.44	26.84	30.23	33.62	37.01	40.40
25.0%	24.29	27.83	31.36	34.89	38.43	41.96

Tangible Book Value Per Share Multiples

Discount Rate	175%	205%	235%	265%	295%	325%
10.00%	$21.38	$24.32	$27.25	$30.18	$33.11	$36.04
11.00%	20.66	23.49	26.32	29.15	31.98	34.81
12.00%	19.98	22.71	25.43	28.16	30.89	33.62
13.00%	19.32	21.95	24.59	27.22	29.85	32.49
14.00%	18.69	21.23	23.77	26.32	28.86	31.40
15.00%	18.09	20.54	23.00	25.45	27.91	30.36
16.00%	17.51	19.88	22.25	24.62	26.99	29.36

In connection with its analyses, Sandler O’Neill considered and discussed with WGNB’s board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger closes on June 30, 2007; (ii) 100.0% of First Haralson’s shares are exchanged for a combination of $11.6 million in cash and 1,222,683 shares of WGNB common stock; (iii) a special dividend of $7.25 million is paid to First Haralson shareholders prior to closing; (iv) WGNB and First Haralson financial projections for 2007 through 2010 as provided by and reviewed with the senior management of WGNB; (v) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior management of WGNB.

For each of the years 2008 and 2009, Sandler O’Neill compared the diluted earnings per share of WGNB common stock to the diluted earnings per share, on a GAAP basis, of the combined company using the foregoing assumptions. The analyses indicated that the merger would be accretive to WGNB’s projected 2008 and 2009 earnings per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous. WGNB has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $250,000, of which $100,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. WGNB has also agreed to reimburse certain of Sandler O’Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to WGNB and First Haralson and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of WGNB or First Haralson or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Sheshunoff

First Haralson retained Sheshunoff to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to the First Haralson shareholders. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. First Haralson’s board of directors retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

On January 22, 2007, Sheshunoff rendered its fairness opinion to First Haralson’s board of directors that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of First Haralson. The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C to this joint proxy statement-prospectus. You are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to First Haralson’s board of directors and does not constitute a recommendation to any First Haralson shareholder as to how he or she should vote at the special meeting of First Haralson’s shareholders.

In connection with the fairness opinion, Sheshunoff:

•	Reviewed a draft of the merger agreement;

•
Evaluated First Haralson’s consolidated results based upon a review of its regulatory reports for the five-years ending December 31, 2001 through December 31, 2005 and for the nine months ending September 30, 2006;

•	Reviewed publicly available financial statements and other business and financial information regarding the WGNB;

•	Reviewed certain internal business and other operating data of the WGNB;

•	Conducted conversations regarding recent and projected financial performance of First Haralson and the WGNB with respective members of executive management;

•	Compared WGNB’s recent operating results and pricing multiples with those of certain other publicly traded banks in the United States that Sheshunoff deemed relevant;

•	Compared First Haralson’s recent operating results with those of certain other banks in Georgia and the United States that have recently been acquired;

•	Compared the pricing multiples for First Haralson in the merger to those of certain other banks in Georgia and the United States that have recently been acquired;

•	Analyzed the present value of the after-tax cash flows First Haralson could produce through the year 2011 based on projections provided by First Haralson’s management;

•	Reviewed the potential pro forma impact of the merger on the combined company’s results and certain financial performance measures of First Haralson and the WGNB;

•	Reviewed the historical stock price data and trading volume of the WGNB’s common stock; and

•	Performed such other analyses as Sheshunoff deemed appropriate.

In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by First Haralson were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of First Haralson, and did not independently verify the validity of such assumptions.

Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of First Haralson or WGNB nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of First Haralson or WGNB. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances were, in the aggregate, adequate to cover such losses.

The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of January 22, 2007.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of First Haralson, WGNB or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of First Haralson or WGNB. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of First Haralson with respect to the value of First Haralson or WGNB or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The discussion utilizes financial information concerning First Haralson as of November 30, 2006 and WGNB as of September 30, 2006 and for WGNB and certain publicly traded companies as of September 30, 2006.

Pursuant to the merger agreement, WGNB has agreed to exchange shares of WGNB common shares with a value of $34.7 million (equal to 1,222,682 shares under the Agreement stipulated average share price of $28.37), for all of the outstanding shares of First Haralson common stock, which constitutes the stock portion of the merger consideration. The shareholders will also receive cash in the amount of $11.6 million, which constitutes the cash portion of the merger consideration. In addition, First Haralson will pay a special dividend of $7.25 million to its shareholders. The total estimated merger consideration was $53.5 million or $263.21 per share of First Haralson common stock, assuming 203,257 shares of First Haralson common stock outstanding. The merger consideration may be higher or lower and the stock and cash portions of the merger consideration may be different as of the effective date of the merger based upon the terms of the merger agreement.

For the purposes of its analyses, Sheshunoff utilized the merger agreement price of $28.37 per share for WGNB’s common stock. Dividing this price into the stock portion of the merger consideration of $34.7 million yields 1,222,682 shares of WGNB stock to be issued in the merger. Dividing the 1,222,682 shares of WGNB common stock to be received by the number of outstanding shares of First Haralson common stock produces an exchange ratio of 6.01545 WGNB shares for each First Haralson share outstanding.

First Haralson Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that First Haralson could produce on a stand-alone basis through the year 2011 under various circumstances, assuming that it performed in accordance with the projections provided by First Haralson’s management.

Sheshunoff estimated the terminal value for First Haralson at the end of 2011 by capitalizing the final period projected earnings using a discount rate that is the quotient of (1) the assumed annual long-term growth rate of the earnings of First Haralson of 5.0% plus 1% and (2) the difference between a range of required rates of return and the assumed annual long-term growth rate of earnings in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0%) and the terminal values using discount rates ranging from 12.0% to 14.0%. The discount range was chosen to reflect different assumptions regarding the required rates of return of First Haralson and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $166.45 to $214.48 as shown in the table below compared to the estimated merger consideration of $263.21 per share.

	Discount Rate
	14.0%	13.0%	12.0%
Present value (in thousands)	$33,833	$38,098	$43,594
Present value (per share)	$166.45	$187.44	$214.48

Analysis of Selected Transactions: Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations with comparable characteristics to the merger. Two sets of transactions were selected to ensure a thorough analysis.

The first set of comparable transactions consisted of a group of selected transactions for banks in Georgia for which pricing data were available. These comparable transactions consisted of 12 mergers and acquisitions of banks with assets between $62 million and $224 million that were announced between January 19, 2005 and September 15, 2006. The analysis yielded multiples of the purchase prices in these transactions as shown below:

	Price/ Book (x)	Price/TG Book (x)	Price/LTM Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)
Maximum	3.50	3.50	41.88	33.7	38.1
Minimum	1.62	1.85	14.54	19.2	22.3
Median	2.57	2.69	26.27	23.7	28.7
WGNB Offer*	2.09	2.85	22.1**	24.9	30.8

*	Assumes merger consideration of $53.5 million or $263.21 per share.

**	Multiple calculated using First Haralson’s estimated 2006 Earnings.

The pricing multiples to assets and deposits in the merger were higher than the respective medians in the comparable transactions. The price to book multiple in the merger was lower than the median pricing multiple in the comparable transactions, while the price to tangible book ratio was higher than the comparison median. It should be noted that the equity to asset and tangible equity to asset ratios for First Haralson were much higher than those for the comparable transactions, thus impacting the pricing comparison. The price to last twelve-month earnings (LTM earnings) multiple in the merger was lower than for the comparable transactions.

The second set of comparable transactions consisted of a group of selected transactions for banks in United States for which pricing data were available. These comparable transactions consisted of 33 mergers and acquisitions of banks with assets between $150 million and $300 million that were announced between January 6, 2006 and January 10, 2007. The analysis yielded multiples of the purchase prices in these transactions as shown below:

	Price/ Book (x)	Price/TG Book (x)	Price/LTM Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)
Maximum	3.51	3.51	260.8	33.1	37.4
Minimum	0.65	0.65	7.1	5.6	6.6
Median	2.21	2.41	24.9	22.0	26.3
WGNB Offer*	2.09	2.85	22.1**	24.9	30.8

*	Assumes merger consideration of $53.5 million or $263.21 per share.

**	Multiple calculated using First Haralson’s estimated 2006 Earnings.

The pricing multiples to assets and deposits in the merger were higher than the median multiple in the comparable transactions. The price to book multiple in the merger was lower than the median price in the comparable transactions, while the price to tangible book ratio in the merger was higher. It should be noted that the equity to asset and tangible equity to asset ratios for First Haralson were much higher than those for the comparable transactions, impacting the pricing comparison. The price to last twelve-month earnings (LTM earnings) multiple in the merger was lower than the median multiple for the comparable transactions.

Contribution Analysis: Sheshunoff reviewed the relative contributions of First Haralson and WGNB to the combined company based on financial data as of November 30, 2006 for First Haralson and September 30, 2006 for WGNB. Sheshunoff compared the pro forma ownership interests of First Haralson and WGNB of 19.6% and 80.4%, respectively, to: (1) total assets of 27.7% and 72.3%, respectively; (2) total loans of 23.8% and 76.2%, respectively; (3) total deposits of 27.8% and 72.2%, respectively; (4) total equity of 33.4% and 66.6%, respectively; (5) total tangible equity of 33.4% and 66.6%, respectively; (6) non-interest income of 29.8% and 70.2%, respectively; (7) non-interest expense of 31.1% and 68.9%, respectively; and (8) estimated 2006 earnings of 23.6% and 76.4% respectively. The contribution analysis shows that the ownership of First Haralson shareholders in the combined company is less than the contribution of equity and tangible equity and many of the other items. Approximately 35% of the total consideration to be received by the First Haralson shareholders is in the form of cash and dividends that reduces the amount of stock the shareholders would have received if the total consideration had been all stock. The contributions are shown in the table following.

	Assets	%	Loans	%	Deposits	%
First Haralson Corporation	$214,817	27.7%	$140,127	23.8%	$173,784	27.8%
WGNB Corp.	$559,539	72.3%	$447,569	76.2%	$450,529	72.2%
Combined Company	$774,356	100.0%	$587,696	100.0%	$624,313	100.0%

	Equity	%	Tg. Equity	%	Earnings	%
First Haralson Corporation	$25,649	33.4%	$25,649	33.4%	$2,420	23.6%
WGNB Corp.	$51,086	66.6%	$51,086	66.6%	$7,847	76.4%
Combined Company	$76,735	100.0%	$76,735	100.0%	$10,267	100.0%

	Non-Interest Income	%	Non-Interest Expenses	%	Shares	%
First Haralson Corporation	$2,740	29.8%	$7,280	31.1%	1,222,682	19.6%
WGNB Corp.	$6,450	70.2%	$16,100	68.9%	5,000,613	80.4%
Combined Company	$9,190	100.0%	$23,380	100.0%	6,223,295	100.0%

Pro Forma Financial Impact: Sheshunoff analyzed the pro forma impact of the merger on estimated earnings per share for calendar years 2007, 2008 and 2009, based on the projections provided by First Haralson management for First Haralson and WGNB on a stand-alone basis assuming certain estimated cost savings to be realized from the merger. Such savings are estimated to increase year-over-year from 2007 through 2009. The analysis indicated accretion in consolidated earnings per share (on a cash basis) each year, increasing year-over-year, from 2007 through 2009 compared to estimated earnings per share for WGNB on a stand-alone basis. The analysis also indicated dilution in consolidated tangible book value in 2007 and accretion in consolidated tangible book value, increasing year-over-year, from 2008 through 2009 compared to WGNB tangible book value on a stand-alone basis.

Comparable Company Analysis: Sheshunoff compared the operating and market results of WGNB to the results of other publicly traded banking companies. The comparable publicly traded companies were selected primarily on the basis of two criteria: geographic location and total asset size. The geographic location of the companies was the Southeastern Region of the United States (defined by SNL Financial LC). WGNB was compared to banks with total assets between $300 million and $1 billion. The data for the following tables were based on information provided by SNL Financial and are as September 30, 2006. Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry determination.

	WGNB	Peer Group Median
Net interest margin	4.52%	4.13%
Efficiency ratio	55.04%	61.20%
Return on average assets	1.46%	1.07%
Return on average equity	16.02%	11.86%
Equity to asset ratio	9.13%	9.36%
Tangible equity to tangible asset ratio	9.13%	8.63%
Ratio of non-performing assets to total assets	0.45%	0.37%
Ratio of non-performing loans to total loans	0.54%	0.40%
Ratio of loan loss reserves to loans	1.21%	1.24%
Ratio of loan loss reserves to
non-performing assets	214%	232%

WGNB’s performance as measured by its return on average assets and its return on average equity was higher than that of its peers. WGNB’s asset quality, as measured by its ratio of non-performing assets to total assets and its ratio of non-performing loans to total loans, was slightly weaker than the peer group medians. Its ratios of loan loss reserves to loans and of loan loss reserves to non-performing assets were slightly lower to the peer group medians, indicating somewhat lower coverage of risk assets. WGNB’s capital level was generally similar to its peers with the equity to asset ratio being slightly lower than the peer group but the tangible equity to asset ratio being above that of its peers.

Sheshunoff compared WGNB’s trading results to its peers. The results are contained in the following table.

	WGNB		Peer Group Median
Market price as a multiple of stated book
value (times)	2.62	x	1.66	x
Market price as a multiple of stated tangible book
value (times)	2.62	x	1.75	x
Price as a multiple of LTM earnings (times)	16.6	x	16.4	x
Market price as a percent of assets	23.9%		16.0%
Dividend yield (%)	2.47%		1.44%
Dividend payout (%)	43.4%		20.8%

WGNB’s price-to-book multiples as measured by its market price as a multiple of stated book value and its market price to stated tangible book value were higher than the comparable peer group medians. WGNB’s market price to assets ratios was also higher than that for its peers. WGNB’s price-to-earnings multiple as shown in the price as a multiple of last 12 months earnings through September 30, 2006 was similar to its peers. WGNB’s dividend yield and dividend payout ratio were higher than its peers.

Sheshunoff compared selected stock market results of WGNB to the publicly available corresponding data of other composites that Sheshunoff deemed to be relevant, including (1) the SNL index for all publicly traded banks in the United States, and (2) the SNL index of banks with assets between $500 million and $1 billion in the United States. WGNB’s common stock price, for the most part, had similar performance as the selected indices for 2006. WGNB out performed both indices in the latter part of the year, from November to year-end. For the period from mid-March 2006 through mid-August, the performance of WGNB’s stock price and the SNL index of banks with assets between $500 million and $1 billion was below that of the SNL index for all publicly traded banks. Since the beginning of 2007, WGNB’s stock performance has been well above both indices.

No company or transaction used in the comparable company and comparable transaction analysis is identical to First Haralson, WGNB or WGNB as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of First Haralson and WGNB and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to its engagement letter with First Haralson, Sheshunoff will receive a fee of 0.35% of the total consideration estimated to be approximately $187,250 contingent upon the closing of the merger. In addition, First Haralson agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. First Haralson also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any First Haralson shareholder to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by First Haralson.

Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by WGNB pursuant to the merger is fair to First Haralson shareholders, from a financial point of view.

THE MERGER AGREEMENT

This section of the joint proxy statement-prospectus describes certain terms of the merger agreement. It is not intended to include every term of the merger, but rather addresses only the significant aspects of the merger. This discussion is qualified in its entirety by reference to the merger agreement and the fairness opinions of Sandler O’Neill and Sheshunoff which are attached as Appendices A, B and C to this joint proxy statement-prospectus and are incorporated herein by reference. We urge you to read these documents as well as the discussion in this document carefully.

General

If the shareholders of WGNB and First Haralson approve the merger and the other conditions required to consummate the merger are satisfied, First Haralson will merge with and into WGNB and First National will merge with and into West Georgia. WGNB will exchange cash and shares of WGNB common stock for each outstanding share of First Haralson common stock as to which dissenters’ rights have not been exercised and perfected (other than shares held by First Haralson, which will be cancelled in the merger). Each share of WGNB common stock and West Georgia common stock issued and outstanding immediately prior to the effective date of the merger will remain issued and outstanding and unchanged as a result of the merger.

What First Haralson’s Shareholders Will Receive in the Merger

Each share of First Haralson Class A and Class B common stock outstanding at the effective time of the merger will be exchanged in the merger, at the election of each First Haralson shareholder and subject to adjustment as described below, for cash, shares of WGNB common stock or a combination of both, representing its pro rata share of the merger consideration. Under the terms of the merger agreement, subject to First Haralson shareholder elections, the total cash consideration and total number of shares of WGNB common stock to be issued in the merger is fixed. However, the value of the stock component of the merger consideration will fluctuate with the market price of the WGNB common stock prior to the closing of the merger, even though the number of shares of common stock issued in the merger will remain fixed. Each outstanding share of First Haralson common stock would represent the right to receive the amount of cash and stock shown in the tables below, assuming, in the first table, that the First Haralson shareholders elect to receive the maximum amount of cash ($18,500,000) and minimum stock (978,145 shares of WGNB common stock) contemplated by the merger agreement, and in the second table, that the First Haralson shareholders elect to receive the minimum amount of cash ($11,562,500) and maximum stock (1222,683 shares of WGNB common stock) contemplated by the merger agreement. These values are based on the closing price of WGNB’s common stock on January 22, 2007 ($28.89) and April 10, 2007 ($29.20), the date of this joint proxy statement-prospectus. Because the exchange ratio is fixed, the “Total Merger Consideration Value” shown below will fluctuate depending on the current market price of WGNB’s common stock.

Merger Consideration of $18,500,000 Cash and 978,145 Shares of WGNB Common Stock

					Value of Shares
	Total Merger	Cash per	Shares of WGNB		of WGNB per
	Consideration	First Haralson	per First		First Haralson
Date	Value	Share	Haralson Share		Share
January 22, 2007	$230.05	$91.02	4.8124	[1]	$139.03
(date of the merger agreement)
April 10, 2007	$231.54	$91.02	4.8124	[1]	$140.52
(date of this proxy statement)

(1)	Based on the fixed exchange ratio of 8.017 multiplied by the overall stock election as a percentage of the total merger consideration elected.

Merger Consideration of $11,562,500 Cash and 1,222,683 Shares of WGNB Common Stock

					Value of Shares
	Total Merger	Cash per	Shares of WGNB		of WGNB per
	Consideration	First Haralson	per First		First Haralson
Date	Value	Share	Haralson Share		Share
January 22, 2007	$230.67	$56.89	6.0155	(1)	$173.78
(date of the merger agreement)
April 10, 2007	$232.54	$56.89	6.0155	(1)	$175.65
(date of this proxy statement)

(1)	Based on the fixed exchange ratio of 8.017 multiplied by the overall stock election as a percentage of the total merger consideration elected.

Because First Haralson shareholders may elect to exchange their shares for cash, WGNB common stock, or a combination of cash and stock, the value of the consideration you receive may vary from the amounts shown above. Additionally, you may not receive the type(s) of consideration that you elect because the type of consideration elected is subject to adjustment to the extent necessary to ensure that between $11,562,500 and $18,500,000 of cash and no more than 1,222,683 shares of WGNB common stock are issued in the merger.

Since First Haralson shareholders may elect to exchange their shares for cash, WGNB common stock, or a combination of cash and stock, the following tables are intended to illustrate how various election combinations by First Haralson shareholders may affect the total value of the consideration those shareholders receive as a result of changes in the market price of WGNB’s common stock. The tables assumes no dissenters’ rights are exercised and ignores cash issued in lieu of fractional shares. In addition, these tables below do not reflect the anticipated payment of a special cash dividend by First Haralson immediately prior to the merger. See “- Special Dividend.” The tables also assume that the shareholder elects, in the first instance, to receive 100% stock consideration (and that such election is not adjusted by the exchange agent), in the second and third instances, to receive approximately 40% cash consideration and 60% stock consideration or 25% cash consideration and 75% stock consideration, which combinations reflect the maximum ranges of the cash/stock elections that can be made by the First Haralson shareholders that would not be subject to adjustment by the exchange agent, and, finally, to receive 100% cash consideration (and that such election is not adjusted by the exchange agent).

Assuming 100% Stock Election:

	Merger Consideration Exchanged for One Share of First Haralson Common Stock
Assumed Average Market Price of WGNB Common Stock(1)	Number of Shares of WGNB Common Stock(2)	Value of Shares of WGNB Common Stock	Total Value of Consideration Received
$33.00	8.02	$264.66	$264.66
$32.00	8.02	$256.64	$256.64
$31.00	8.02	$248.62	$248.62
$30.00	8.02	$240.60	$240.60
$29.00	8.02	$232.58	$232.58
$28.00	8.02	$224.56	$224.56
$27.00	8.02	$216.54	$216.54

Assuming 40/60% Cash/Stock Election:

	Merger Consideration Exchanged for One Share of First Haralson Common Stock
Assumed Average Market Price of WGNB Common Stock(1)	Cash	Number of Shares of WGNB Common Stock(2)	Value of Shares of WGNB Common Stock	Total Value of Consideration Received
$33.00	$91.02	4.81	$158.80	$249.82
$32.00	$91.02	4.81	$153.99	$245.01
$31.00	$91.02	4.81	$149.18	$240.20
$30.00	$91.02	4.81	$144.36	$235.38
$29.00	$91.02	4.81	$139.55	$230.57
$28.00	$91.02	4.81	$134.74	$225.76
$27.00	$91.02	4.81	$129.93	$220.95

Assuming 25/75% Cash/Stock Election:

	Merger Consideration Exchanged for One Share of First Haralson Common Stock
Assumed Average Market Price of WGNB Common Stock(1)	Cash	Number of Shares of WGNB Common Stock(2)	Value of Shares of WGNB Common Stock	Total Value of Consideration Received
$33.00	$56.89	6.02	$198.51	$255.40
$32.00	$56.89	6.02	$192.49	$249.38
$31.00	$56.89	6.02	$186.48	$243.37
$30.00	$56.89	6.02	$180.46	$237.35
$29.00	$56.89	6.02	$174.45	$231.33
$28.00	$56.89	6.02	$168.43	$225.32
$27.00	$56.89	6.02	$162.42	$219.30

Assuming 100% Cash Election:

	Merger Consideration Exchanged for One Share of First Haralson Common Stock
Assumed Average Market Price of WGNB Common Stock(1)	Cash	Value of Shares of WGNB Common Stock	Total Value of Consideration Received
$33.00	$227.54	$0.00	$227.54
$32.00	$227.54	$0.00	$227.54
$31.00	$227.54	$0.00	$227.54
$30.00	$227.54	$0.00	$227.54
$29.00	$227.54	$0.00	$227.54
$28.00	$227.54	$0.00	$227.54
$27.00	$227.54	$0.00	$227.54

(1)	The closing price of WGNB common stock on April 10, 2007 was $29.20.

(2)	Based on the fixed exchange ratio of approximately 8.017 multiplied by the overall stock election as a percentage of the total merger consideration elected.

Given that the exchange ratio is fixed, subject to adjustments to accommodate cash and stock elections within the maximum and minimum parameters, First Haralson shareholders should review the most recent closing price of WGNB common stock prior to making the election in order to maximize the total value of the consideration to be received. Neither the First Haralson nor the WGNB board of directors makes any recommendation as to whether you should choose cash, WGNB common stock, or both for your shares of First Haralson common stock. You should consult your financial advisor prior to making your election.

Allocation and Proration Procedures

Each First Haralson shareholder may elect to receive his or her merger consideration in cash, shares of WGNB common stock, a combination of both, or indicate no preference as between cash or stock for each share of First Haralson common stock that he or she owns. To the extent that the total elections for cash would result in payments less than $11,562,500 or more than $18,500,000, or the total elections for shares of WGNB common stock would result in the issuance of a number of shares in excess of 1,222,683 shares, then the exchange agent will allocate between cash and WGNB common stock following the procedures described below. Any shareholder that does not submit an election as to the amount of cash and/or shares of WGNB common stock he, she or it would like to receive will be considered by the exchange agent to hold “Default Election Shares.” Prior to making any adjustments as described below, the exchange agent will first attempt to satisfy all elections made by First Haralson shareholders with any remaining cash or stock consideration then being distributed, on a pro rata basis, to the Default Election Shares. As a result, unless a First Haralson shareholder elects to receive between 25% and 40% of the merger consideration in cash per First Haralson share held in cash, his, her or its election will be subject to adjustment by the exchange agent.

Oversubscription for Cash Consideration. In the event that elections by First Haralson shareholders would result in more than $18,500,000 in cash, subject to adjustment to account for shares with respect to which dissenters’ rights have been exercised, being issued by WGNB in the merger, then the exchange agent will adjust the elections of First Haralson shareholders that elected to receive more than 40% of the merger consideration in cash per First Haralson share (the “Excess Cash Election Shares”). Such adjustments will be made by the exchange agent on a pro rata basis solely among the Excess Cash Election Shares. If there are Excess Cash Election Shares, all Default Election Shares will be exchanged for shares of WGNB common stock.

The maximum cash consideration to be issued by WGNB in the merger ($18,500,000) will be reduced by the percentage of outstanding shares of First Haralson Class A and Class B common stock that exercise dissenters’ rights. By way of example, if holders of First Haralson Class A and Class B common stock exercise dissenters’ rights with respect to 1% of the outstanding shares of First Haralson Class A and Class B common stock, the maximum cash consideration to be issued would be $18,315,000.

Oversubscription for Stock Consideration. In the event that elections by First Haralson shareholders would result in more than 1,222,683 shares of WGNB common stock being issued by WGNB in the merger, then the exchange agent will adjust the elections of First Haralson shareholders that elected to receive more than 75% of the merger consideration in shares of WGNB common stock per First Haralson share (the “Excess Stock Election Shares”). Such adjustments will be made by the exchange agent on a pro rata basis solely among the Excess Stock Election Shares. If there are Excess Stock Election Shares, all Default Election Shares will be exchanged for cash.

Special Dividend

In connection with the merger, First Haralson intends to pay a special dividend of $7.25 million in the aggregate, or approximately $35.67 per share of First Haralson common stock. In the event the merger agreement is terminated, First Haralson does not intend to pay the special dividend. As of the date hereof, no record date or dividend payment date has been declared by the First Haralson board of directors. In addition, consummation of the merger is not subject to First Haralson’s payment of the special dividend.

No Fractional Shares

No fractional shares of WGNB common stock will be issued in connection with the merger. Instead, WGNB will make a cash payment without interest to each shareholder of First Haralson who would otherwise receive a fractional share. The amount of such cash payment will be determined by multiplying the fraction of a share of WGNB common stock otherwise issuable to such shareholder by $28.37.

Dissenters’ Rights

Holders of shares of First Haralson common stock who properly elect to exercise the dissenters’ rights provided for in Article 13 of the GBCC will not have their shares converted into the right to receive merger consideration. If a holder’s dissenters’ rights are lost or withdrawn, such holder will receive his or her pro rata portion of the merger consideration. For more information, see “Dissenters’ Rights.”

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger is approved by both WGNB’s and First Haralson’s shareholders;

•	all required consents and approvals are obtained; and

•	all other conditions to the merger discussed in this joint proxy statement-prospectus and the merger agreement are either satisfied or waived.

If all of these conditions are met, the closing of the merger will occur as soon as practicable thereafter on a date mutually agreeable to WGNB and First Haralson.

Representations and Warranties in the Merger Agreement

WGNB and First Haralson have made representations and warranties to each other as part of the merger agreement. WGNB’s representations and warranties are contained in Article 6 of the merger agreement and relate to, among other things:

•	its organization and authority to enter into the merger agreement;

•	its capitalization, subsidiaries and financial statements;

•	pending and threatened litigation against WGNB;

•	the shares of WGNB common stock to be issued in the merger;

•	its public reports filed with the Securities and Exchange Commission (the “SEC”);

•	privacy of customer information and the status of technology systems; and

•	recommendation by the board of directors.

First Haralson’s representations and warranties are contained in Article 5 of the merger agreement and relate to, among other things:

•	its organization and authority to enter into the merger agreement;

•	its capitalization, subsidiaries, and financial statements;

•	pending and threatened litigation;

•	loans, investment portfolios, reserves and taxes;

•	its allowance for loan losses, assets and intellectual property;

•	employee benefits, labor matters and legal and environmental matters;

•	accounting, tax and regulatory matters;

•	privacy of customer information and the status of technology systems;

•	its contractual obligations and contingent liabilities; and

•	recommendation by the board of directors.

The representations and warranties of the parties will not survive the effective time of the merger.

Conditions to the Merger

The merger agreement contains a number of conditions that must be satisfied or waived (if they are waivable) to complete the merger. The conditions include, among other things:

•	approval of the merger agreement by WGNB’s and First Haralson’s shareholders;

•
approval of the merger by the Federal Reserve Board, the GDBF and the OCC without imposing conditions unacceptable to either WGNB or First Haralson (see “The Merger Agreement — Regulatory and Other Required Approvals”);

•	receipt of all consents and approvals of the merger to prevent any default by WGNB or First Haralson that is reasonably likely, individually or in the aggregate, to have a “material adverse effect”;

•
issuance of a tax opinion from Troutman Sanders LLP that the merger qualifies as a tax-free reorganization and that First Haralson’s shareholders will not recognize gain on the exchange of their shares (except to the extent of any cash received);

•
the issuance of an opinion from Sandler O’Neill that, as of the date of the merger agreement, the consideration to be paid to First Haralson’s shareholders is fair, from a financial point of view to WGNB, which opinion has been delivered to WGNB and is attached hereto as Appendix B;

•
the issuance of an opinion from Sheshunoff that the consideration to be paid by WGNB is fair to such shareholders from a financial standpoint, which opinion has been delivered to First Haralson and is attached hereto as Appendix C;

•
the absence of a stop order suspending the effectiveness of WGNB’s registration statement under the Securities Act with respect to the shares of WGNB common stock to be issued to the First Haralson shareholders;

•	the absence of an order, decree or injunction enjoining or prohibiting completion of the merger;

•
continued accuracy as of the closing date of the representations and warranties set forth in the merger agreement and fulfillment in all material respects of the parties’ covenants set forth in the merger agreement;

•	WGNB’s receipt of support agreements from First Haralson’s directors, which support agreements have been delivered;

•	First Haralson’s receipt of support agreements from WGNB’s directors, which support agreements have been delivered;

•
WGNB’s receipt from each of First Haralson’s and First National’s directors and executive officers of an executed noncompetition agreement (see “The Merger Agreement — Interests of Certain Persons in the Merger”);

•	WGNB’s entry into employment agreements with Mary M. Covington, Randall F. Eaves and Reland F. Norton, key management officers of First Haralson;

•	the approval of shares of WGNB common stock to be issued pursuant to the merger agreement for Nasdaq listing;

•	delivery of certain certificates by the officers of WGNB and First Haralson; and

•	issuance of certain legal opinions by counsel for each of First Haralson and WGNB.

The conditions to the merger are set forth in Article 9 of the merger agreement. The parties intend to complete the merger as soon as practicable after all conditions have been satisfied or waived; however, we cannot assure you that all conditions will be satisfied or waived.

Waiver and Amendment

Nearly all of the conditions to completing the merger may be waived at any time by the party for whose benefit they were created; however, the merger agreement provides that the parties may not waive any condition that would result in the violation of any law or regulation. Also, the parties may amend or supplement the merger agreement at any time by written agreement. The parties’ boards of directors must approve any material amendments. Any material change in the terms of the merger agreement after the meeting may require a re-solicitation of votes from WGNB’s and First Haralson’s shareholders with respect to the amended merger agreement.

Business of First Haralson Pending the Merger

The merger agreement requires First Haralson and First National to continue to operate their business as usual pending the merger. Among other things, they may not, without WGNB’s consent, take or agree to take any of the following actions:

•	amend their articles of incorporation or bylaws or other governing instruments;

•	incur any additional debt or other obligation outside the ordinary course of business in excess of $50,000 or allow any lien or encumbrance to be placed on any asset;

•
redeem, repurchase, or otherwise acquire any shares of their capital stock or any instruments convertible into capital stock or pay any distribution or dividend on its capital stock, except for the special one-time dividend payable to the First Haralson shareholders prior to closing of not more than $7,250,000 in the aggregate and the regularly scheduled quarterly dividends not to exceed $0.72 per share on January 31, 2007 and March 30, 2007 and not to exceed $0.73 per share on June 29, 2007;

•	issue, sell, pledge, encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of their common stock;

•
adjust, split, combine or reclassify any shares of their common stock or authorize the issuance of any other securities in substitution for their common stock or otherwise dispose of any asset having a book value in excess of $50,000;

•	enter into or modify any employment agreement, except such agreements that are terminable at will;

•	except in certain circumstances, make any material investments other than investments in obligations or securities of government entities;

•	adopt any new employee benefit plan or make any material change to existing plans, except as required by law or to maintain the tax status of the plan;

•	make any change to tax or accounting methods or internal accounting controls, except as required by law, regulation, or GAAP;

•	commence any litigation inconsistent with past practices or settle any claim for over $100,000 in money damages or any restrictions on their operations; or

•	enter into, modify, amend, or terminate any contract or waive, release, or assign any claim in any amount exceeding $50,000.

The restrictions on First Haralson’s and First National’s business activities are set forth in Section 7.2 of the merger agreement.

No Solicitation of Alternative Transactions

First Haralson was required to immediately cease any negotiations with any person regarding any acquisition transaction existing at the time the merger agreement was executed. In addition, First Haralson may not solicit, directly or indirectly, inquiries or proposals with respect to, or, except to the extent determined by First Haralson’s board of directors in good faith, after consultation with its financial advisors and legal counsel, to be required to discharge properly the directors’ fiduciary duties, furnish any information relating to, or participate in any negotiations or discussions concerning, any sale of all or substantially all of its assets, any purchase of a substantial equity interest in it or any merger or other combination with it. Subject to the same fiduciary duties, First Haralson’s board may not withdraw its recommendation to you of the merger or recommend to you any such other transaction.

First Haralson was also required to instruct its officers, directors, agents, and affiliates to refrain from taking action prohibited of First Haralson and is required to notify WGNB immediately if it receives any inquires from third parties. However, no director or officer of First Haralson is prohibited from taking any action that the board of directors of First Haralson determines in good faith, after consultation with counsel, is required by law or is required to discharge such director’s or officer’s fiduciary duties.

Termination of the Merger Agreement; Termination Fee

The merger agreement specifies the circumstances under which the parties may terminate the agreement and abandon the merger. Those circumstances are:

•	by mutual written consent of First Haralson’s board of directors and WGNB’s board of directors;

•
by either party if the other party materially breaches any representation, warranty or covenant, such breach cannot be, or is not, cured within 30 days after written notice and the existence of such breach would result in a “material adverse effect,” as defined in the merger agreement, on the breaching party;

•
by either party if, by September 30, 2007, the conditions to completing the merger have not been met or waived, cannot be met or if the merger has not been consummated, or if the conditions to such party’s obligation to close are not satisfied by such date so long as the failure to consummate the merger is not caused by the party electing to terminate;

•	by either party if WGNB’s or First Haralson’s shareholders do not approve the merger or if any required consent of any regulatory authority is denied and is not appealed;

•
by WGNB if First Haralson’s board of directors withdraws, modifies or changes its recommendation of the merger agreement, recommends a merger, sale of assets or other business combination or substantial investment by a third party (other than the WGNB merger), or announces any agreement to do any of those things;

•
by First Haralson if First Haralson receives a bona fide written offer for an acquisition transaction that the First Haralson board determines in good faith, after consultation with its financial advisors and counsel, to be more favorable than the WGNB merger; or

•	by WGNB if the holders of more than 10% of First Haralson common stock vote their shares against the merger and exercise dissenters’ rights.

If WGNB terminates the merger agreement because First Haralson’s board withdraws or changes its recommendation of the merger agreement or recommends an acquisition transaction other than the WGNB merger, or if First Haralson terminates the agreement because it has received an offer for such an acquisition transaction, then First Haralson (or its successor) must pay WGNB a termination fee of $2,000,000.

Provisions of the merger agreement regarding confidentiality, payment of the termination fee and indemnification of First Haralson and its controlling persons will survive any termination of the merger agreement.

Payment of Expenses Relating to the Merger

The parties will pay all of their own expenses related to negotiating and completing the merger.

Interests of Certain Persons in the Merger

Some of First Haralson’s directors and executive officers have interests in the transaction in addition to their interests generally as shareholders of First Haralson. These interests are described below. First Haralson’s board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.

Employment Agreements

It is a condition to the obligations of the parties under the merger agreement that WGNB will enter into new employment agreements with each of Mary M. Covington and Randall F. Eaves, and will amend the current employment agreement between First National and Reland F. Norton. A summary of the terms of these employment agreements is set forth below.

In addition, WGNB expects to pay approximately 440,952 in change of control payments pursuant to the employment agreements of two officers of First National that will not be employed by West Georgia following the merger.

Mary M. Covington. The employment agreement to be entered into between WGNB, West Georgia and Mary Covington will have a term commencing upon the consummation of the merger and ending on December 31, 2009, unless terminated earlier pursuant to the terms of the agreement. Under the agreement, Ms. Covington will be entitled to a base salary of $75,000, subject to annual review and increase by the board of directors of WGNB and West Georgia. In addition, Ms. Covington will receive a signing bonus of $183,000. Ms. Covington will be eligible to participate in the annual and long-term incentive programs of WGNB and West Georgia and she may participate in the retirement and insurance programs sponsored by West Georgia on the same terms and conditions as other similarly-situated officers of West Georgia. Ms. Covington will also be entitled to receive a monthly automobile allowance of $800.00 and West Georgia will pay her membership dues in various civic clubs and organizations.

Upon an early termination as a result of a change in control or a termination of the agreement by Ms. Covington for good reason, in additional to any earned but unpaid base salary, vacation, and bonus, subject to the execution of waiver of claims, Ms. Covington will be eligible for extended coverage under West Georgia’s group health plan until age 65. In the event of an early termination for any other reason, Ms. Covington will receive any earned but unpaid base salary and vacation pay and, in the event of a termination of the agreement because of her death or disability or a termination for cause, she will also receive any unpaid incentive bonus and/or profit sharing bonus for the immediately preceding year. Any amounts payable to Ms. Covington under the agreement that would constitute an “excess parachute payment” under Internal Revenue Code Section 280G will be reduced to the extent necessary to cause the total amount payable not to constitute a parachute payment.

Randall F. Eaves. The employment agreement to be entered into between WGNB, West Georgia and Randall Eaves provides for a three year term, unless terminated earlier pursuant to the terms of the agreement, provided, however, that the agreement will be automatically extended for additional 3-year terms unless written notice is given prior to 90 days before the end of the applicable term. Under the agreement, Mr. Eaves will receive a base salary of $180,000, subject to annual review and increase by the board of directors of WGNB and West Georgia. Mr. Eaves will be eligible to participate in any annual and long-term incentive programs of West Georgia and may participate in the retirement and insurance programs sponsored by West Georgia on the same terms and conditions as other similarly-situated officers of West Georgia. Mr. Eaves will also be entitled to receive a monthly automobile allowance of approximately $1,000 per month and West Georgia will pay his membership dues in various civic clubs and organizations.

If Mr. Eaves is terminated by WGNB or West Georgia without cause prior to the end of the term of the agreement, or if Mr. Eaves resigns for good reason, in additional to any earned but unpaid base salary, vacation, and bonus, subject to the execution of a waiver of claims, Mr. Eaves will be eligible to receive a severance payment in an amount equal to the greater of (A) his base salary, incentive bonus, and profit sharing bonus for the remainder of the term of the agreement; or (B) one and one-half times his then annual base salary, his incentive bonus, and his profit sharing bonus based on his base salary at the time of his termination. He will also be eligible to receive a lump sum payment equal to 18 months of COBRA coverage under West Georgia’s group health plan. If Mr. Eaves is employed at the time of a change in control or is terminated during the 12 months immediately preceding a change in control, he will be entitled to receive two times his annual base salary plus two times the amount of his annual incentive bonus and profit sharing bonus for the immediately preceding year. In the event of an early termination for any other reason, Mr. Eaves will be entitled to receive any earned but unpaid base salary and vacation pay and, in the event of a termination of the agreement because of his death or disability or for cause, any unpaid incentive bonus and profit sharing bonus for the immediately preceding year. Any amounts payable to Mr. Eaves under the agreement that would constitute an “excess parachute payment” under Internal Revenue Code Section 280G will be reduced to the extent necessary to cause the total amount payable not to constitute a parachute payment.

Reland F. Norton. West Georgia will amend the current employment agreement between Reland Norton and First National to make West Georgia a party to the agreement. As amended, the agreement will provide for a two year term with two-year renewals each day beyond the expiration of the initial period. Notwithstanding the foregoing, the agreement will terminate when Ms. Norton reaches age 62.

Ms. Norton will continue to receive a base salary under the terms of the amended agreement of $85,991, subject to annual review and increase. In the event she is terminated without cause or for good reason, Ms. Norton will be entitled to continue to receive her base salary for the greater of 18 months or through the remainder of the term of the agreement. In the event of a termination as a result of Ms. Norton’s disability, she will receive her base salary for three months or, if earlier, until she begins receiving payments under West Georgia’s long-term disability policy. In the event Ms. Norton’s employment is terminated as a result of a change in control, she will be entitled to receive an amount equal to two times her base salary plus the amount of the annual bonus most recently paid to her. Upon a termination for cause or without good reason, Ms. Norton will only receive any salary, incentive compensation, and vacation earned and not yet paid. Any amounts payable to Ms. Norton under agreement, as amended, that would constitute an “excess parachute payment” under Internal Revenue Code Section 280G will be reduced to the extent necessary to cause the total amount payable not to constitute a parachute payment.

Consulting Agreement

In connection with the merger, WGNB and West Georgia intend to enter into a consulting agreement with David H. Hovey, a current director of First Haralson. Under the terms of the consulting agreement, Mr. Hovey will provide strategic planning consulting services to WGNB and West Georgia for a period of 24 months. In return for these services, Mr. Hovey will be paid a consulting fee of $500 per month. Mr. Hovey will not serve as a director of either WGNB or West Georgia after the merger.

Director Noncompetition Agreements

It is a condition to the obligations of WGNB under the merger agreement that each director and executive officer of First Haralson and First National shall enter into a noncompetition agreement not to compete with WGNB. The agreements will provide that, generally, with certain limited exceptions, each director of First Haralson shall not serve on the board of any financial institution or any financial institution holding company located within the boundaries of Haralson, Carroll and Douglas counties in Georgia, for a period of two years following the date of the consummation of the merger. The First Haralson directors will not receive additional consideration for the noncompetition agreements.

Director Payments

Three directors of First Haralson, Mary M. Covington, Randall F. Eaves and Don C. Rhodes, will continue to serve as directors of WGNB at the same level of compensation received by WGNB’s directors generally under WGNB’s director compensation policy. As a result of WGNB’s staggered board of directors, each of these individuals will be appointed to different classes on the WGNB board, resulting in Mr. Rhodes serving until the 2007 WGNB annual meeting of shareholders, Mr. Eaves serving until the 2008 WGNB annual meeting of shareholders and Ms. Covington serving until the 2009 WGNB annual meeting of shareholders.

The directors of First National will continue to serve as directors of West Georgia at the same level of compensation received by WGNB’s bank directors generally under West Georgia’s director compensation policy.

Employee Benefits

WGNB will also give First Haralson’s employees full vesting and eligibility credit for their years of service with First Haralson, for purposes of benefit accrual under WGNB’s payroll practices and fringe benefit programs. WGNB will honor First Haralson compensatory agreements in accordance with their terms and will provide continuation coverage to First Haralson employees under First Haralson’s group health plan or any successor WGNB plan.

Indemnification and Insurance

WGNB has agreed that all rights to indemnification and all limitations of liability existing in favor of indemnified parties under First Haralson’s articles of incorporation and bylaws as in effect immediately prior to the merger with respect to matters occurring prior to or at the effective time of the merger will survive for a period concurrent with the applicable statute of limitations. In addition, WGNB has agreed to indemnify, under certain conditions, First Haralson’s directors, officers and controlling persons against certain expenses and liabilities, including certain liabilities arising under federal securities laws. First Haralson must cause the officers and directors of First Haralson to be covered by First Haralson’s directors and officers liability insurance policy (or a substitute policy) for three years following the effective time of the merger, subject to certain conditions.

No director or executive officer of First Haralson, except for Randall F. Eaves, owns any shares of WGNB common stock. As of the First Haralson Record Date, Mr. Eaves owned 300 shares of WGNB common stock, which represents less than 1% of WGNB’s outstanding common stock. No WGNB director or executive officer owns any shares of First Haralson Class A or Class B common stock and WGNB does not own any shares of First Haralson Class A or Class B common stock.

Public Trading Market

WGNB common stock is traded on The Nasdaq Capital Market under the trading symbol “WGNB.” The shares of WGNB common stock issuable pursuant to the merger will be traded on the same market under the same symbol. The shares of WGNB common stock to be issued in the merger will be freely transferable under applicable securities laws, except to the extent of any limitations or restrictions applicable to any shares received by any shareholder who may be deemed an affiliate of First Haralson on the date of the special meeting of First Haralson’s shareholders or an affiliate of WGNB following completion of the merger. See “— Resale of WGNB Common Stock.”

WGNB Dividends

The holders of WGNB common stock receive dividends if and when declared by the WGNB board of directors out of legally available funds. The following table sets forth the dividends paid by WGNB in 2005 and 2006.

Dividends Paid Per Share
2007:
First Quarter	$0.197
Second Quarter (through April 10, 2007)	—

2006:
First Quarter	$0.170
Second Quarter	0.177
Third Quarter	0.183
Fourth Quarter	0.190

2005:
First Quarter	$0.143
Second Quarter	0.150
Third Quarter	0.157
Fourth Quarter	0.163

Following the completion of the merger, WGNB expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the WGNB board of directors of other relevant factors.

Surrender and Exchange of Stock Certificates

At the effective time of the merger, First Haralson’s shareholders will automatically become entitled to all of the rights and privileges afforded to WGNB shareholders at that time. However, the actual physical exchange of First Haralson common stock certificates for cash and certificates representing shares of WGNB common stock will occur after the merger.

WGNB anticipates that it will serve as exchange agent for the merger. Promptly after the merger, WGNB will send or cause to be sent to all First Haralson shareholders (other than any shareholders who have exercised their dissenters’ rights) a letter of transmittal with instructions for exchanging First Haralson common stock certificates for the merger consideration. Each First Haralson stock certificate issued and outstanding immediately prior to the effective time of the merger will be deemed for all purposes to evidence the right to receive the merger consideration to which such holder is entitled, regardless of when they are actually exchanged.

WGNB, at its option, may delay paying former shareholders of First Haralson who become holders of WGNB common stock pursuant to the merger any dividends or other distributions that may become payable to holders of record of WGNB common stock following the effective time of the merger until they have surrendered their certificates evidencing their First Haralson common stock, at which time WGNB will pay any such dividends or other distributions without interest.

You should not send in your First Haralson stock certificate(s) until you have received a letter of transmittal and further written instructions after the effective date of the merger. Please do NOT send in your stock certificates with your proxy.

After the exchange agent receives your certificates of First Haralson common stock, together with a properly completed letter of transmittal, it will deliver to you the merger consideration to which you are entitled, consisting of WGNB common stock certificates (together with all withheld dividends or other distributions, but without interest thereon) and cash payments due (including any cash payment for a fractional share, without interest).

Shareholders who cannot locate their stock certificates are urged to contact promptly:

First Haralson Corporation
3559 Business 27
P.O. Box 528
Buchanan, Georgia 30113
(770) 537-7000
Attn: Mary M. Covington

First Haralson will issue a new stock certificate to replace the lost certificate(s) only if the shareholder of First Haralson signs an affidavit certifying that his or her certificate(s) cannot be located and containing an agreement to indemnify First Haralson and WGNB against any claim that may be made against First Haralson or WGNB by the holder of the certificate(s) alleged to have been lost or destroyed. First Haralson or WGNB may also require the shareholder to post a bond in an amount sufficient to support the shareholder’s agreement to indemnify First Haralson and WGNB.

Resale of WGNB Common Stock

The shares of WGNB common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended (the “Securities Act”). First Haralson’s shareholders who are not affiliates of First Haralson or WGNB may freely trade their WGNB common stock upon completion of the merger. The term “affiliate” generally means each person who was an executive officer, director or 10% shareholder of First Haralson prior to the merger or who is an executive officer, director or 10% shareholder of WGNB after the merger. Those shareholders who are deemed to be affiliates of First Haralson may only sell their WGNB common stock as provided by Rule 145 of the Securities Act, or as otherwise permitted under the Securities Act.

If you are or may be an affiliate of First Haralson, you should carefully consider the resale restrictions imposed by Rule 145 before you attempt to transfer any shares of WGNB common stock after the merger. Persons assumed to be affiliates of First Haralson have entered into agreements with WGNB not to sell shares of WGNB common stock they receive in the merger in violation of the Securities Act.

Regulatory and Other Required Approvals

Merger of First Haralson with and into WGNB

The Federal Reserve Board and the GDBF must approve the merger before it can be completed. WGNB and First Haralson must then wait at least 15 days after the date of Federal Reserve Board approval before they may complete the merger. During this waiting period, the U.S. Department of Justice may object to the merger on antitrust grounds. In reviewing that application, the Federal Reserve Board and GDBF will consider the following:

•
competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of WGNB, including its subsidiary, and of First Haralson, including its subsidiary, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of WGNB;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of WGNB and First Haralson in combating money laundering activities.

The application process with the Federal Reserve also includes publication and opportunity for comment by the public. The Federal Reserve Board may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.

WGNB intends to file the application to acquire First Haralson with the Federal Reserve Board and with the GDBF on or about April 13, 2007.

Merger of First National with and into West Georgia

The merger of First National with and into West Georgia requires the approval of the OCC. WGNB intends to file applications for approval of the bank merger with the OCC on or about April 13, 2007. In evaluating the merger, the OCC will consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the OCC from approving the bank merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner.

However, if the OCC should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served, it may approve the bank merger. The bank merger may not be consummated until the 30th day (which the OCC may reduce to 15 days) following the later of the date of the OCC approval, during which time the U.S. Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

Other Approvals

In connection with or as a result of the merger, WGNB, West Georgia, First Haralson or First National may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of WGNB may be subject. This includes the approval of the Nasdaq Stock Market LLC for the listing of the shares of WGNB common stock to be issued in the merger on The Nasdaq Capital Market. Such shares will also be registered with the SEC and with such state securities regulators as may be required.

Status and Effect of Approvals

All regulatory applications and notices required to be filed prior to the merger have been filed. WGNB and First Haralson contemplate that they will complete the merger shortly after the special shareholders’ meetings, assuming all required approvals are received.

WGNB and First Haralson believe that the proposed merger is compatible with the regulatory requirements described in the preceding paragraphs; however, we cannot assure you that we will be able to comply with any required conditions or that compliance or noncompliance with any such conditions would not have adverse consequences for the combined company after the merger.

While WGNB and First Haralson believe that the requisite regulatory approvals for the merger will be obtained, we can give you no assurance regarding the timing of the approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging those approvals or otherwise. Similarly, we cannot assure you that any state attorney general or other regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, project the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger.

We are not aware of any regulatory approvals that would be required for completion of the transactions contemplated by the merger agreement other than as described above. Should any other approvals be required, those approvals would be sought, but we cannot assure you that they will be obtained.

Accounting Treatment of the Merger

WGNB is required to account for the merger as a purchase transaction under GAAP. Under the purchase method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of First Haralson will be recorded, as of completion of the merger, at their respective fair values and added to those of WGNB. Any excess of purchase price over the net fair value of First Haralson’s assets and liabilities is recorded as goodwill (excess purchase price). Financial statements and reported results of operations of WGNB issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of First Haralson. The results of operations of First Haralson will be included in the results of operations of WGNB following the effective time of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material United States (“U.S.”) federal income tax consequences of the merger to the shareholders of First Haralson that are U.S. persons (as defined below). This summary is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code, all as in effect as of this date of this joint proxy statement-prospectus, and all of which are subject to change, possibly with retroactive effect. This summary is limited to First Haralson shareholders who hold their shares as capital assets. This summary does not address all aspects of United States federal income taxation that may be relevant to First Haralson shareholders in light of their particular circumstances or to First Haralson shareholders who are subject to special treatment under United States federal income tax law, such as:

•
entities treated as partnerships for United States federal income tax purposes or First Haralson shareholders who hold their shares through entities treated as partnerships for United States federal income tax purposes;

•	certain U.S. expatriates;

•	First Haralson shareholders that hold First Haralson stock as part of a straddle, appreciated financial position, hedge, synthetic WGNB, conversion transaction or other integrated investment;

•	First Haralson shareholders whose functional currency is not the U.S. dollar;

•	First Haralson shareholders who acquired First Haralson common stock through the exercise of employee stock options or otherwise as compensation;

•	First Haralson shareholders subject to the U.S. alternative minimum tax;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

Furthermore, this summary does not address any aspect of state, local, or foreign laws, or any federal laws other than those pertaining to income taxation.

A U.S. person is a beneficial owner of First Haralson common stock that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions. If a partnership is a beneficial owner of First Haralson common stock, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership that owns First Haralson common stock should consult its own tax advisor.

The obligation of both First Haralson and WGNB to complete the merger is conditioned upon each party receiving a written opinion from Troutman Sanders LLP to the effect that:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

•
the exchange of First Haralson common stock for WGNB common stock will not give rise to gain or loss to the shareholders of First Haralson with respect to such exchange (except to the extent of any cash received).

Such opinions will be rendered on the basis of certain assumptions, including assumptions regarding the absence of changes in existing facts and that the merger will be completed in accordance with the merger agreement and the statements contained in this joint proxy statement-prospectus. The opinions will be rendered on the basis of representations, including those contained in officers’ certificates of First Haralson and WGNB, all of which must be true and accurate in all respects as of the effective time of the merger. If any of those assumptions or representations is inaccurate, incomplete, or untrue, the conclusions contained in either the opinions or stated below could be affected. None of the opinions referred to in this paragraph or the opinions stated below will be binding on the Internal Revenue Service (“IRS”) or the courts, and no rulings will be sought from the IRS regarding the tax treatment of the merger. Accordingly, there can be no certainty that the IRS will not challenge the conclusions set forth in any of the opinions stated or referred to herein or that a court would not sustain such a challenge.

The material U.S. federal income tax consequences of the merger are generally as follows:

•	Classification as a Reorganization. The merger will be treated as a reorganization within the meaning Section 368(a) of the Code.

•	Consequences to First Haralson and WGNB. Neither First Haralson nor WGNB will recognize gain or loss as a result of the merger.

•
Consequences to the First Haralson Shareholders. The consequences of the merger to First Haralson shareholders, generally, will depend on whether the shareholders exchange shares of First Haralson common stock for cash, a combination of cash and shares of WGNB common stock or solely for WGNB common stock.

•
Exchange for WGNB Common Stock. First Haralson shareholders who exchange First Haralson common stock solely for WGNB common stock (not including cash received instead of a fractional share of WGNB common stock) pursuant to the merger will not recognize gain or loss in the exchange.

•
Exchange for Part Cash and Part WGNB Common Stock. First Haralson shareholders who exchange First Haralson common stock for a combination of WGNB common stock and cash (not including cash received instead of a fractional share of WGNB common stock) pursuant to the merger will recognize gain, if any, but not loss in the exchange. The gain, if any, recognized will equal the lesser of (a) the amount of cash received in the transaction and (b) the amount of gain realized in the transaction. The amount of gain that is realized in the exchange will equal the excess of (i) the sum of the cash plus the fair market value of WGNB common stock received in the merger over (ii) the tax basis in the shares of First Haralson common stock (not including any tax basis allocable to any fractional shares of WGNB common stock paid in cash) exchanged. Any gain recognized by First Haralson shareholders generally will be treated as long-term capital gain, except to the extent any such gain could be treated as a dividend if the receipt of cash has the effect of the distribution of a dividend (as discussed below), if the shares of First Haralson common stock have been held for more than one year at the time of the merger.

•	Potential Treatment of Cash Received as a Dividend.

•
Depending upon the facts and circumstances of each First Haralson shareholder, the cash received in the exchange may be taxable under the dividend distribution rules of Code Sections 301 and 302 to the extent the distribution is essentially equivalent to a dividend. In general, the determination of whether the cash received in the exchange has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces a First Haralson shareholder’s deemed percentage stock ownership in WGNB. For purposes of this determination, a First Haralson shareholder is treated as if he or she first exchanged all of his or her shares of First Haralson common stock solely for WGNB common stock and then WGNB immediately redeemed, which we refer to as the “Deemed Redemption,” a portion of such WGNB common stock in exchange for the cash such shareholder actually received. The gain recognized in the Deemed Redemption will not be treated as a dividend if the Deemed Redemption is (1) “substantially disproportionate” with respect to a First Haralson shareholder or (2) “not essentially equivalent to a dividend.”

•
Substantially Disproportionate. The Deemed Redemption will generally be “substantially disproportionate” with respect to a First Haralson shareholder if (1) immediately after the Deemed Redemption a First Haralson shareholder owns less than 50% of the total combined voting power of all the WGNB voting stock and (2) the percentage of WGNB voting stock actually owned by a First Haralson shareholder immediately after the Deemed Redemption is less than 80% of the percentage of WGNB voting stock treated as owned by such shareholder immediately before the Deemed Redemption. The constructive stock ownership rules apply to the above tests. Accordingly, a First Haralson shareholder may be treated as owning stock that is owned by other related persons or entities or stock underlying an option to purchase additional stock in addition to the stock actually owned by such First Haralson shareholder.

•
Not Essentially Equivalent to a Dividend. The determination of whether the Deemed Redemption is “not essentially equivalent to a dividend” with respect to a First Haralson shareholder will depend upon each First Haralson shareholder’s particular facts and circumstances. At a minimum, however, in order for the Deemed Redemption to be “not essentially equivalent to a dividend,” the Deemed Redemption must result in a “meaningful reduction” in a First Haralson shareholder’s deemed percentage stock ownership of WGNB. We believe the “meaningful reduction” determination requires a comparison of: (1) the percentage of WGNB voting stock that a First Haralson shareholder is treated as owned by such shareholder immediately before the Deemed Redemption and (2) the percentage of WGNB voting stock that such First Haralson shareholder actually owns immediately after the Deemed Redemption. The stock constructive ownership rules apply to the above tests. Accordingly, a First Haralson shareholder may be treated as owning stock that is owned by other related persons or entities or stock underlying an option to purchase additional stock in addition to the stock actually owned by such First Haralson shareholder.

•
The IRS has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor reduction in its percentage stock ownership under the above Deemed Redemption analysis (e.g., the shareholder’s interest is reduced from 1% to 0.97%), and as a result, the shareholder experienced a reduction in voting rights, the right to participate in current earnings and accumulated surplus and the right to share in net assets upon liquidation. Accordingly, any gain recognized in the exchange of First Haralson common stock and cash by such a shareholder for WGNB common stock would likely be treated as capital gain.

•
These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult his or her tax advisor as to the application of these rules to the particular facts relevant to such holder.

•
Exchange of Cash in Lieu of Fractional Share. First Haralson shareholders who receive cash instead of a fractional share of WGNB common stock generally will recognize capital gain or loss based on the amount of such cash and the tax basis that such holder would have had in the fractional share. Such gain or loss will be long-term capital gain or loss if the holding period for the fractional share of WGNB common stock (as determined below) is more than one year at the time of the merger.

•
Tax Basis of WGNB Common Stock Received in the Merger. The aggregate tax basis in the WGNB common stock received in the merger will be equal to the aggregate tax basis in the First Haralson common stock surrendered in the exchange, decreased by the amount of cash received, and increased by the amount of gain, if any, recognized or any amount treated as a dividend.

•
Holding Period of WGNB Common Stock Received in the Merger. The holding period of the WGNB common stock received in the merger will include the period during which First Haralson common stock surrendered in the exchange was held.

•
Exchange Solely for Cash. First Haralson shareholders who receive solely cash in exchange for First Haralson common stock as a result of exercising dissenter’s rights will recognize gain or loss in an amount, if any, equal to the difference between the cash received and the shareholder’s adjusted tax basis in the shares of First Haralson common stock surrendered. Any gain or loss recognized by First Haralson shareholders generally will be treated as long-term capital gain or loss, if the holding period for the shares of First Haralson common stock is more than one year at the time of the merger.

•
Receipt of First Haralson Special Dividend. Immediately prior to the merger, First Haralson intends to pay a special dividend of $7.25 million in the aggregate, or approximately $35.67 per share of First Haralson common stock. The special dividend will be treated as a dividend to the extent paid out of the current or accumulated earnings and profits of First Haralson, and will be includible in income by a First Haralson shareholder. If the special dividend exceeds the current and accumulated earnings and profits of First Haralson, the excess will be first treated as a tax-free return of a First Haralson shareholder's investment, up to their tax basis in the First Haralson common stock. Any remaining excess will be treated as a capital gain. Dividends received by a corporate First Haralson shareholder may qualify for a dividends-received deduction and dividends received by a non-corporate First Haralson shareholder, including individuals, may currently qualify for preferential rates of taxation; however, in each case, certain holding period and other limitations may apply.

•
Shareholder Reporting Requirements. Under Treasury Regulations, First Haralson shareholders receiving shares of WGNB common stock in the merger must file a statement with their U.S. federal income tax returns setting forth certain information concerning the merger.

•
Backup Withholding. First Haralson shareholders receiving cash in the merger may be subject to backup withholding, currently at a rate of 28%, on the cash received. Backup withholding will not apply, however, to shareholders who (1) provide a correct taxpayer identification number or (2) come within certain exempt categories and, in each case, complies with applicable certification requirements. If a First Haralson shareholder receiving cash in the merger does not provide the exchange agent with its correct taxpayer identification number, the shareholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided that the shareholder furnishes certain required information to the IRS.

The summary set forth above of material U.S. federal income tax consequences of the merger is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, each First Haralson shareholder is strongly urged to consult such shareholder’s own tax advisor to determine the particular federal, state, local or foreign income, reporting, or other tax consequences of the merger to that shareholder.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

If the merger is completed, First Haralson’s shareholders (other than those exercising dissenters’ rights) will become WGNB’s shareholders. Their rights as shareholders will then be governed by WGNB’s articles of incorporation and bylaws rather than by First Haralson’s articles of incorporation and bylaws.

WGNB and First Haralson are both corporations organized under the laws of the State of Georgia and the corporate affairs of both are governed generally by the provisions of the GBCC. The following is a summary of differences between the rights of First Haralson’s shareholders and WGNB’s shareholders not described elsewhere in this joint proxy statement-prospectus. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders. It is qualified in its entirety by reference to the GBCC, as well as the articles of incorporation and bylaws of each corporation. First Haralson shareholders should consult their own legal counsel with respect to specific differences and changes in their rights as shareholders which would result from the proposed merger.

Authorized Capital Stock

First Haralson. First Haralson’s articles of incorporation, as amended, authorize it to issue 25,000 shares of Class A Common (voting) Stock, no par value per share, and 225,000 shares of Class B Common (non-voting) Stock, no par value per share.

WGNB. WGNB’s amended and restated articles of incorporation authorize it to issue 10,000,000 shares of common stock, $1.25 par value per share.

Boards of Directors

First Haralson. First Haralson’s amended and restated bylaws provide for a board of directors consisting of not less than five nor more than 25 members. First Haralson’s directors are elected annually to serve one-year terms.

WGNB. WGNB’s amended and restated bylaws provide for a board of directors consisting of 14 members. WGNB’s amended and restated articles of incorporation provide for a board of directors to be divided into three classes as nearly equal in number as possible. Each class of directors serves a staggered three-year term such that approximately one-third of the board is elected annually.

Amendment of Articles of Incorporation and Bylaws

First Haralson. First Haralson’s amended and restated articles of incorporation provide that any change in the size of First Haralson’s board of directors must be approved by (i) a two-thirds vote of the board of directors or (ii) shareholders holding two-thirds of the outstanding First Haralson capital stock. First Haralson’s bylaws may be amended (i) by a vote of shareholders holding a majority of the outstanding First Haralson capital stock or (ii) by a majority of the board of directors.

WGNB. WGNB’s amended and restated articles of incorporation provide that WGNB’s classified board structure may only be amended or repealed by a vote of the shareholders holding two-thirds of the outstanding WGNB capital stock. Additionally, any change to the size of WGNB’s board of directors must be approved by (i) a majority of directors in office or (ii) shareholders holding two-thirds of the outstanding WGNB capital stock.

Special Meetings

First Haralson. First Haralson’s amended and restated bylaws provide that a special meeting of shareholders may be called by the board of directors, the president or by the corporation upon the written request of the holders of at least twenty-five percent of the outstanding First Haralson capital stock.

WGNB. WGNB’s amended and restated bylaws provide that a special meeting of shareholders may be called by the board of directors or by the holders of at least fifty percent of the outstanding WGBN capital stock.

Fair Price and Business Combinations

First Haralson. Under the GBCC, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation’s property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws require otherwise.

WGNB. In addition to being subject to the GBCC’s required shareholder approval provisions discussed above, WGNB’s amended and restated bylaws elect to be subject to the business combinations provisions of the GBCC. In general, these provisions prevent an “interested shareholder” (which includes a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation) from engaging in a “business combination” (defined as a variety of transactions, including mergers) with a Georgia corporation for a period of five years following the time such person became an interested shareholder. However, this prohibition does not apply if before the time that such person became an interested shareholder, the “business combination” or the transaction that resulted in such person becoming an interested shareholder is approved by the board of directors of the corporation.

In addition, WGNB’s amended and restated bylaws also elect to be subject to the fair price provisions of the GBCC, and thus these voting and fair price requirements are applicable to WGNB and to any business combination approved or recommended by the board of directors of WGNB. These fair price provisions require that the business combination be (1) unanimously approved by the continuing directors, provided that the continuing directors constitute at least three members of the board of directors at the time of such approval, or (2) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by the holders voting shares of the corporation (other than the voting shares beneficially owned by the interested shareholder who is a party to the business combination). These voting requirements are required in addition to any vote otherwise required by law or the Articles of Incorporation of WGNB. These voting requirements, however, do not apply as long as all of the shareholders of WGNB receive a fair price in return for their stock as a result of the business combination.

DISSENTERS’ RIGHTS

The following discussion is not a complete description of the law relating to dissenters’ rights available under Georgia law. This description is qualified in its entirety by the full text of the relevant provisions of the GBCC, which are reprinted in their entirety as Appendix D to this joint proxy statement-prospectus. If you desire to exercise dissenters’ rights, you should review carefully the GBCC and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Pursuant to the provisions of the GBCC and the FDIC, First Haralson’s shareholders have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders of First Haralson common stock who fulfill the requirements of Article 13 of the GBCC, summarized below, will be entitled to assert dissenters’ rights. Shareholders considering initiation of a dissenters’ proceeding should review this section in its entirety and Article 13 of the GBCC attached as Appendix D. A dissenters’ proceeding may involve litigation.

Preliminary Procedural Steps

Pursuant to the provisions of Article 13 of the GBCC, if the merger is consummated, you must:

•
give to First Haralson, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of First Haralson common stock (hereinafter referred to as “shares”);

•	not vote in favor of the merger; and

•	comply with the statutory requirements summarized below. If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the merger.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify First Haralson in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Written Dissent Demand

Voting against the merger will not satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters’ rights.

Any written objection to the merger satisfying the requirements discussed above should be addressed to First Haralson Corporation, 3559 Business 27, P.O. Box 528, Buchanan, Georgia 30113, Attn: Corporate Secretary.

If the shareholders of First Haralson approve the merger at the special meeting, First Haralson must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent within ten days after the effective date of the merger and must:

•          state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•          inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

•          set a date by which First Haralson must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

•          be accompanied by a copy of Article 13 of the GBCC.

A record shareholder who receives the Dissenters’ Notice must demand payment and deposit his or her certificates with First Haralson in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the Dissenters’ Notice, is not entitled to payment for his or her shares under Article 13 of the GBCC.

Except as described below, First Haralson (or WGNB, as First Haralson’s successor), must, within ten days of the later of the effective date of the merger or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount WGNB estimates to be the fair value of the shares, plus accrued interest from the effective date of the merger. WGNB’s offer of payment must be accompanied by:

•          recent financial statements of First Haralson;

•          WGNB’s estimate of the fair value of the shares;

•          an explanation of how the interest was calculated;

•          a statement of the dissenter’s right to demand payment under Section 14-2-1327 of the GBCC; and

•          a copy of Article 13 of the GBCC.

If the dissenting shareholder accepts WGNB’s offer by written notice to WGNB within 30 days after WGNB’s offer, WGNB must pay for the shares within 60 days after the later of the making of the offer or the effective date of the merger.

If the merger is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, First Haralson must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. WGNB must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 14-2-1327 of the GBCC provides that a dissenting shareholder may notify WGNB in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, if:

•          he or she believes that the amount offered by WGNB is less than the fair value of his or her shares or that WGNB has calculated incorrectly the interest due; or

•          WGNB, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 14-2-1327 unless he or she notifies WGNB of his or her demand in writing within 30 days after WGNB makes or offers payment for the dissenting shareholder’s shares. If WGNB does not offer payment within ten days of the later of the merger’s effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany WGNB’s payment offer, and WGNB must provide such information within ten days after receipt of the written demand. The shareholder may notify WGNB of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation

If a demand for payment under Section 14-2-1327 remains unsettled, WGNB must commence a nonjury equity valuation proceeding in the Superior Court of Carroll County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If WGNB does not commence the proceeding within those 60 days, the GBCC requires WGNB to pay each dissenting shareholder whose demand remains unsettled the amount demanded. WGNB is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against WGNB, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against WGNB if the court finds WGNB did not substantially comply with the requirements of specified provisions of Article 13 of the GBCC, or against either WGNB or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the GBCC.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against WGNB, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters’ rights may be brought more than three years after the effective date of the merger, regardless of whether notice of the merger and of the right to dissent were given by WGNB in compliance with the Dissenters’ Notice and payment offer requirements.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the GBCC, included as Appendix D to this joint proxy statement-prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Appendix D and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of WGNB, except as may be required by the GBCC, or to obtain legal counsel or appraisal services at the expense of WGNB.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material Federal Income Tax Consequences of the Merger.”

You must do all of the things set forth in Article 13 of the GBCC in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps required by Article 13 of the GBCC, you will have no right to receive cash for your shares as provided in the GBCC. In view of the complexity of these provisions of Georgia law, shareholders of First Haralson who are considering exercising their dissenters’ rights should consult their legal advisors.

INFORMATION ABOUT WGNB

General

WGNB was organized as a business corporation under the laws of the State of Georgia in 1984 and is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended (the “BHCA”), and under the bank holding company laws of the State of Georgia. WGNB is headquartered in Carrollton, Georgia and conducts operations in western Georgia through its wholly-owned subsidiary, West Georgia. West Georgia was organized in 1946 as a national banking association under the federal banking laws of the United States.

At December 31, 2006, WGNB had total assets of approximately $575.3 million, total loans of approximately $474.3 million, total deposits of approximately $462.8 million and shareholders’ equity of approximately $52.5 million.

WGNB’s principal executive offices are located at 201 Maple Street, Carrollton, Georgia 30117, and WGNB’s telephone number is (770) 832-3557.

Market Prices of and Dividends Declared on WGNB Common Stock

WGNB common stock is traded on The Nasdaq Capital Market under the symbol “WGNB.” The following table sets forth for the periods indicated the high and low sale intraday prices per share of WGNB common stock as reported on The Nasdaq Capital Market and the quarterly dividends declared for each such period.

On September 12, 2006, the WGNB’s board of directors declared a three-for-two stock split, in the form of a stock dividend, for all shareholders of record as of October 16, 2006. The stock dividends were paid on November 15, 2006. All share and per share amounts have been restated to reflect the effects of the stock split at the beginning of the period.

	Price Per Share
			Dividends Paid
	Low	High	Per Share
2007:
First Quarter	$27.50	$33.00	$0.197
Second Quarter (through April 10, 2007)	$28.75	$29.20	—

2006:
First Quarter	$24.00	$25.81	$0.170
Second Quarter	24.73	26.00	0.177
Third Quarter	24.27	28.17	0.183
Fourth Quarter	25.51	31.47	0.190

2005:
First Quarter	$19.23	$20.33	$0.143
Second Quarter	19.50	20.33	0.150
Third Quarter	20.00	21.67	0.157
Fourth Quarter	22.91	25.33	0.163

The holders of WGNB common stock receive dividends if and when declared by the WGNB board of directors out of legally available funds. Following the completion of the merger, WGNB expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by WGNB’s board of directors of other relevant factors.

As of April 10, 2007, WGNB common stock was held by approximately 1,000 shareholders of record.

Incorporation of Documents by Reference

The SEC allows WGNB to “incorporate by reference” the information it files with the SEC. This permits WGNB to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this joint proxy statement-prospectus. The following documents that WGNB has filed or will file with the SEC (File No. 0-23261) are incorporated by reference in this joint proxy statement-prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2006;

•	its Current Reports on Form 8-K filed on January 24, 2007, January 26. 2007 and February 1, 2007;

•	the description of WGNB common stock set forth in WGNB’s registration statement on Form S-1 (Reg. No. 333-84140) under the Securities Act, dated March 11, 2002; and

•
all documents filed by WGNB with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement-prospectus and prior to earlier of the date of the shareholders’ meetings and the date the merger agreement is terminated (specifically excluding any portions thereof that are furnished to, as opposed to filed with, the SEC) will be deemed to be incorporated by reference in this joint proxy statement-prospectus from the date they are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this joint proxy statement-prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

The information incorporated by reference is available on our website, www.wgnb.com. In addition, if you are a beneficial owner of WGNB or First Haralson common stock and would like a copy of any of the information incorporated by reference by WGNB in this joint proxy statement-prospectus other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information), WGNB will provide it to you without charge.

If you would like to receive any of this information, please call or write WGNB at:

WGNB Corp.
Attn: Steven J. Haack
201 Maple Street
P.O. Box 280
Carrollton, Georgia 30112
Telephone: (770) 832-3557

You should make your request before May 11, 2007 in order to receive the information prior to the meeting.

INFORMATION ABOUT FIRST HARALSON

General

First Haralson is a Georgia corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. First Haralson was formed on September 13, 1982 and conducts its operations through its wholly owned subsidiary, First National, a national banking association. First Haralson also owns Financial Interest Group, Inc., a Georgia corporation, which currently has no business operations.

First National was established in March 1909 and is headquartered in Buchanan, Georgia. It was established in March 1909. First National offers a full range of lending products and traditional banking products and services, including commercial, real estate, and consumer loans, cash management services, and savings and time deposit accounts.

As of December 31, 2006, First Haralson had total assets of approximately $215.4 million, total loans of approximately $139.9 million, total deposits of approximately $176.9 million and shareholders’ equity of approximately $25.7 million. Net income for the year ended December 31, 2006 was approximately $2.4 million and was approximately $2.2 million for the year ended December 31, 2005.

Business and Properties

First Haralson’s sole business operation is conducted through its subsidiary, First National. First National’s main office is located at 3559 Business 27, Buchanan, Georgia. In addition, First National operates six branch offices located in Bremen, Carrollton, Tallapoosa, and Temple, Georgia.

First National is a full-service commercial bank. With an emphasis on responsive and customized service, First National offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer loans, investment loans, small business loans, commercial lines of credit and letters of credit. First National focuses on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As First National is familiar with its customers, First National believes it responds to their credit requests more quickly and is more flexible in approving complex loans based on the bank’s personal knowledge of the customer.

First Haralson’s principal business is to accept deposits from the public and to make loans and other investments. The principal sources of funds for the bank’s loans and investments are demand, time, savings and other deposits, repayment of loans and borrowings. The principal source of income for the bank is interest collected on loans and other investments. The principal expenses of the bank are interest paid on savings and other deposits, employee compensation, office expenses and other overhead expenses.

The bank offers the banking products and services to its customers set forth below.

Lending Services

Lending Policy. First National seeks creditworthy borrowers within a limited geographic area. Its primary lending function is to make real estate loans, particularly construction loans for new residential and commercial properties. First National also makes consumer loans to individuals. First National’s current loan portfolio is as follows:

Loan Category	Ratio
Real estate lending	84.9%
Commercial lending	6.3%
Consumer lending	8.8%

Loan Approval and Review. First National’s loan approval policies provide for various levels of officer lending authority. When the total amount of loans to a single borrower exceeds an individual officer’s lending authority, an officer with a higher lending limit or the Loan Committee determines whether to approve the loan request.

Lending Limits. First National’s lending activities are subject to a variety of lending limits imposed by law. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. These limits increase or decrease as the bank’s capital increases or decreases as a result of its earnings or losses, among other reasons.

Credit Risks. The principal economic risk associated with each category of the loans that First National makes is the creditworthiness of the borrower. General economic conditions and the strength of the services and retail market segments affect borrower creditworthiness. General factors affecting a commercial borrower’s ability to repay include interest, inflation and the demand for the commercial borrower’s products and services, as well as other factors affecting a borrower’s customers, suppliers and employees.

Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower’s management. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships.

Other larger banks in Haralson and Carroll Counties make proportionately more loans to medium- to large-sized businesses than First National does. Many of the commercial loans that First National makes are to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans. First Haralson’s loan portfolio consists primarily of construction and development loans, commercial real estate loans and residential real estate loans primarily in and around Haralson and Carroll Counties. These loans include certain commercial loans where the bank takes a security interest in real estate as supplemental, but not principal, collateral. Home equity loans and lines of credit are classified as consumer loans.

First National’s residential real estate loans consist of first mortgage products and construction loans. First National offers fixed and variable rates on its mortgages with the amortization of the loan generally not exceeding 30 years and the rates generally not being fixed or “booked” for a period over 60 months. These loans are made in accordance with First National’s appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal generally not exceeding 95%. First National believes that these loan-to-value ratios are sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

Commercial real estate loan terms are generally limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically are not fixed for a period exceeding 60 months. First National generally charges an origination fee. First National attempts to reduce credit risk on its commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service greater than or equal to 120% of the debt service requirement. In addition, First National generally requires personal guarantees from the principal owners of the property supported by a review by bank management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. First National attempts to limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

To a lesser extent, First National makes construction and development loans on either a pre-sold or speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. If First National makes these loans, they generally have a term of nine to 12 months and interest is paid monthly or quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically does not exceed 80%. Any speculative loans are based on the borrower’s financial strength and cash flow position. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or independent appraiser. Risks associated with construction loans include fluctuations in the value of real estate, interest rates, construction costs and new job creation and household formation trends.

Commercial Loans. Loans for commercial purposes, made to a variety of businesses, are one of the components of our loan portfolio. The terms of these loans will vary by their purpose and by their underlying collateral, if any.

First National typically makes equipment loans for a term of seven years or less at fixed or variable rates, with the loan fully amortized over the term. Generally, the financed equipment secures equipment loans, and the ratio of the loan principal to the value of the financed equipment or other collateral is generally 80% or less. First National believes that these loan-to-value ratios are sufficient to compensate for fluctuations in the market value of the equipment and will help minimize losses that could result from poor maintenance or the introduction of updated equipment models into the market.

Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness.

Consumer Loans. First National makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit.

Deposit Services

First National also seeks to establish core deposits, including checking accounts, money market accounts, and a variety of certificates of deposit and IRA accounts. The primary sources of core deposits are residents of, and businesses and their employees located in, First Haralson’s primary market area. First National also obtain deposits through personal solicitation by the bank’s officers and directors, direct mail solicitations, and advertisements published in the local media. First National makes deposit services accessible to customers by offering direct deposit, wire transfer, internet banking, night depository, and banking by mail.

Other Banking Services

Given client demand for increased convenience and account access, First National offers a range of products and services, including 24-hour telephone and internet banking, direct deposit, traveler’s checks, and automatic account transfers. First National also participates in a shared network of automated teller machines and a debit card system that the bank’s customers may use throughout Georgia and in other states.

Competition

First National competes with national and state banks, financial institutions, brokerage firms and credit unions for loans and deposits. The bank promotes the economic development of Haralson and Carroll Counties, Georgia and the western metro Atlanta area generally. Haralson and Carroll Counties cover approximately 780 square miles in West Georgia.

First National encounters competition in its market area from 15 other commercial banks with 40 branches. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. In addition, in certain aspects of its banking business, First National also competes with credit unions, small loan companies, consumer finance companies, brokerage firms, insurance companies, money market funds and other financial institutions which have recently been invading traditional banking markets. The competition has increased significantly within the past few years as a result of federal and state legislation deregulating financial institutions. Many of First National’s competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence, more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Some of First National’s competitors have been in business for many years and have an established customer base and name recognition. First National’s competitors include larger national, super-regional and regional banks such as Bank of America, SunTrust, Wachovia, Synovus, BB&T and Regions. In addition, First National’s competitors that are not depository institutions are generally not subject to the extensive regulations that apply to the bank. However, First National believes that its competitive pricing, personalized service and community involvement enable it to effectively compete in the Haralson/Carroll County area.

Employees

First National currently employs 89 persons on a full-time or part-time basis, including 31 officers. First Haralson has no employees that are not also employees of First National.

Legal Proceedings

From time to time, First National is involved in litigation relating to claims arising out of operations in the normal course of business. As of the date hereof, First National is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material effect on it.

Share Ownership of Principal Shareholders, Management and Directors of First Haralson

The following table sets forth information with respect to the beneficial ownership, as of December 31, 2006, of shares of First Haralson Class A and Class B common stock by (i) each person known by First Haralson to be the beneficial owner of more than 5% of First Haralson’s issued and outstanding common stock, (ii) each of First Haralson’s directors and executive officers and (iii) all directors and executive officers as a group. Except as noted below, First Haralson believes that each person listed below has sole investment and voting power with respect to the shares included in the table. Because of the rules of beneficial ownership as defined by Rule 13d-3 under the Exchange Act, some shares are reported as being owned by multiple parties in the table below. Please see the footnotes to the table for further information.

	Class A Common Stock		Class B Common Stock
Name	Number of Shares (1)	% of Total Outstanding	Number of Shares (1)		% of Total Outstanding
James Brown	950	4.7%	9,052		4.9%
Harold E. Clayton	1021	5.1%	10,204		5.0%
Mary M. Covington	7066	35.0%	38,921	(2)	21.3%
Randall F. Eaves	3501	17.3%	16,105	(3)	8.8%
Gordon Heath	1005	5.0%	10,055		4.9%
David Hovey	0	0.0%	0		0.0%
Donald C. Rhodes	2610	12.9%	14,406	(4)	7.9%
John Wasdin	336	1.7%	3,353		1.6%
All Directors and Executive Officers as a
Group (8 persons)	16,489	81.6%	93,010		50.8%

(1)
The information set forth in this table with respect to First Haralson common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power. First Haralson does not have any options or warrants currently outstanding. The percentages are based upon 20,216 shares of Class A common stock and 183,041 shares of Class B common stock outstanding, respectively.

(2)	Includes 9,086 shares held by the Hardy S. McCalman, Jr. Credit Shelter Trust and 27,870 shares held by the Merryl M. McCalman Irrevocable Children’s Trust.

(3)	Includes 9,086 shares held by the Hardy S. McCalman, Jr. Credit Shelter Trust and 520 shares held by spouse.

(4)	Includes 4,734 shares held by spouse.

Market Prices of and Dividends Declared on First Haralson Common Stock

There is no established public trading market for shares of First Haralson common stock. As a result, any market in First Haralson common stock prior to the merger should be characterized as illiquid and irregular. The last known privately negotiated trade of First Haralson common stock of which management is aware occurred in October 2004 at a price of $160 per share, and additional information available to management regarding the quarterly trading prices for the First Haralson common stock is provided below. The following table sets forth for the periods indicated the quarterly dividends declared for each such period. The dividends declared on Class A common stock and Class B common stock were the same for each quarter. First Haralson intends to pay a cash dividend not to exceed $7.25 million in the aggregate, or approximately $35.67 per share. See “The Merger Agreement — First Haralson Special Dividend.” As of February 28, 2007, First Haralson Class A common stock was held by approximately 79 shareholders of record and First Haralson Class B common stock was held by approximately 124 shareholders of record.

2007:	Dividends Paid Per Share
First Quarter	$0.72
Second Quarter(1)	—

2006:
First Quarter	$0.70
Second Quarter	0.70
Third Quarter	0.71
Fourth Quarter	0.71

2005:
First Quarter	$0.68
Second Quarter	0.68
Third Quarter	0.69
Fourth Quarter	0.69

(1)	Through April 10, 2007.

Management of First Haralson

Directors

The table set forth below provides information about the First Haralson directors who we anticipate will become directors of WGNB upon effectiveness of the merger. All of the directors of First Haralson currently stand for election each year; however, on the effective date of the merger, the directors who will continue as WGNB directors will be appointed to staggered terms, which means that one-third of the directors will be elected each year at the annual meeting of shareholders.

The following table sets forth for each director: (i) his/her name; (ii) his/her age at December 31, 2006; (iii) his/her class and prospective term as a WGNB director; (iv) how long he/she has been a director of First Haralson; (v) his/her position(s) with First Haralson, other than as a director; and (vi) his/her principal occupation and recent business experience for the past five years.

Name (Age)	Class (Term Expires)	Director Since	Business Experience and Position with First Haralson
Mary M. Covington (59)	2009	1983	President of First Haralson
Randall F. Eaves (55)	2008	1985	Secretary & Treasurer of First Haralson
Don C. Rhodes (62)	2007	1983	Chairman of the Board of First National

Director Compensation

The directors of First Haralson who will be directors of the combined company following the proposed merger were compensated as directors of First Haralson. Each of Mary M. Covington, Randall F. Eaves and Donald C. Rhodes received a cash payment of $625 per month for their service as directors of First Haralson and First National.

Director Compensation Table

Name(1)	Fees earned or paid in cash ($)	Total ($)

Donald C. Rhodes	7,475	7,475

(1)	Mary M. Covington and Randall F. Eaves are also directors of First Haralson. Their compensation as directors is reflected in the Summary Compensation Table below.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to First Haralson for the fiscal year 2006 of First Haralson’s President and Executive Vice President.

Summary Compensation Table

The following table presents the total compensation for the year ended December 31, 2006, for First Haralson’s named executive officers. All amounts include aggregate compensation paid by First Haralson and First National.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mary M. Covington
President	2006	124,500	23,800	13,621	28,330(1)	190,251

Randall F. Eaves
Secretary /
Treasurer	2006	167,000	30,300	13,335	36,272(2)	246,907

(1)	Consists of the following payments

•	$7,475 in fees paid for Ms. Covington’s service as a director

•	$6,895 in contributions to a qualified retirement plan

•	$4,188 for club dues

•	$7,020 for insurance premiums

•	$2,264 in discounts on the purchase of securities

•	$488 for automobile

(2)	Consists of the following payments

•	$7,475 in fees paid for Mr. Eaves’ service as a director

•	$9,465 in contributions to a qualified retirement plan

•	$3,708 for club dues

•	$8,272 for insurance premiums

•	$6,889 in discounts on the purchase of securities

•	$463 for automobile

Non-Qualified Deferred Compensation Table

The following table sets forth information regarding plans that provide for the deferral of compensation on a basis that is not tax-qualified, as of December 31, 2006.

Name	Executive contributions in last FY ($)	First Haralson contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)

Mary M. Covington	0	13,621	0	0	228,801
Randall F. Eaves	0	13,335	0	0	231,241

Current Employment Agreements

Each of Mary M. Covington and Randall F. Eaves will enter into new employment agreements as executive officers of WGNB. See “The Merger—Interests of Certain Persons in the Merger—Employment Agreements.” A description of their existing employment agreements with First Haralson is presented below.

Mary M. Covington. Mary M. Covington is President of First Haralson and Executive Vice President of First National. First National has entered into a three-year employment agreement with Mary M. Covington, its executive vice president. Ms. Covington’s employment agreement is automatically renewed each day so that it remains a three-year term from day-to-day unless either party provides 30 days’ written notice of the party’s intent to terminate the renewals. Under the agreement, Ms. Covington receives an annual salary of $124,500. First National also provides Ms. Covington with other customary benefits such as disability, health and life insurance and an automobile.

In the event that Ms. Covington’s employment is terminated without cause or terminated by her for good reason, First National would be liable to Ms. Covington for a pro rata portion of her base salary for a period of the greater of 18 months or the remaining term of the agreement. If Ms. Covington is terminated for cause, First National will no longer be liable for any of its obligations under her employment agreement except for the payment of any amounts due under the employment agreement for services rendered to First National prior to the effective date of the termination. If Ms. Covington discontinues her employment for good reason or is terminated without cause within the 12 month period following a change of control (as defined in the employment agreement) of First Haralson, Ms. Covington would be entitled to a lump sum payment equal to three times her then current base salary plus the most recent annual bonus paid to her. Ms. Covington is also eligible to receive annual bonus compensation, and First National contributes to a supplemental retirement plan for the benefit of Ms. Covington.

Randall F. Eaves. Randall F. Eaves is Executive Vice President of First Haralson and President of First National. First National has also entered into a three-year employment agreement with Randall F. Eaves, its president. Mr. Eaves’ employment agreement is automatically renewed each day so that it remains a three-year term from day-to-day unless either party provides 30 days’ written notice of the party’s intent to terminate the renewals. Under the agreement, Mr. Eaves receives an annual salary of $167,000. First National also provides Mr. Eaves with other customary benefits such as disability, health and life insurance and an automobile.

In the event that Mr. Eaves’ employment is terminated without cause or terminated by him for good reason, First National would be liable to Mr. Eaves for a pro rata portion of his base salary for a period of the greater of 18 months or the remaining term of the agreement. If Mr. Eaves is terminated for cause, First National will no longer be liable for any of its obligations under his employment agreement except for the payment of any amounts due under the employment agreement for services rendered to First National prior to the effective date of the termination. If Mr. Eaves discontinues his employment for good reason or is terminated without cause within the 12 month period following a change of control (as defined in the employment agreement) of First Haralson, Mr. Eaves would be entitled to a lump sum payment equal to three times his then current base salary plus the most recent annual bonus paid to him. Mr. Eaves is also eligible to receive annual bonus compensation and First National contributes to a supplemental retirement plan for the benefit of Mr. Eaves.

Related Party Transactions

First Haralson’s directors and the business organizations and individuals associated with them are customers of and have banking transactions with First National in the ordinary course of business. These transactions include loans, commitments, lines of credit and letters of credit. All of these transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than a normal risk of collectibility or present any other unfavorable features. First Haralson also expects to have additional transactions with these persons and businesses in the future.

Director Independence

Each of Mary M. Covington, Randall F. Eaves, and Donald C. Rhodes will be management directors of WGNB.

FIRST HARALSON MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of the following discussion is to address information relating to the financial condition and results of operations of First Haralson that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which begin on page F-1 of this joint proxy statement-prospectus. This discussion should be read in conjunction with information provided in First Haralson’s consolidated financial statements and accompanying footnotes.

Critical Accounting Policies

First Haralson has established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of its financial statements. These significant accounting policies are described in the notes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers these accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying value of assets and liabilities and the results of operations of First Haralson. All accounting policies are important, and all policies described in notes to the consolidated financial statements should be reviewed for a greater understanding of how First Haralson’s financial performance is recorded and reported.

First Haralson believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of its consolidated financial statements. The allowance for loan losses represents management’s estimate of probable loan losses inherent in the loan portfolio. Calculation of the allowance for loan losses is a critical accounting estimate due to the significant judgment, assumptions and estimates related to the amount and timing of estimated losses, consideration of current and historical trends and the amount and timing of cash flows related to impaired loans. Please refer to “- Balance Sheet Overview - Provision and Allowance for Possible Loan and Lease Losses” and Note 1 and Note 3 to First Haralson’s consolidated financial statements for a detailed description of First Haralson’s estimation processes and methodology related to the allowance for loan losses.

Earnings Overview

For the Years Ended December 31, 2006, 2005 and 2004

The net earnings of First Haralson were $2.4 million in 2006, $2.2 million in 2005 and $1.8 million in 2004, representing an increase of 6.5% between fiscal years 2005 and 2006 and an increase of 23.9% between fiscal years 2004 and 2005. Net earnings per share on a fully diluted basis were $11.76 for 2006, $11.10 for 2005 and $8.68 for 2004, representing an increase of 6.0% between fiscal years 2005 and 2006 and 27.9% between fiscal years 2004 and 2005. Return on average assets and return on average shareholders’ equity for 2006 were 1.18% and 9.61%, respectively, compared with 1.17% and 9.65%, respectively, for 2005, and 0.96% and 8.09% respectively, for 2004. Over the past five years, First Haralson’s return on assets has averaged 1.20% and its return on equity has averaged 9.78%.

In 2006, First Haralson experienced loan growth of $17.5 million, or 14.3%, compared to $2.4 million, or 2.0%, in 2005 and $5.1 million, or 4.4%, in 2004. The average loan growth rate over the past five years has been 8.2%. First Haralson experienced much higher loan growth in 2006 than it has in the past five years. First Haralson’s ability to grow loans in both quality and quantity is important to its ability to grow earnings.

First Haralson’s net interest margin decreased in 2006 despite record loan growth. Because First Haralson is liability sensitive, increased market interest rates have the impact of decreasing the net interest margin. More rapid loan growth did have a positive impact on the margin, but rising interest rates and competitive pressures on its cost of funds caused the net interest margin to compress. The net interest margin for 2006 was 4.35% compared to 4.43% in 2005 and 4.33% in 2004. As rates stabilize, the expected impact to First Haralson’s net interest margin is to stabilize as well.

In 2006, the overhead ratio (non-interest expense/net interest income plus non-interest income) was 70.44% compared to 68.67% in 2005 and 73.09% in 2004. The overhead ratio increased in 2006 over 2005 due to increased salary and benefits expense related to a switch in emphasis from part-time to full time staff. In addition, miscellaneous expense increased due in great part from increases in legal, accounting and other professional fees.

Net Interest Income

First Haralson’s operational results primarily depend on the earnings of First National. First National’s earnings depend, to a large degree, on its ability to generate net interest income. Net interest income represented 72.7%, 73.5% and 75.2% of net interest income plus other income in 2006, 2005 and 2004, respectively. The following discussion and analysis of net interest margin assumes and is stated on a tax equivalent basis. That is, non-taxable interest is restated at its taxable equivalent rate.

The banking industry uses two key ratios to measure the relative profitability of net interest income. The net interest rate spread measures the difference between the average yield on interest earning assets (loans, investment securities and federal funds sold) and the average rate paid on interest bearing liabilities (deposits and other borrowings). The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The other commonly used measure is net interest margin. The net interest margin is defined as net interest income as a percent of average total interest earning assets and takes into account the positive impact of investing non-interest-bearing deposits.

Net interest income for First Haralson increased by $132 thousand, or 1.76%, in 2006 from 2005, and by $406 thousand, or 5.72%, in 2005 from 2004. Net interest income for the year ended December 31, 2006 was $7.6 million compared to $7.5 million for the year ended December 31, 2005 and $7.1 million for the year ended December 31, 2004. The net interest margin on interest earning assets was 4.35% in 2006, 4.43% in 2005 and 4.33% in 2004 on a tax equivalent basis. Beginning in early 2001 through the end of 2003, short term interest rates dropped 550 basis points. Through 2006, however, short-term interest rates have rebounded 575 basis points. This broad fluctuation can have a significant impact on First Haralson without robust interest rate risk management. First Haralson seeks to manage its interest rate risk such that fluctuations in market rates do not have a significant negative impact on earnings.

First National’s net interest margin decreased by 8 basis points in 2006 when compared to 2005. Measuring the recent past, First National’s interest margin tends to decrease when market rates are increasing and increase when market rates are decreasing. This suggests that First National is liability sensitive. That is, its deposits reprice faster than its loans and investment securities. Rising rates over the past eighteen months would have had greater impact on the net interest margin had growth in loans (a higher yielding asset) not been so robust.

First Haralson does business in an increasingly competitive environment. There are several new banks along with long-time competition that has put increased pressure on First National’s cost of funds. Management has often been forced to pay higher than market rates to maintain its deposit base. It is expected that this will continue for the immediate future as banks compete for the growth in First Haralson’s market area. This may have the impact of compressing the net interest margin beyond the impact of changes in market interest rates.

First National’s average yield on earning assets in 2006 on a tax equivalent basis was 7.18%, an increase of 83 basis points over 2005. Its average cost of funds was 3.46% in 2006, an increase of 108 basis points from 2005. The average balance of interest-earning assets increased by $9.9 million, or 5.6%, in 2006, while interest-bearing liabilities increased by $10.2 million, or 7.1% in 2006 over 2005. When growth in interest-bearing liabilities outstrips growth in earning assets, this can cause the margin to compress as well. However, most of the earning asset growth has been in higher yielding commercial and construction loans originated during 2006.

The following table shows, for the past three years, the relationship between interest income and interest expense and the average daily balances of interest-earning assets and interest-bearing liabilities on a tax equivalent basis assuming a rate of 34%:

Table 1
Average Consolidated Balance Sheets and Net Interest Analysis
(in thousands)

	For the Years Ended December 31,
	2006			2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Interest-earnings assets:
Federal funds sold and interest-
bearing funds	$6,364	294	4.62%	$9,813	315	3.21%	$12,876	137	1.06%
Investments:
Taxable	30,294	1,325	4.38%	28,890	1,080	3.74%	27,957	1,017	3.64%
Tax exempt	17,530	1,315	7.50%	15,740	1,125	7.15%	15,906	1,313	8.26%
Total investments	54,188	2,934	5.42%	54,443	2,520	4.63%	56,739	2,467	4.35%
Loans (including loan fees):
Taxable	131,654	10,408	7.91%	121,820	8,673	7.12%	117,622	7,830	6.66%
Tax exempt	463	32	6.91%	163	11	6.74%	59	5	8.47%
Total loans	132,118	10,440	7.90%	121,983	8,684	7.12%	117,681	7,835	6.66%
Total interest earning assets	186,306	13,374	7.18%	176,426	11,204	6.35%	174,420	10,302	5.91%
Other non-interest earnings assets	15,476			13,977			13,650
Total assets	$201,782			$190,403			$188,070

Liabilities and shareholders’ equity:
Interest-bearing liabilities:
Deposits:
Demand	$46,315	856	1.85%	$44,110	356	0.81%	$47,507	220	0.46%
Savings	10,964	54	0.49%	12,024	59	0.49%	10,853	53	0.49%
Time	89,226	4,085	4.58%	79,593	2,683	3.37%	77,686	2,039	2.62%
FHLB advances
& other borrowings	5,968	281	4.71%	6,596	284	4.30%	9,486	440	4.63%
Total interest-bearing liabilities	152,473	5,276	3.46%	142,323	3,382	2.38%	145,532	2,752	1.89%
Non-interest bearing deposits	21,600			21,712			19,787
Other liabilities	2,940			3,192			101
Shareholders’ equity	24,769			23,176			22,650
Total liabilities and
Shareholders’ equity	$201,782			$190,403			$188,070
Excess of interest-earning assets
over interest-bearing liabilities	$33,833			$34,103			$28,888
Ratio of interest-earning assets to
interest-bearing liabilities	122.19%			123.96%			119.85%
Net interest income tax equivalent		8,098			7,822			7,550
Net interest spread			3.72%			3.97%			4.02%
Net interest margin on interest
earning assets			4.35%			4.43%			4.33%
Tax equivalent adjustments:
Investments		(447)			(310)			(447)
Loans		(11)			(4)			(1)
Net interest income		$7,640			$7,508			$7,102

Non-accrual loans and the interest income that was recorded on these loans are included in the yield calculation for loans in all periods reported.

The following table shows the relative impact on net interest income of changes in the annual average daily outstanding balances (volume) of interest-earning assets and interest-bearing liabilities and the rates earned (rate) by First National on such assets and liabilities. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.

Table 2
Changes in Interest Income and Expense on a Tax Equivalent Basis
(in thousands)

	Increase (decrease) due to changes in:
	2006 over 2005			2005 over 2004
	Volume	Rate	Total	Volume	Rate	Total
Interest income on:
Federal funds sold and interest-
bearing funds	$(159)	139	(20)	$(98)	276	178
Taxable investments	61	184	245	35	28	63
Non-taxable investments	134	55	189	(12)	(176)	(188)
Taxable loans	777	957	1,734	299	544	843
Non-taxable loans	21	—	21	7	(1)	6
Total interest income	834	1,335	2,169	231	671	902
Interest expense on:
Deposits:
Demand	41	458	499	(27)	164	137
Savings	(5)		(5)	6	(1)	5
Time	441	961	1,402	64	580	644
FHLB advances & other
borrowings	(29)	27	(2)	(124)	(32)	(156)
Total interest expense	448	1,446	1,894	(81)	711	630
Increase (decrease) in net interest
income	$386	(111)	275	$312	(40)	272
Other Income and Expense

Other income in 2006 was $2.9 million, an increase of $175 thousand, or 6.5%, from 2005. This increase was almost entirely attributable to increased fees collected for non-sufficient funds charges on over-drafted checking accounts included in service charges and fees on deposits. The increase in non-sufficient funds charges is due to volume and not an increase in the per check fee.

The increase in other income from 2004 to 2005 was $353 thousand, or 15.0%. The increase in service charges and fees on deposits were, again, attributable to an increase in non-sufficient funds charges of $68 thousand. The remainder of the increase in service charges in 2005 was attributable to the volume of service charges on deposit accounts. Miscellaneous income increased by $257 thousand or 60.8% from 2004 to 2005. First Haralson started its brokerage business in late 2004. In 2004, net fees from brokerage were $22 thousand. In 2005, the brokerage business netted fees of $201 thousand, an increase of just under $180 thousand when compared to 2004. The remainder of the increase in miscellaneous fees from 2004 to 2005 was attributable to a number of line items none of which are notable in amount.

Other operating expenses increased by $396 thousand, or 5.7% during 2006. About half of that increase was attributable to the increase in salaries and employee benefits. Salaries and employee benefits increased by $191 thousand, or 4.5%. The increase in salary expense was concentrated in non-officer salaries as part-time employees migrated to full-time status. The increase in the non-officer payroll was $122 thousand comparing 2006 to 2005. As those staff migrated to full-time status, the benefits cost increased as well. The cost of group health insurance related to annual increases and staffing changes increased by $75 thousand, or 17.0% from 2005 to 2006.

During 2006, First National opened the Bremen Financial Center, its newest branch. The building was placed in service in December 2006. Consequently, occupancy expense was not impacted significantly in 2006. Occupancy expense increased by only $30 thousand, or 2.6% when comparing 2006 to 2005. However, management does expect that occupancy expense will increase in 2007 related to depreciation, utilities and maintenance on the new building and equipment.

Miscellaneous expense increased by $176 thousand, or 11.0% from 2005 to 2006. Legal, accounting and professional expenses increased by $54 thousand from 2005 to 2006. This increase is primarily attributable to an examination of First National’s operating system which takes place approximately every eighteen months. Additionally, accounting and legal fees increased due to advice on matters relating to evaluating a possible merger and other matters. A number of other miscellaneous expenses increased from 2005 to 2006. The most notable of which are as follows: telephone expense ($29 thousand), check and debit card losses ($21 thousand), computer expense ($19 thousand), and postage expense ($14 thousand).

Other operating expenses increased by $104 thousand, or 1.5% when comparing 2005 to 2004. Increased expense for salaries and benefits accounted for $140 thousand of that increase. The increase of 3.5% from 2004 to 2005 was attributable to annual raises for officers and staff. There was not a significant increase in the full-time equivalent employee count in either 2006 or 2005. Occupancy expense increased by $102 thousand, or 9.7%, from 2004 to 2005. Occupancy expense increased in 2005 from 2004 due to an increase in property insurance of $41 thousand, repairs and maintenance of $23 thousand and utilities of $11 thousand.

Miscellaneous other operating expenses decreased by $138 thousand, or 7.9%, from 2004 to 2005. During 2004, First Haralson changed its method of accounting for post retirement benefits which resulted in a charge to miscellaneous other operating expense of $198 thousand. The most significant of those expenses related to computer maintenance and expenses. During late 2004 and 2005, First Haralson updated and upgraded it computer operating system including enhancements in platform software. The increase in computer maintenance and expense between 2004 and 2005 was $89 thousand.

Income taxes, expressed as a percentage of earnings before income taxes (the effective tax rate), was 21.6% in 2006, 23.9% in 2005 and 19.5% in 2004. The effective tax rate over the past three years has fluctuated slightly due to First Haralson’s investment in tax advantaged investments. First Haralson owns tax advantaged assets such as municipal securities and loans and bank owned life insurance that have an impact on First Haralson’s effective tax rate depending on the level of investment within the applicable years.

Balance Sheet Overview

For the Years Ended December 31, 2006 and 2005

General

During 2006, average total assets increased $11.4 million, or 6.0%, average deposits increased $10.7 million, or 6.8%, and average loans increased $10.1 million, or 8.3%, from average balances recorded in 2005. During 2005, average total assets increased $2.3 million, or 1.2%, average deposits increased $1.6 million, or 1.0%, and average loans increased $4.3 million, or 3.7%, from amounts recorded in 2004. The five year average growth rate for First National’s assets, loans and deposits is 5.7%, 8.2% and 5.5%, respectively.

Total assets at December 31, 2006 were $215.0 million, representing a $21.1 million, or 10.9%, increase from December 31, 2005. Total loans increased $17.5 million, or 14.3%, during 2006. Total deposits increased $11.3 million, or 6.8%, from 2005 to 2006. Also during 2006, First Haralson borrowed $7.5 million from the Federal Home Loan Bank (see Note 6 to the First Haralson consolidated financial statements). In essence, First Haralson maintained its liquidity position while growing loans $17.5 million which by far was the greatest loan growth year in the past five years. First Haralson expanded into commercial and residential construction lending in 2006 to meet the needs of its growing market, particularly, the portion of its market that borders the I–20 corridor from Atlanta to Birmingham.

Investments

First Haralson’s available-for-sale investment portfolio of $46.8 million as of December 31, 2006 consisted primarily of debt securities, which provide First Haralson with a source of liquidity, a stable source of income, and a vehicle to implement asset and liability management strategies. The amount in the available-for-sale securities portfolio remained flat when compared to December 31, 2005. First Haralson believes its investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet. The portfolio also provides a vehicle for the investment of available funds and supplying securities to pledge as required collateral for certain public deposits. Securities reported as available-for-sale are stated at fair value. These securities may be sold, retained until maturity, or pledged as collateral for liquidity and borrowing in response to changing interest rates, changes in prepayment risk and other factors as part of First Haralson’s overall asset liability management strategy.

The following table shows the carrying value of First Haralson’s securities, by security type, as of December 31, 2006, 2005 and 2004:

Table 3
Securities
(in thousands)

Available for Sale	2006	2005	2004
United States agencies	$11,105	$14,505	$9,569
State, county and municipal	19,621	17,812	17,477
Mortgage-backed securities	16,066	14,422	12,770
Total available for sale	$46,792	$46,739	$39,816

The following table presents the expected maturity of the amortized cost of securities by maturity date (for all obligations on a fully taxable basis, assuming a 34% marginal tax rate) at December 31, 2006. The composition and maturity/re-pricing distribution of the securities portfolio is subject to change depending on rate sensitivity, capital and liquidity needs.
Table 4
Expected Maturity of Securities
(in thousands)

Maturities at December 31, 2006	United States Treasury & Agencies	Wtd Avg Yld	State, County & Municipals	Wtd Avg Yld	Mortgage Backed Securities	Wtd Avg Yld
Within 1 year	$2,499	3.62%	$1,254	5.34%	$769	3.14
After 1 through 5 years	4,577	3.92%	2,643	4.18%	4,629	4.03%
After 5 through 10 years	3,619	4.83%	3,469	4.53%	2,259	4.15%
After 10 years	508	4.39%	11,679	4.61%	8,563	5.22%
Total	$11,203	4.17%	$19,045	4.58%	$16,220	4.62%
Fair Value	$11,105		$19,621		$16,066

Mortgage-backed securities are included in the maturities categories in which they are anticipated to be repaid based on average maturities. The actual cash flow of mortgage backed securities differs with this assumption.

Loans

Loan concentrations are defined as aggregate credits extended to a number of borrowers engaged in similar activities or resident in the same geographic region, which would cause them to be similarly affected by economic or other conditions. First National, on a routine basis, evaluates these concentrations for purposes of policing its concentrations and making necessary adjustments in its lending practices to reflect current economic conditions, loan-to-deposit ratios, and industry trends.

The primary types of loans in First National’s portfolio are residential mortgages and home equity, construction, commercial real estate, commercial and consumer installment loans. Generally, First National underwrites loans based upon the borrower’s debt service capacity or cash flow, a consideration of past performance on loans from other creditors as well as an evaluation of the collateral securing the loan. With some exceptions, First National’s general policy is to employ relatively conservative underwriting policies, primarily in the analysis of borrowers’ debt service coverage capabilities for commercial and commercial real estate loans, while emphasizing lower gross debt ratios for consumer loans and lower loan-to-value ratios for all types of real estate loans. Given the localized nature of First National’s lending activities, the primary risk factor affecting the portfolio as a whole is the health of the local economy in the West Georgia area and its effects on the value of local real estate and the incomes of local professionals and business firms.

Loans to directors, executive officers and principal shareholders of First Haralson and to directors and officers of First National are subject to limitations of the Federal Reserve, the principal effect of which is to require that extensions of credit by First National to executive officers, directors, and ten percent shareholders satisfy certain standards. First National routinely makes loans in the ordinary course of business to certain directors and executive officers of First Haralson and First National, their associates, and members of their immediate families. In accordance with Federal Reserve guidelines, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others and do not involve more than normal risk of collectibility or present other unfavorable features. As of December 31, 2006, loans and commitments outstanding to directors and executive officers of First Haralson and First National, their associates and members of their immediate families totaled $380 thousand, which represented approximately 0.3% of total loans as of that date. As of December 31, 2006, none of these loans outstanding from First National to related parties were non-accrual, past due, restructured or considered by management to be a potential problem loan.

The following table presents loans by type on the dates indicated:

Table 5
Loan Portfolio
(in thousands)

	December 31,
	2006	2005	2004	2003	2002

Commercial, financial & agricultural	$7,191	$6,889	$7,082	$6,913	$6,602
Real estate - construction	12,137	9,212	4,211	3,094	5,836
Real estate - mortgage	108,161	95,078	98,518	94,103	76,124
Consumer loans	12,438	11,277	10,214	10,862	11,434
	139,927	122,456	120,025	114,972	99,996
Less: Allowance for loan losses	(1,709)	(1,694)	(1,527)	(1,355)	(1,421)
Loans, net	$138,218	$120,761	$118,498	$113,617	$98,575

The following table sets forth the maturity distribution (based upon contractual dates) and interest rate sensitivity of commercial, financial and agricultural loans, real estate construction and mortgage loans and consumer loans as of December 31, 2006:

Table 6
Loan Portfolio Maturity
(in thousands)

	One Year Or Less	Wtd. Avg. Yld.	Over One to Five Years	Wtd. Avg. Yld.	Over Five Years	Wtd. Avg. Yld.	Total	Wtd. Avg. Yld.
Commercial, financial &
agricultural	$3,621	8.36%	$3,570	8.29%	$—	—	$7,191	8.33%
Real estate - construction	12,137	8.78%	—	—	—	—	12,137	8.78%
Real estate - mortgage	20,260	7.60%	61,604	7.70%	26,297	7.28%	108,161	7.58%
Consumer	2,215	8.18%	9,443	7.90%	780	8.39%	12,438	7.98%
Total	$38,233	8.08%	$74,617	7.75%	$27,077	7.31%	$139,927	7.76%

Variable/Fixed Rate Mix

	Variable Interest Rates	Wtd Avg Yld	Fixed Interest Rates	Wtd Avg Yld
Commercial, financial and agricultural	$2,760	8.60%	$4,431	8.16%
Real estate - construction	12,137	8.78%	—	—%
Real estate - mortgage	38,541	7.67%	69,620	7.53%
Consumer	1,460	7.99%	10,978	8.02%
Total	$54,898	7.97%	$85,029	7.76%

Provision and Allowance for Loan Losses

First Haralson’s provision for loan losses in 2006 was $70 thousand, compared to $260 thousand in 2005 and $301 thousand in 2004. The decrease in the provision for loan losses reflects an improving credit quality in the loan portfolio. The allowance for loan losses represented 1.22%, 1.38% and 1.27% of total loans outstanding at December 31, 2006, 2005 and 2004, respectively. The percentage of the allowance for loan losses expressed as a percentage of total loans decreased from 2005 due to a reduction in classified and criticized loans. Net charge-offs were $56 thousand, $92 thousand and $127 thousand during 2006, 2005 and 2004, respectively.

First Haralson has an independent loan review function. All loans are placed in loan grade categories which are consistent with those used by First National’s regulators. All loans are constantly monitored by the loan officer and the loan review function for credit quality, consistency and accuracy. Through this grading process, First National seeks to assure the timely recognition of credit risks. In general, as credit risk increases, the level of the allowance for loan loss will also increase.

A formal allowance for loan loss adequacy test is performed at each quarter end. Specific amounts of loss are estimated on problem loans and historical loss percentages are applied to the balance of the portfolio using certain portfolio stratifications. Additionally, the evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions, regulatory examination results, and the existence of loan concentrations.

First Haralson’s management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectability of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, management uses a loan grading system that rates loans in six different categories. Grades two through five, which represent criticized or classified loans, are assigned allocations of loss based on management’s estimate of potential loss that is generally based on historical losses and/or collateral deficiencies. Loans graded zero and one are stratified by type and allocated loss ranges based on historical loss experience for the strata. The combination of these results is compared quarterly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. Loans deemed to be impaired are evaluated individually to measure the probable loss, if any, in the credit. Management uses an individual loan officer as a primary reviewer and then on an annual basis, uses a third party consultant to review the portfolio. First Haralson reviews its loan grading system and the allowance for loan loss reserve to determine whether it is adequate to protect First National for future losses.

Management of First Haralson believes that the allowance for loan losses is adequate. However, management uses available information to recognize losses on loans and future additions to the allowance may be necessary based on changes in economic conditions and a change in the borrowers’ ability to repay. In addition, regulators, as an integral part of their examination process, periodically review First Haralson’s allowance for loan losses. Such regulators may require First Haralson to recognize additions to the allowance based on their judgments of information available to them at the time of their examination. Management of First Haralson realizes the importance of maintaining an adequate allowance for loan losses. Through a professional loan review function and effective loan officer identification program, management believes it is able to recognize weaknesses in the loan portfolio in a timely manner. Early identification of deteriorating credit attributes allows management to take a proactive role in documenting an established plan to enhance First Haralson’s position and minimize the potential for loss.

Through the problem loan identification program outlined above, management is able to identify those loans that exhibit weakness and classify them on a classified and criticized loan list. In cases where significant weaknesses exist in a specific loan, a specific reserve is assigned to such loan in addition to the general allowance. First Haralson also evaluates the risks associated with concentrations in credit. If it is necessary to assign an allowance related to concentrations of credit, First Haralson adds a specific reserve related to such risks.

The following table presents a summary of changes in the allowance for loan losses for the years indicated:

Table 7
Allowance for Loan Losses
(in thousands)

	December 31,
	2006	2005	2004	2003	2002

Balance at beginning of year	$1,694	$1,527	$1,355	$1,421	$1,334
Charge-offs:
Commercial, financial and agricultural	—	—	4	259	29
Real estate - construction	—	—	—	—	—
Real estate - mortgage	75	71	16	0	12
Consumer loans	305	359	437	407	486
Total charge-offs	380	430	457	666	527
Recoveries:
Commercial, financial and agricultural	—	—	4	1	2
Real estate - construction	—	—	—	—	—
Real estate - mortgage	—	—	—	—	2
Consumer loans	325	337	324	294	285
Total recoveries	325	337	328	295	289
Net (charge-offs) recoveries	(56)	(93)	(127)	(371)	(238)
Provision for loan losses	70	260	301	305	325
Balance at end of year	$1,709	$1,694	$1,527	$1,355	$1,421

Ratio of net charge-offs during the
period to average loans outstanding	.04%	.07%	.11%	.36%	.24%
Ratio of allowance to total loans	1.22%	1.38%	1.27%	1.18%	1.42%

Non-Performing Assets and Past Due Loans

Non-performing assets at December 31, 2006 were $83 thousand, or 0.06%, of total loans and other real estate owned compared to $226 thousand, or 0.18%, of total loans and other real estate owned at December 31, 2005 and $412 thousand or 0.34%, of total loans and other real estate owned at December 31, 2004. The percentage of non-performing assets to total loans has steadily decreased from its peak in 2004.

The following table summarizes loans 90 days or greater past due still accruing interest, non-accrual loans and real estate taken in settlement of foreclosure for the years indicated.

Table 8
Non-Performing Assets
 (in thousands)

	December 31,
	2006	2005	2004	2003	2002
Other real estate and repossessions	$—	$178	$156	$—	$—
Non-accrual loans	43	—	110	—	—
Loans 90 days past due still accruing interest	40	48	146	395	168
Total	$83	$226	$412	$395	$168
Non-performing assets as % of total loans	0.06%	0.18%	0.34%	0.34%	0.17%

While there may be additional loans in First National’s portfolio that may become classified as conditions indicate, management is not aware of any potential problem loans that are not disclosed in the table above. As a result of First Haralson’s management’s ongoing review of the loan portfolio, loans are classified as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90 day past due loans when such loans are well secured and in process of collection. Generally, payments received on non-accrual loans are applied directly to principal.

First National’s loan review function monitors selected accruing loans for which general economic conditions or changes within a particular industry could cause the borrowers financial difficulties. The loan review function also identifies loans with high degrees of credit or other risks. The focus of loan review and management is to maintain a low level of non-performing assets and return current non-performing assets to earning status. Management of First Haralson is unaware of any known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on First Haralson’s liquidity, capital resources or operations.

Deposits

Time deposits of $100 thousand and greater totaled $38.4 million at December 31, 2006, compared with $28.6 million at year-end 2005. The following table sets forth the scheduled maturities of time deposits of $100 thousand and greater at December 31, 2006.

Table 9
Maturity of Time Deposits of $100,000 and Greater
(in thousands)

Within 3 months	$10,073
After 3 through 6 months	5,843
After 6 through 12 months	19,066
After 12 months	3,410
Total	$38,392

Liquidity

First National must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors’ accounts and to supply potential borrowers with funds. To meet these obligations, First National keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these variables to meet liquidity needs. It is the policy of First National to monitor its liquidity to meet regulatory requirements and local funding requirements. Management of First National believes that First National’s current level of liquidity is adequate to meet its needs.

First National maintains relationships with correspondent banks including the Federal Home Loan Bank (FHLB) that can provide funds to it on short notice, if needed. First National has arrangements with correspondent and commercial banks for short-term unsecured advances up to $11.1 million. Subject to collateral availability, First National has a line of credit with the FHLB from which First National had drawn $10 million as of December 31, 2006. For additional details on the line of credit with the FHLB see Note 6 of the First Haralson consolidated financial statements.

First Haralson’s cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash and cash equivalents amounted to $16.7 million at December 31, 2006, which represented a decrease of $265 thousand from December 31, 2005. Net cash provided by operating activities was $3.3 million. Net cash provided by operating activities was attributable primarily to net earnings of $2.4 million with add-backs attributable to non-cash items such as depreciation, amortization, accretion and provision for loan losses. Net cash used by investing activities of $21.9 million consisted primarily of a net change in loans of $17.8 million and net change in securities available for sale and other securities of $422 thousand and a net change in premises and equipment of $3.6 million. Net cash provided by financing activities totaled $18.3 million which was primarily attributable to a net increase in deposits of $11.3 million and an increase in Federal Home Loan Bank advances in the amount of $7.5 million and dividends payout of $571 thousand.

In 2006, management of First Haralson maintained a high level of liquidity in a year where it grew loans by $17.5 million. Management of First Haralson funded its loans by raising deposits and borrowing from the FHLB. Cash and cash equivalents (liquidity) on the balance sheet remained slightly lower in 2006 that it was in 2005. The average balance of federal funds sold and other interest-bearing funds was $6.3 million in 2006 compared to $9.8 million in 2005.

Capital Resources

Total shareholders’ equity as of December 31, 2006 was $25.7 million, an increase of $1.9 million over 2005. The change in equity was due to $2.4 million in net income, less $571 thousand in dividends and a increase in unrealized holding gain on securities available-for-sale of $26 thousand, net of tax.

The OCC has established certain minimum risk-based capital standards that apply to national banks, and First Haralson is subject to certain capital requirements imposed by the Federal Reserve. At December 31, 2006, First National exceeded all applicable regulatory capital requirements for classification as a “well capitalized” bank, and First Haralson satisfied all applicable regulatory requirements imposed on it by the Federal Reserve. The following tables present First National’s regulatory capital position at December 31, 2006:

Table 10
Capital Ratio

Actual as of December 31, 2006
Tier 1 Capital (to risk weighted assets)	13.8%
Tier 1 Capital minimum requirement	4.0%
Excess	9.8%
Total Capital (to risk weighted assets)	15.1%
Total Capital minimum requirement	8.0%
Excess	7.1%

Leverage Ratio

Actual as of December 31, 2006
Tier 1 Capital to average assets
(“Leverage Ratio”)	9.0%
Minimum leverage requirement	4.0%
Excess	5.0%

Contractual Obligations

In the ordinary course of operations, First Haralson enters into certain contractual obligations. The following table summarizes First Haralson’s significant fixed and determinable contractual obligations, by payment date, at December 31, 2006 (dollars in thousands). With regard to the Federal Home Loan Bank advances, the obligations contain call dates at the option of the issuer. Therefore, the advances may be called prior to their maturity date see Note 6 to the First Haralson consolidated financial statements “Lines of Credit”.

Obligation	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Deposits without a stated maturity	$74,098	$74,098	$—	$—	$—
Certificates of deposit	102,841	83,279	10,812	8,750	—
Federal Home Loan Bank advances	10,000	5,000	2,500	—	2,500
Total	$186,939	$162,377	$13,312	$8,750	$2,500

Off Balance Sheet Risk

Through the operations of First National, First Haralson has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to First National’s customers at predetermined interest rates for a specified period of time. At December 31, 2006, First National had issued commitments to extend credit of $10.4 million through various types of commercial lending arrangements and additional commitments through standby letters of credit of $300 thousand. First Haralson evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by First Haralson upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. First Haralson manages the credit risk on these commitments by subjecting them to normal underwriting and risk management processes. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, First Haralson has the ability to liquidate federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase federal funds from other financial institutions until more permanent funding can be obtained.

Asset/Liability Management

It is First Haralson’s objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of First Haralson management to support asset growth primarily through growth of deposits and borrowing strategies, which minimize First Haralson’s exposure to interest rate risk. The objective of the policy is to control interest sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings.

The asset/liability mix is monitored on a regular basis. A report reflecting the interest sensitive assets and interest sensitive liabilities is prepared and presented to management and the asset/liability management committee on at least a quarterly basis. One method to measure a bank’s interest rate exposure is through its repricing gap. The gap is calculated by taking all assets that reprice or mature within a given time frame and subtracting all liabilities that reprice or mature within that time frame. The difference between these two amounts is called the “gap”, the amount of either liabilities or assets that will reprice without a corresponding asset or liability repricing. A negative gap (more liabilities repricing than assets) generally indicates that the bank’s net interest income will decrease if interest rates rise and will increase if interest rates fall. A positive gap generally indicates that the bank’s net interest income will decrease if rates fall and will increase if rates rise.

Due to inherent limitations in traditional gap analysis, First Haralson also employs more sophisticated modeling techniques to monitor potential changes in net interest income, net income and the market value of portfolio equity under various interest rate scenarios. Market risk is the risk of loss from adverse changes in market prices and rates, arising primarily from interest rate risk in First Haralson’s loan and investment portfolios, which can significantly impact its profitability. Net interest income can be adversely impacted where assets and liabilities do not react the same to changes in interest rates. Management of First Haralson finds the above methodologies meaningful for evaluating market risk sensitivity; however, other factors can affect net interest income, such as levels of non-earning assets and changes in portfolio composition and volume.

The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2006 that are expected to mature, prepay or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities, although the cash flows received often differ from scheduled maturities. First Haralson’s savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the “One Year or Less” category, although historical experience has proven these deposits to be less interest rate sensitive over the course of a year and are more subject to management’s control.

Table 11
Interest Rate Gap Sensitivity
(in thousands)

	At December 31, 2006 Maturing or Repricing in
	One Year or Less	Over 1 Year Thru 2 Years	Over 2 Years Thru 5 Years	Over 5 Years	Total
Interest-earning assets:
Federal funds sold	$7,056	$—	$—	$—	$7,056
Interest-bearing deposits with other banks	4,831	—	—	—	4,831
Securities (at cost)	4,522	1,555	10,296	30,095	46,468
Loans	38,233	60,191	14,426	27,077	139,927
Total interest-earning assets	54,642	61,746	24,722	57,172	198,282
Interest-bearing liabilities:
Deposits:
Demand	51,742	—	—	—	51,742
Savings	9,344	—	—	—	9,344
Time deposits	19,187	48,647	6,634	28,373	102,841
FHLB advances	5,000	2,500	—	2,500	10,000
Total interest-bearing liabilities	85,273	51,147	6,634	30,873	173,927
Per period	$(30,631)	$10,599	$18,088	$26,299	$24,355
Cumulative interest sensitivity difference	$(30,631)	$(20,032)	$(1,944)	$24,355
Cumulative difference to total assets	(14.22)%	(9.30)%	(0.90)%	11.31%

At December 31, 2006, the difference between First Haralson’s assets and liabilities repricing or maturing within one year was $31 million. The above chart indicates an excess of liabilities repricing or maturing within one year, thus a rise in interest rates would theoretically cause First Haralson’s net interest income to decrease. However, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees or at different points in time to changes in market interest rates. Such is the case in analyzing NOW demand, money market and savings accounts, which are disclosed in the one year or less category. Those liabilities do not necessarily reprice as quickly or to the same degree as rates in general. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Changes in interest rates, prepayment rates, early withdrawal levels and the ability of borrowers to service their debt, among other factors, may change significantly from the assumptions made in the table.

Impact of Inflation, Changing Prices and Monetary Policies

The primary effect of inflation on First Haralson’s operations is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of First Haralson, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve. The Federal Reserve implements a national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on First Haralson and its results of operations are not predictable.

Quarterly Financial Information

Presented below is a summary of First Haralson’s unaudited consolidated quarterly financial data for the years ended December 31, 2006 and 2005.

Quarterly Financial Information
(Unaudited - in thousands, except per share data)

	2006 Quarters				2005 Quarters
	First	Second	Third	Fourth	First	Second	Third	Fourth
Interest income	$2,941	3,176	3,315	3,484	2,541	2,721	2,784	2,844
Net interest income	1,903	1,997	1,922	1,818	1,802	1,911	1,889	1,906
Provision for loan losses	30	30	10	0	75	75	75	35
Income before income taxes	792	770	795	680	686	720	725	807
Net income	598	593	591	599	545	532	569	590
Earnings per share - basic	2.96	2.93	2.92	2.95	2.61	2.63	2.83	2.93
Earnings per share - diluted	$2.96	2.93	2.92	2.95	2.61	2.63	2.83	2.93
Weighted average common
shares outstanding - basic	201,750	201,996	202,239	202,463	204,864	202,407	201,021	201,505
Weighted average common
shares outstanding -diluted	201,750	201,996	202,239	202,463	204,864	202,407	201,021	201,505

SUPERVISION AND REGULATION

Regulation of WGNB and First Haralson

WGNB and First Haralson are bank holding companies within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”). Under the BHCA, WGNB and First Haralson are subject to periodic examination by the Federal Reserve and are required to file periodic reports of their operations and such additional information as the Federal Reserve may require. WGNB’s and First Haralson’s activities are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Investments, Control and Activities

With certain limited exceptions, the BHCA requires every bank holding company to obtain prior approval of the Federal Reserve:

•	to acquire the ownership or control of more than 5% of any class of voting stock of any bank not already controlled by it;

•	for it or any subsidiary (other than a bank) to acquire all or substantially all of the assets of a bank; and

•	to merge or consolidate with any other bank holding company.

In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank holding company, such as WGNB and First Haralson. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Exchange Act or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

The BHCA further provides that the Federal Reserve may not approve any transaction that would result in a monopoly, or the effect of which may be substantially to lessen competition in any section of the country, or that in any other manner would be in restraint of trade, unless the transaction’s anticompetitive effects are clearly outweighed by the public interest. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

Bank holding companies generally are also prohibited under the BHCA from engaging in non-banking activities or from acquiring direct or indirect control of any company engaged in non-banking activities. However, the Federal Reserve may permit bank holding companies to engage in certain types of non-banking activities determined by the Federal Reserve to be closely related to banking or managing or controlling banks. Activities determined by the Federal Reserve to fall under this category include:

•	making or servicing loans and certain leases;

•	providing certain data processing services;

•	acting as a fiduciary or investment or financial advisor;

•	providing discount brokerage services;

•	underwriting bank eligible securities; and

•	making investments designed to promote community welfare.

Subsidiary banks of a bank holding company are subject to certain restrictions on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit WGNB’s and First Haralson’s ability to obtain funds from West Georgia and First National, respectively, for their cash needs, including funds for the payment of dividends, interest and operating expenses. Further, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or the furnishing of services.

Financial Services Modernization Act

Although the activities of bank holding companies have traditionally been limited to the business of banking and activities closely related or incidental to banking (as discussed above), the Gramm-Leach-Bliley Act (also known as the Financial Services Modernization Act of 1999) relaxed the previous limitations and permitted bank holding companies to engage in a broader range of financial activities. Specifically, bank holding companies may elect to become financial holding companies which may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Among the activities that are deemed “financial in nature” include:

•	lending, exchanging, transferring, investing for others or safeguarding money or securities;

•	insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, or death, or providing and issuing annuities, and acting as principal, agent, or broker with respect thereto;

•	providing financial, investment, or economic advisory services, including advising an investment company;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly; and

•	underwriting, dealing in or making a market in securities.

A bank holding company may become a financial holding company under this statute only if each of its subsidiary banks is well capitalized, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. A bank holding company that falls out of compliance with such requirement may be required to cease engaging in certain activities. Any bank holding company that does not elect to become a financial holding company remains subject to the bank holding company restrictions of the Act.

Under this legislation, the Federal Reserve Board serves as the primary “umbrella” regulator of financial holding companies with supervisory authority over each parent company and limited authority over its subsidiaries. The primary regulator of each subsidiary of a financial holding company will depend on the type of activity conducted by the subsidiary. For example, broker-dealer subsidiaries will be regulated largely by securities regulators and insurance subsidiaries will be regulated largely by insurance authorities.

Source of Strength; Cross-Guarantee

Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its bank subsidiaries and to commit resources to support these subsidiaries. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Under these provisions, a bank holding company may be required to loan money to its subsidiary banks in the form of capital notes or other instruments which qualify for capital under regulatory rules. Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition. West Georgia or First National may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other bank controlled by WGNB or First Haralson, respectively, which in effect makes WGNB’s or First Haralson’s equity investments in healthy bank subsidiaries available to the FDIC to assist any failing or failed bank subsidiary of WGNB or First Haralson.

State Regulation

Activities of WGNB and First Haralson are subject to certain provisions of The Financial Institutions Code of Georgia and regulations issued pursuant to such code. These provisions are administered by the GDBF, which has concurrent jurisdiction with the Federal Reserve over the activities of WGNB and First Haralson. The laws and regulations administered by the GDBF are generally consistent with, or supplemental to, those federal laws and regulations discussed herein.

Regulation of West Georgia and First National

As national banks, West Georgia and First National are subject to the supervision and examination by the OCC. Deposits in West Georgia and First National are insured by the FDIC up to a maximum amount of $100,000 per depositor ($250,000 with respect to retirement accounts), subject to aggregation rules. The OCC and the FDIC regulate or monitor all areas of West Georgia’s and First National’s commercial banking operations, including security devices and procedures, adequacy of capitalization and loan loss reserves, loans, investments, borrowings, deposits, mergers, consolidations, reorganizations, issuance of securities, payment of dividends, interest rates, establishment of branches, and other aspects of its operations. The OCC requires West Georgia and First National maintain certain capital ratios and imposes limitations on their aggregate investment in real estate, bank premises and furniture and fixtures. West Georgia and First National are currently required by the OCC to prepare quarterly reports on their financial condition and to conduct an annual audit of their financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

Under FDICIA, all insured institutions must undergo periodic on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

Community Reinvestment Act

The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC or any other appropriate federal agency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could pose additional requirements and limitations on West Georgia and First National. West Georgia was examined for CRA compliance in May 2003 and received a CRA rating of “outstanding.” First National was examined for CRA compliance in March 2003 and received a CRA rating of Satisfactory.

Other Regulations

Interest and certain other charges collected or contracted for by West Georgia and First Haralson are subject to Georgia usury laws and certain federal laws concerning interest rates. The banks’ loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, the Soldiers’ and Sailors’ Civil Relief Act of 1940 governing the repayment terms of, and property rights underlying, secured obligations of persons in military service, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of West Georgia and First Haralson also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services. The banks’ commercial transactions are also subject to the provisions of the Uniform Commercial Code and other provisions of the Official Code of Georgia Annotated.

Deposit Insurance

The deposits of West Georgia and First Haralson are currently insured to a maximum of $100,000 per depositor, subject to aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and ($250,000 with respect to retirement accounts) thrifts for deposit insurance. Since 1993, insured depository institutions like West Georgia and First Haralson have paid for deposit insurance under a risk-based premium system. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. Due to its severe consequences, the FDIC historically uses insurance termination as an enforcement action of last resort and the termination process itself involves substantial notice, a formal adjudicative hearing and federal appellate review. In instances where insurance deposit is terminated, the financial institution is required to notify its depositors and insured funds on the date of termination that they will continue to be insured for at least six months and up to two years, at the discretion of the FDIC. After the date of termination, no new deposits accepted by the financial institution will be federally insured.

Federal Deposit Insurance Reform

On February 8, 2006, President Bush signed the Federal Deposit Insurance Reform Act of 2005 (FDIRA). The FDIC was required to adopt rules implementing the various provisions of FDIRA by November 5, 2006. Among other things, FDIRA changes the Federal deposit insurance system by:

•	raising the coverage level for retirement accounts to $250,000;

•	indexing deposit insurance coverage levels for inflation beginning in 2012;

•	prohibiting undercapitalized financial institutions from accepting employee benefit plan deposits;

•	merging the Bank Insurance Fund and Savings Association Insurance Fund into a new Deposit Insurance Fund (the DIF); and

•	providing credits to financial institutions that capitalized the FDIC prior to 1996 to offset future assessment premiums.

FDIRA also authorizes the FDIC to revise the current risk-based assessment system, subject to notice and comment and caps the amount of the DIF at 1.50% of domestic deposits. The FDIC must issue cash dividends, awarded on a historical basis, for the amount of the DIF over the 1.50% ratio. Additionally, if the DIF exceeds 1.35% of domestic deposits at year-end, the FDIC must issue cash dividends, awarded on a historical basis, for half of the amount of the excess.

Dividends

The principal source of cash flow for WGNB and First Haralson is dividends from West Georgia and First National, respectively. The amount of dividends that may be paid by a bank to its parent holding company depends on their earnings and capital position and is limited by various statutory and regulatory limitations. In addition, the Federal Reserve has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

As national banks, West Georgia and First National may not pay dividends from their paid-in-capital. All dividends must be paid out of retained earnings, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Under FDICIA, West Georgia and First National may not pay a dividend if, after paying the dividend, they would be undercapitalized. See Capital Adequacy.

Capital Adequacy

Federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to:

•	make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies;

•	account for off-balance sheet exposure; and

•	minimize disincentives for holding liquid assets.

The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums.

The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based Total Capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Bank holding companies controlling financial institutions can be called upon to boost the institution’s capital and to partially guarantee the institution’s performance under their capital restoration plans. Tier 1 capital includes shareholders’ equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangible assets and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate-term preferred stock and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

Under the guidelines, banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business.

The Federal Reserve also has implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangible assets, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve has established a minimum 3% leverage ratio of Tier 1 capital to total assets for the most highly rated bank holding companies and insured banks. All other bank holding companies and insured banks will be required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The tangible Tier 1 Leverage ratio is the ratio of a banking organization’s Tier 1 capital, less all intangibles, to total assets, less all intangibles.

FDICIA established a capital-based regulatory plan designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. To qualify as a well capitalized institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%. The bank must also not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.

Under FDICIA, regulators must take prompt corrective action against depository institutions that do not meet minimum capital requirements. FDICIA and the related regulations establish five capital categories as shown in the following table:

Classification	Total Risk- Based Capital	Tier I Risk- Based Capital	Tier I Leverage

Well Capitalized(1)	10%	6%	5%
Adequately Capitalized(1)	8%	4%	4%(2)
Undercapitalized(3)	<8%	<4%	<4%
Significantly Undercapitalized(3)	<6%	<3%	<3%
Critically Undercapitalized(3)	—	—	<2%

(1)	An institution must meet all three minimums.

(2)	3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.

(3)	An institution is classified as undercapitalized if it is below the specified capital level for any of the three capital measures.

A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives a less than satisfactory examination rating in any one of four categories. As a depository institution moves downward through the capitalization categories, the degree of regulatory scrutiny will increase and the permitted activities of the institution will decrease. Action may be taken by a depository institution’s primary federal regulator against an institution that falls into one of the three undercapitalized categories, including the requirement of filing a capital plan with the institution’s primary federal regulator, prohibition on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets, or sell the institution.

Interstate Banking and Branching Restrictions

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), an adequately capitalized and adequately managed bank holding company may acquire a bank across state lines, without regard to whether such acquisition is permissible under state law. A bank holding company is considered to be “adequately capitalized” if it meets all applicable federal regulatory capital standards.

While the Riegle-Neal Act precludes a state from entirely insulating its banks from acquisition by an out-of-state holding company, a state may still provide that a bank may not be acquired by an out-of-state company unless West Georgia has been in existence for a specified number of years, not to exceed five years. Additionally, the Federal Reserve may not approve an interstate acquisition which would result in the acquirer’s controlling more than 10% of the total amount of deposits of insured depository institutions in the United States with 30% or more of the deposits in the home state of the target bank. A state may waive the 30% limit based on criteria that does not discriminate against out-of-state institutions. The limitations do not apply to the initial entry into a state by a bank holding company unless the state has a deposit concentration cap that applies on a nondiscriminatory basis to in-state or out-of-state bank holding companies making an initial acquisition.

The Riegle-Neal Act permits banks with different home states to merge unless a particular state opts out of the statute. Georgia adopted legislation which has permitted interstate bank mergers since June 1, 1997.

The Riegle-Neal Act also permits national and state banks to establish de novo branches in another state if there is a law in that state which applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches. However, in 1996, Georgia adopted legislation which opts out of this provision. The Georgia legislation provides that, with the prior approval of the GDBF, a bank may establish new or additional branch banks anywhere in the state.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Anti-Terrorism Legislation

In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps such as:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•
to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•
to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

Under the USA PATRIOT Act, financial institutions are required to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

•	the development of internal policies, procedures, and controls;

•	the designation of a compliance officer;

•	an ongoing employee training program; and

•	an independent audit function to test the programs.

In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators, and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to have violated the privacy provisions of the Gramm-Leach-Bliley Act, as discussed above.

Regulation W

WGNB and First Haralson and their banking affiliates are subject to Regulation W, which provides guidance on permissible activities and transactions between affiliated companies. In general, subject to certain specified exemptions, a bank or its subsidiaries are limited in their ability to engage in “covered transactions” with affiliates:

•	to an amount equal to 10% of the bank’s capital and surplus, in the case of covered transactions with any one affiliate; and

•	to an amount equal to 20% of the bank’s capital and surplus, in the case of covered transactions with all affiliates.

In addition, a bank and its subsidiaries may engage in covered transactions and other specified transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the bank or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A “covered transaction” includes:

•	a loan or extension of credit to an affiliate;

•	a purchase of, or an investment in, securities issued by an affiliate;

•	a purchase of assets from an affiliate, with some exceptions;

•	the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; and

•	the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

In addition, under Regulation W:

•	a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

•	covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

•
with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

West Georgia and First National are also subject to certain restrictions imposed by the Federal Reserve on extensions of credit to executive officers, directors, principal shareholders, or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are at least as stringent as those prevailing at the time for comparable transactions with persons not covered above and who are not employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. West Georgia and First National are also subject to certain lending limits and restrictions on overdrafts to such persons.

Consumer Credit Reporting

On December 4, 2003, the President signed the Fair and Accurate Credit Transactions Act (the “FAIR Act”), amending the federal Fair Credit Reporting Act (the “FCRA”). Amendments to the FCRA include, among other things:

•
new requirements for financial institutions to develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer’s credit file stating that the consumer may be the victim of identity theft or other fraud;

•	new consumer notice requirements for lenders that use consumer report information in connection with risk-based credit pricing programs;

•
for entities that furnish information to consumer reporting agencies (which would include West Georgia and First National), new requirements to implement procedures and policies regarding the accuracy and integrity of the furnished information, and regarding the correction of previously furnished information that is later determined to be inaccurate; and

•	a new requirement for mortgage lenders to disclose credit scores to consumers.

The amendments also prohibit a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes, subject to certain exceptions.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation’s financial institutions operating in the United States.

Effect of Governmental Monetary Policies

The earnings of WGNB and First Haralson are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

OTHER MATTERS

The management of First Haralson and WGNB are not aware of any other matters to be brought before the special shareholders’ meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed forms of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

EXPERTS

The WGNB consolidated financial statements and schedules as of December 31, 2006 and for each of the years in the three-year period ended December 31, 2006 have been audited by Porter Keadle Moore, LLP, independent registered public accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The First Haralson consolidated financial statements as of December 31, 2006 and for each of the years in the three-year period ended December 31, 2006 have been audited by Porter Keadle Moore, LLP, independent certified public accountants, as stated in their report, which is contained herein on page F-2, and has been so contained herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The legality of shares of WGNB common stock being offered hereby is being passed upon for WGNB by Troutman Sanders LLP, counsel to WGNB. Troutman Sanders LLP will also opine as to certain United States federal income tax consequences of the merger.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

WGNB is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including WGNB. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by WGNB at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

WGNB has filed a registration statement on Form S-4 with the SEC that registers the WGNB common stock to be issued in the merger. This joint proxy statement-prospectus is a part of that registration statement and constitutes a prospectus and proxy statement of WGNB and a proxy statement of First Haralson for the special meeting.

This joint proxy statement-prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about WGNB and First Haralson and the WGNB common stock to be issued in the merger. Statements contained in this joint proxy statement-prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

WGNB has supplied all of the information contained in this joint proxy statement-prospectus relating to WGNB and its subsidiary bank. First Haralson has supplied all of the information relating to First Haralson and its subsidiary bank.

This joint proxy statement-prospectus incorporates by reference important business and financial information about WGNB that is not included in or delivered with the joint proxy statement-prospectus. That information is available on our website at www.wgnb.com, or is available without charge upon your request to:

WGNB Corp.
Attn: Steven J. Haack
201 Maple Street
P.O. Box 280
Carrollton, Georgia 30112
Telephone: (770) 832-3557

You should make your request before May 11, 2007 in order to receive the information prior to the meeting.

INDEX TO

FIRST HARALSON CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants

To the Board of Directors and Stockholders
First Haralson Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of First Haralson Corporation and subsidiaries as of December 31, 2006 and 2005, and the related statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Haralson Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ PORTER KEADLE MOORE, LLP
Atlanta, Georgia
February 24, 2007

FIRST HARALSON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Cash and due from banks, including reserve
requirements of $1,184,000 and $1,387,000	$4,790,465	4,234,518
Federal funds sold	7,056,000	7,454,000
Interest-bearing demand deposits with other banks	4,830,782	5,253,549
Cash and cash equivalents	16,677,247	16,942,067
Investment securities available for sale	46,792,288	46,738,952
Other investments	1,022,980	676,280
Loans, net	138,218,201	120,761,320
Premises and equipment, net	7,012,815	3,749,248
Cash surrender value of life insurance	3,497,448	3,372,689
Accrued interest receivable and other assets	2,156,183	2,032,442
	$215,377,162	194,272,998

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Demand	$13,011,559	14,239,785
Interest-bearing demand	51,741,944	58,981,419
Savings	9,344,167	11,297,813
Time	102,840,960	81,091,021
Total deposits	176,938,630	165,610,038
Federal Home Loan Bank advances	10,000,000	2,500,000
Accrued interest payable and other liabilities	2,729,029	2,388,768
Total liabilities	$189,667,659	170,498,806
Commitments
Stockholders’ equity:
Common stock, Class A voting, $1 par, 25,000 shares
authorized, 20,216 and 20,216 shares issued and outstanding
in 2006 and 2005, respectively	20,216	20,216
Common stock, Class B non-voting, $1 par, 225,000 shares
authorized, 183,041 and 182,195 shares issued and outstanding
in 2006 and 2005, respectively	183,041	182,195
Additional paid-in capital	417,773	319,643
Accumulated other comprehensive income	201,125	174,781
Retained earnings	24,887,348	23,077,357
Total stockholders’ equity	25,709,503	23,774,192
	$215,377,162	194,272,998

See accompanying notes to consolidated financial statements.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	For the Years Ended December 31,
	2006	2005	2004
Interest income:
Interest and fees on loans	$10,428,565	8,695,967	7,833,142
Interest on federal funds sold	232,126	218,457	136,809
Interest on deposits in other banks	—	—	273
Interest on investment securities:
Tax-exempt	867,618	815,016	866,953
Taxable	1,387,469	1,160,669	1,016,698
Total interest income	12,915,778	10,890,109	9,853,875
Interest expense:
Deposits	4,994,734	3,098,326	2,312,138
Federal Home Loan Bank advances	281,258	283,476	439,558
Total interest expense	5,275,992	3,381,802	2,751,696
Net interest income	7,639,786	7,508,307	7,102,179
Provision for loan losses	70,005	260,000	300,808
Net interest income after provision for loan losses	7,569,781	7,248,307	6,801,371
Other operating income:
Service charges and fees on deposits	2,182,833	2,020,753	1,925,345
Securities losses, net	(5,900)	—	(413)
Other	698,835	680,456	423,150
Total other operating income	2,875,768	2,701,209	2,348,082
Other operating expenses:
Salaries and employee benefits	4,428,028	4,237,414	4,097,501
Occupancy and equipment	1,194,841	1,164,704	1,062,246
Miscellaneous	1,785,361	1,609,359	1,747,665
Total other operating expenses	7,408,230	7,011,477	6,907,412
Earnings before income taxes	3,037,319	2,938,039	2,242,041
Income taxes	656,579	702,065	437,831
Net earnings	$2,380,740	2,235,974	1,804,210
Basic and diluted earnings per common share	$11.76	11.10	8.68

See accompanying notes to consolidated financial statements.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2006	2005	2004
Net earnings	$2,380,740	2,235,974	1,804,210
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities available for sale:
Holding gains (losses) arising during period, net of tax of $18,361, $(257,839) and $ (50,152)	30,002	(421,399)	(82,145)
Reclassification adjustment for realized (gains) losses included in net earnings, net of taxes of $(2,242), $0 and $157	(3,658)	—	256
Total other comprehensive income (loss)	26,344	(421,399)	(81,889)
Comprehensive income	$2,407,084	1,814,575	1,722,321

See accompanying notes to consolidated financial statements.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Years Ended December 31, 2006, 2005 and 2004
	Class A Common Stock	Class B Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total
Balance, December 31, 2003	$20,577	191,576	1,313,645	678,069	20,885,028	23,088,895
Issuance of common stock	99	1,869	211,516	—	—	213,484
Redemption of common stock	(557)	(13,106)	(1,420,612)	—	(742,063)	(2,176,338)
Dividends paid ($2.61 per share)	—	—	—	—	(553,889)	(553,889)
Change in unrealized gains on
investment securities available
for sale, net of tax	—	—	—	(81,889)	—	(81,889)
Net earnings	—	—	—	—	1,804,210	1,804,210
Balance, December 31, 2004	20,119	180,339	104,549	596,180	21,393,286	22,294,473
Issuance of common stock	97	1,874	217,144	—	—	219,115
Redemption of common stock	—	(18)	(2,050)	—	—	(2,068)
Dividends paid ($2.74 per share)	—	—	—	—	(551,903)	(551,903)
Change in unrealized gains on
investment securities available
for sale, net of tax	—	—	—	(421,399)	—	(421,399)
Net earnings	—	—	—	—	2,235,974	2,235,974
Balance, December 31, 2005	20,216	182,195	319,643	174,781	23,077,357	23,774,192
Issuance of common stock	—	924	107,610	—	—	108,534
Redemption of common stock	—	(78)	(9,480)	—	—	(9,558)
Dividends paid ($2.82 per share)	—	—	—	—	(570,749)	(570,749)
Change in unrealized gains on
investment securities available
for sale, net of tax	—	—	—	26,344	—	26,344
Net earnings	—	—	—	—	2,380,740	2,380,740
Balance, December 31, 2006	$20,216	183,041	417,773	201,125	24,887,348	25,709,503

See accompanying notes to consolidated financial statements.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net earnings	$2,380,740	2,235,974	1,804,210
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	449,805	550,143	661,140
Provision for loan losses	70,005	260,000	300,808
Deferred income tax expense (benefit)	(73,360)	(141,548)	(160,592)
Loss on sale of investment securities available for sale	5,900	—	413
Gain on sale of premises and equipment	—	(34,400)	—
Increase in cash surrender value of life insurance	(124,759)	(113,618)	(123,037)
Change in:
Accrued interest receivable and other assets	216,105	114,399	333,121
Accrued interest payable and other liabilities	340,261	347,812	456,125
Net cash provided by operating activities	3,264,697	3,218,762	3,272,188
Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	994,100	120,000	3,354,480
Proceeds from calls and maturities of investment securities available for sale	10,873,818	8,172,271	17,196,519
Purchase of investment securities available for sale	(11,943,514)	(16,044,776)	(9,531,381)
Proceeds from sales of other investments	—	253,000	—
Purchases of other investments	(346,700)	—	(55,480)
Net change in loans	(17,811,944)	(2,679,844)	(5,590,241)
Purchases of premises and equipment	(3,652,096)	(890,585)	(643,123)
Proceeds from sales of premises and equipment	—	99,400	22,365
Net cash provided (used) by investing activities	(21,886,336)	(10,970,534)	4,753,139
Cash flows from financing activities:
Net change in demand, interest-bearing demand and savings deposits	(10,421,347)	4,323,849	(2,428,756)
Net change in time deposits	21,749,939	2,774,149	2,937,906
Proceeds from Federal Home Loan Bank advances	10,000,000	—	—
Repayment of Federal Home Loan Bank advances	(2,500,000)	(5,500,000)	(2,000,000)
Proceeds from issuance of common stock	108,534	219,115	213,484
Redemption of common stock	(9,558)	(2,068)	(2,176,338)
Payment of cash dividends	(570,749)	(551,903)	(553,889)
Net cash provided (used) by financing activities	18,356,819	1,263,142	(4,007,593)
Net change in cash and cash equivalents	(264,820)	(6,488,630)	4,017,734
Cash and cash equivalents at beginning of year	16,942,067	23,430,697	19,412,963
Cash and cash equivalents at end of year	$16,677,247	16,942,067	23,430,697
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$4,949,024	3,377,084	2,715,777
Income taxes	$895,000	760,000	532,032
Noncash investing and financing activities:
Change in unrealized gains (losses) on investment securities, net of tax	$26,344	(421,399)	(81,889)
Transfer of loans to other assets	$285,058	157,015	407,893

See accompanying notes to consolidated financial statements.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

First Haralson Corporation (the “Company”) is a bank holding company whose business is conducted by its wholly owned subsidiary, First National Bank of Georgia (the “Bank”). In 2002, the Bank’s wholly owned subsidiary, First Georgia Insurance Agency (“FGIA”), began operations. The Company is subject to regulation under the Bank Holding Company Act of 1956.

The Bank is a commercial bank that serves primarily Haralson County, Georgia and surrounding counties. The Bank is chartered and regulated by the Office of the Comptroller of the Currency, is insured and subject to regulation by the Federal Deposit Insurance Corporation and is a member of the Federal Reserve System.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

The accounting principles followed by the Company and the method of applying these principles conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents consist of cash and due from banks, federal funds sold, and interest-bearing demand deposits with other banks.

Investment Securities

The Company may classify its securities in one of three categories: trading, available for sale or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2006 and 2005, all securities were classified as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are reported as a separate component of stockholders’ equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders’ equity.

A decline in the market value of any investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans and Interest Income

Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged against interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

Allowance For Loan Losses

The allowance for loan losses is established through a provision for loan losses. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality and review of specific problem loans.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulators, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such regulators may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is expensed as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Land improvements	7 – 40 years
Buildings and improvements	5 – 50 years
Furniture and equipment	3 – 20 years
Automobiles	5 years

Income Taxes

The Company establishes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is made. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share

Basic earnings per share is based on the weighted average number of common shares outstanding during the period (202,460, 201,405 and 207,835 for 2006, 2005 and 2004, respectively) while the effects of potential common shares outstanding during the period are included in diluted earnings per share. For all years presented there are no potential common stock equivalents outstanding, therefore basic earnings per share equals diluted earnings per share.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) ratified the conclusions reached by the Emerging Issues Task Force (EITF) on EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” This issue will require companies to recognize an obligation for either the present value of the entire promise death benefit or the annual “cost of insurance” required to keep the policy in force during the postretirement years. This will be effective for fiscal years beginning after December 15, 2007. Management is currently evaluating the effect of the proposal on the Company’s results of operations and financial condition, as the Bank has split-dollar policies in place in its bank owned life insurance.

In June 2006, FASB issued Financial Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements and prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation will be effective for the Company beginning in January of 2007. The Company has assessed the impact of FIN 48 and has determined that there are no significant positions taken in the preparation of its tax return and therefore FIN 48 will not have a material impact on its financial position or its results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements.” SFAS No. 157 does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. However, the application of this statement may change how fair value is determined. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The impact is not expected to be material to the Company’s financial position, results of operations or disclosures.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2)	INVESTMENT SECURITIES

Investment securities available for sale at December 31, 2006 and 2005 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2006:
U.S. Treasuries and U.S. Government
agencies	$11,203,357	12,145	(110,025)	11,105,477
State, county and municipal	19,045,108	590,433	(14,510)	19,621,031
Mortgage-backed	16,219,638	51,533	(205,391)	16,065,780
Total	$46,468,103	654,111	(329,926)	46,792,288

December 31, 2005:
U.S. Treasuries and U.S. Government
agencies	$14,720,800	3,489	(219,813)	14,504,476
State, county and municipal	17,110,929	715,826	(14,322)	17,812,433
Mortgage-backed	14,625,502	16,776	(220,235)	14,422,043
Total	$46,457,231	736,091	(454,370)	46,738,952

The amortized cost and estimated fair value of investment securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Investment securities other than
mortgage-backed securities:
Within 1 year	$3,753,402	3,737,449
1 to 5 years	7,220,401	7,206,640
5 to 10 years	7,088,343	7,145,593
More than 10 years	12,186,319	12,636,826
Mortgage-backed securities	16,219,638	16,065,780
	$46,468,103	46,792,288

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2)	INVESTMENT SECURITIES (Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2006 and 2005 are summarized as follows:
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2006:
U.S. Treasuries and U.S.
Government agencies	$1,974,910	(8,154)	7,618,421	(101,871)	9,593,331	(110,025)
State, county and municipal	823,510	(1,573)	1,826,890	(12,937)	2,650,400	(14,510)
Mortgage-backed securities	2,444,217	(15,977)	8,656,130	(189,414)	11,100,347	(205,391)
	$5,242,637	(25,704)	18,101,441	(304,222)	23,344,078	(329,926)
December 31, 2005:
U.S. Treasuries and U.S.
Government agencies	$6,063,577	47,205	7,452,037	172,608	13,515,614	219,813
State, county and municipal	2,177,050	13,914	229,906	408	2,406,956	14,322
Mortgage-backed securities	8,380,072	96,925	4,276,123	123,310	12,656,195	220,235
	$16,620,699	158,044	11,958,066	296,326	28,578,765	454,370
The unrealized losses on these debt securities as of December 31, 2006 arose due to changing interest rates and are considered to be temporary. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are largely government backed. At December 31, 2006, 18 out of 20 U.S. Treasuries and U.S. Government agencies securities, 11 out of 99 state, county and municipal securities, and 30 out of 41 mortgage-backed securities contained unrealized losses.

Proceeds from sales of securities available for sale during 2006, 2005 and 2004 were $994,100, $120,000 and $3,354,480. Gross gains of $0, $0 and $9,694 and gross losses of $5,900, $0 and $10,107 were realized on those sales in 2006, 2005 and 2004, respectively.

Securities with a carrying value of approximately $22,330,000 and $19,643,000 at December 31, 2006 and 2005, respectively, were pledged against public deposits as required by law.

(3)	LOANS

Major classifications of loans at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Commercial, financial and agricultural	$7,190,989	6,888,985
Real estate	108,160,831	95,077,799
Construction	12,136,981	9,211,981
Consumer	12,437,981	11,276,976
	139,926,782	122,455,741
Less allowance for loan losses	1,708,581	1,694,421
	$138,218,201	120,761,320

The Bank grants loans and extensions of credit to individuals and a variety of businesses located in its trade area, primarily Haralson County, Georgia and surrounding counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market in this geographical area.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3)	LOANS (Continued)

Changes in the allowance for loan losses are summarized as follows:

	2006	2005	2004
Balance at beginning of year	$1,694,421	1,526,910	1,354,850
Amounts charged off	(380,585)	(429,622)	(456,800)
Recoveries on amounts previously charged off	324,740	337,133	328,052
Provision for loan losses	70,005	260,000	300,808
Balance at end of year	$1,708,581	1,694,421	1,526,910

(4)	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Land and improvements	$868,956	631,348
Buildings and improvements	5,789,620	2,685,733
Furniture and equipment	5,351,052	4,448,363
Automobiles	246,844	246,844
Construction in progress	—	592,088
	12,256,472	8,604,376
Less accumulated depreciation	5,243,657	4,855,128
	$7,012,815	3,749,248

Depreciation expense was $388,529, $400,254 and $410,560 for the years ended December 31, 2006, 2005 and 2004, respectively.

(5)	TIME DEPOSITS

Time deposits of $100,000 and more totaled $38,391,629 and $28,631,255 at December 31, 2006 and 2005, respectively. Additionally, the scheduled maturities of time deposits as of December 31, 2006 are as follows:

Year ending December 31,
2007	$78,260,265
2008	11,463,245
2009	5,868,139
2010	5,175,585
2011	2,073,726
$102,840,960

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6)	FEDERAL HOME LOAN BANK ADVANCES

As of December 31, 2006 and 2005, the following fixed rate advances, which required either monthly or quarterly interest payments, were outstanding:

2006	2005	Interest Rate	Maturity	Call Feature
$ 2,500,000	$2,500,000	3.56%	September 4, 2012	September 4, 2007
$ 2,500,000	$—	5.51%	February 28, 2007	—
$ 2,500,000	$—	5.41%	September 12, 2007	—
$ 2,500,000	$—	5.39%	March 12, 2008	—

At December 31, 2006, the advances are collateralized by approximately $49,000,000 in qualifying first mortgage loans as well as the Company’s Federal Home Loan Bank stock. In addition, the Company has credit availability with the Federal Home Loan Bank equal to fifteen percent of the Bank’s total assets.

(7)	CREDIT FACILITY

At December 31, 2006, the Company has an available federal funds accommodation, in the amount of $11,100,000, which matures the next banking day following an advance. Interest on this borrowing is charged to the Company at a variable rate based upon the rate paid by the lender for daily federal funds. No amounts are outstanding on this credit facility at December 31, 2006.

(8)	EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution profit sharing plan for eligible employees. Employees may contribute to the plan, and employee contributions are matched $.50 for each dollar contributed up to 3% of their eligible compensation. Matching contributions vest ratably over five years. At the discretion of the board of directors, the Company may make additional profit sharing contributions to the plan up to 15% of the annual aggregate compensation paid to participating employees. The Company’s contributions charged to expense in connection with this Plan were approximately $65,000, $62,000 and $60,000 in 2006, 2005 and 2004, respectively.

The Bank has a post-retirement benefit plan to provide retirement benefits to its key officers and to provide death benefits for their designated beneficiaries. Under the plan, the Bank purchased whole life insurance contracts on the lives of each key officer. The increase in cash surrender value of the contracts, less the Bank’s cost of funds, constitutes the Bank’s contribution to the plan each year. In the event the insurance contracts fail to produce positive returns, the Bank has no obligation to contribute to the plan. Expenses of approximately $299,000, $271,000 and $542,000 for 2006, 2005 and 2004 have been recognized for this plan.

(9)	COMMITMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9)	COMMITMENTS (Continued)

In most cases, the Bank does require collateral to support financial instruments with credit risk.

	Approximate Contractual Amount
	2006	2005
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$10,427,237	7,643,825
Standby letters of credit	$299,925	421,925

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Lease Commitments

During 2004, the Company opened a new branch and assumed an obligation for leased space under a noncancelable agreement that requires the payment of monthly rentals, required maintenance, and insurance. The lease is for a five-year term and is accounted for as an operating lease.

The projected minimum rental commitments due under all operating leases are summarized as follows:

Years Ending December 31,
2007	$50,652
2008	50,652
2009	8,442
$109,746

The total rental expense for the years ended December 31, 2006, 2005 and 2004 was $51,103, $52,452 and $52,452, respectively.

(10)	INCOME TAXES

The components of income tax expense for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Current	$729,939	843,613	598,423
Deferred	(73,360)	(141,548)	(160,592)
	$656,579	702,065	437,831

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) INCOME TAXES (Continued)

The differences between income tax expense and the amount computed by applying the statutory federal income tax rate to earnings before taxes are as follows:

	2006	2005	2004
Pretax income at statutory rates	$1,032,688	998,933	762,294
Add (deduct):
Tax-exempt interest income	(300,108)	(270,505)	(286,916)
Nondeductible interest expense	17,058	21,818	16,841
Change in cash surrender value of life insurance	(42,327)	(38,630)	(41,832)
Other	(50,732)	(9,551)	(12,556)
	$656,579	702,065	437,831

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2006 and 2005 are presented below.

	2006	2005
Deferred tax asset:
Allowance for loan losses	$566,541	564,686
Deferred compensation	645,867	556,067
Other	10,708	35,007
Total deferred tax asset	1,223,116	1,155,760
Deferred tax liabilities:
Premises and equipment	(371,913)	(377,917)
Unrealized gain on investment securities	(123,060)	(106,941)
Total deferred tax liability	(494,973)	(484,858)
Net deferred tax asset	$728,143	670,902

(11) REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2006 the Bank meets all capital adequacy requirements to which they are subject.

As of December 31, 2006 the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) REGULATORY MATTERS, (Continued)

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2006:
Total Capital (to Risk-Weighted Assets)	$20,760	15.1%	$11,009	8.0%	$13,762	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$19,051	13.8%	$5,505	4.0%	$8,257	6.0%
Tier 1 Capital (to Average Assets)	$19,051	9.0%	$8,490	4.0%	$10,613	5.0%

As of December 31, 2005:
Total Capital (to Risk-Weighted Assets)	$19,843	16.5%	$9,641	8.0%	$12,051	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$18,334	15.2%	$4,820	4.0%	$7,231	6.0%
Tier 1 Capital (to Average Assets)	$18,334	9.6%	$7,619	4.0%	$9,523	5.0%

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. During 2007 the Bank may declare dividends of approximately $1,100,000 plus 2007 net earnings without prior approval.

(12) RELATED PARTY TRANSACTIONS

At December 31, 2006 and 2005, deposits from the Company’s directors, executive officers and their related interests aggregated approximately $4,280,000 and $2,360,000, respectively. These deposits were taken in the normal course of business at market interest rates.

The Bank conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 2006.

Beginning balance	$354,073
Loans advanced	187,525
Repayments	(161,526)
Ending balance	$380,072

(13) STOCK TRANSACTIONS

The Company allows the Bank’s employees to purchase certain shares of its common stock at 75% of the prior year’s ending book value per share. The total number of shares available for purchase is determined by the board of directors annually, and the total is allocated to employees pro rata based upon their salary levels. All shares available for purchase in a given year must be purchased by the end of that year or the right to purchase is forfeited. The Bank pays to the Company the 25% of the book value not paid by the employees and recognizes this amount as compensation expense. During 2006, employees purchased 924 shares of Class B common stock, and the Bank recorded related compensation expense of approximately $27,000. During 2005 and 2004, employees purchased 1,971 and 1,968 shares, respectively, of Class A and Class B common stock, and the Bank recorded related compensation expense of approximately $28,000 and $54,000, respectively.

FIRST HARALSON CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) STOCK TRANSACTIONS, (Continued)

The Company repurchases and retires its common stock when requested by stockholders and approved by the board of directors. The stock is repurchased at prices approved by the board of directors.

(14) FIRST HARALSON CORPORATION (PARENT COMPANY ONLY) FINANCIAL
INFORMATION

Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets
Cash	$6,464,380	5,257,932
Investment in subsidiaries	19,252,623	18,509,328
Other assets	—	16,632
	$25,717,003	23,783,892

Liabilities and Stockholders’ Equity
Other liabilities	$7,500	9,700
Stockholders’ equity	25,709,503	23,774,192
	$25,717,003	23,783,892

Statements of Earnings
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Income:
Interest	$205,935	108,983	46,295
Dividends from subsidiaries	1,500,000	1,802,818	1,500,000
	1,705,935	1,911,801	1,546,295
Operating expenses	42,146	51,076	56,393
Earnings before equity in undistributed earnings of subsidiaries	1,663,789	1,860,725	1,489,902
Equity in undistributed earnings of subsidiaries	716,951	375,249	314,308
Net earnings	$2,380,740	2,235,974	1,804,210

FIRST HARALSON CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14)	FIRST HARALSON CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION (Continued)

Statements of Cash Flows
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net earnings	$2,380,740	2,235,974	1,804,210
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Equity in undistributed earnings
of subsidiaries	(716,951)	(375,249)	(314,308)
Change in other assets and liabilities	14,432	4	(5,000)
Net cash provided by operating
activities	1,678,221	1,860,729	1,484,902
Cash flows from investing activities, consisting of
net change in loans	—	1,000,000	(1,000,000)
Cash flows from financing activities:
Payment of cash dividends	(570,749)	(551,903)	(553,889)
Issuance of common stock	108,534	219,115	213,484
Redemption of common stock	(9,558)	(2,068)	(2,176,338)
Net cash used by financing activities	(471,773)	(334,856)	(2,516,743)
Net change in cash and cash equivalents	1,206,448	2,525,873	(2,031,841)
Cash and cash equivalents at beginning of
the period	5,257,932	2,732,059	4,763,900
Cash and cash equivalents at end of
the period	$6,464,380	5,257,932	2,732,059

(15)	FAIR VALUE OF FINANCIAL INSTRUMENTS

The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-term Investments

For cash, due from banks, federal funds sold and interest-bearing demand deposits in other banks, the carrying amount is a reasonable estimate of fair value.

Investment Securities

Fair values for investment securities are based on quoted market prices.

Other Investments

The carrying amount of other investments approximates fair value.

FIRST HARALSON CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15)	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Loans

The fair value of fixed rate loans is estimated by discounting the future cash flows using the rates at which similar loans would be made to borrowers with similar credit ratings at year end. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Cash Surrender Value of Life Insurance Policies

The carrying value of these assets approximates fair value.

Deposits

The carrying value of demand deposits, interest-bearing demand deposits, savings and variable rate certificates of deposit approximates fair value. The fair value of fixed rate certificates of deposit is estimated by discounting the future cash flows using the rates offered for deposits of similar remaining maturities at year end.

Federal Home Loan Bank Advances

The fair value of the FHLB fixed rate advances are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

Commitments to Extend Credit and Standby Letters of Credit

Commitments to extend credit and standby letters of credit are generally short-term and made at variable rates. Therefore, both the carrying value and estimated fair value of these off-balance-sheet instruments are immaterial.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005 are as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(in thousands)
Assets:
Cash and short-term investments	$16,677	16,677	16,942	16,942
Investment securities available for sale	$46,792	46,792	46,739	46,739
Other investments	$1,023	1,023	676	676
Loans, net	$138,218	136,362	120,761	118,526
Cash surrender value of life insurance
policies	$3,497	3,497	3,373	3,373
Liabilities:
Deposits	$176,939	176,841	165,610	165,393
Federal Home Loan Bank advances	$10,000	9,773	2,500	2,358

FIRST HARALSON CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16)	SUBSEQUENT EVENT

On January 22, 2007, the Company entered into an agreement and plan of reorganization by and among WGNB Corp., West Georgia National Bank, First Haralson Corporation, and First National Bank of Georgia whereby First Haralson Corporation will be merged with and into WGNB Corp. and, concurrently, First National Bank of Georgia will be merged into West Georgia National Bank. The consummation of the transaction is subject to approval by both companies’ shareholders and is anticipated to close in the second quarter of 2007.

Under the terms of the merger agreement, First Haralson Corporation’s shareholders may elect to receive cash, WGNB Corp. common stock, or a combination of the two for $46,250,000 in the aggregate. The shareholder election is subject to limits of a minimum of $11,562,500 and a maximum of $18,500,000 of cash consideration being issued in the merger. In addition, the terms of the merger agreement allow First Haralson Corporation to pay a one-time, special dividend not to exceed $7,250,000 in the aggregate, or approximately $35.67 per share, for each First Haralson Corporation share to First Haralson Corporation shareholders prior to the closing of the proposed transaction. The transaction has been unanimously approved by the boards of directors of both companies and is subject to shareholder and regulatory approvals, as well as other customary conditions of closing.

INDEX TO

PRO FORMA
COMBINED FINANCIAL STATEMENTS

Pro Forma Combined Financial Statements

Pro Forma Combined Balance Sheet as of December 31, 2006 (Assuming
Maximum WGNB Shares Issued)	P-2
Pro Forma Combined Statement of Earnings	P-4
Notes to Pro Forma Combined Financial Statements	P-6
Purchase Price Calculation	P-7

WGNB CORP. AND
FIRST HARALSON CORPORATION
PRO FORMA COMBINED BALANCE SHEET
(Assuming Maximum WGNB Shares Issued)

The following unaudited pro forma combined balance sheet as of December 31, 2006 has been prepared to reflect the merger of First Haralson with and into WGNB after giving effect to the adjustments described in the notes to the pro forma financial statements. These statements should be read in conjunction with the financial statements and notes thereto of WGNB and First Haralson incorporated by reference or included elsewhere in this joint proxy statement-prospectus.

December 31, 2006
(Unaudited)
(In thousands)

			Pro Forma Adjustments
	WGNB Corp.	First Haralson Corporation	Debit	Credit		Pro Forma Combined
Assets
Cash and due from banks	$12,579	$4,790				$17,369
Interest-bearing deposits in banks	654	4,831		4,730	(1)	755
Federal funds sold	—	7,056	13,980	21,036	(1,2,3)	—
Securities available-for-sale	64,251	46,792		269	(4)	110,774
Securities held-to-maturity	7,837	—				7,837
Loans	473,501	139,927		1,856	(5)	611,572
Less allowance for loan losses	5,748	1,709	70		(5)	7,387
Loans, net	467,753	138,218				604,185
Premises and equipment	8,990	7,013	1,000		(6)	17,003
Goodwill	—	—	26,885		(7)	26,885
Deposit Intangibles	—	—	5,700		(8)	5,700
Cash surrender value of life insurance	—	3,497				3,497
Accrued interest and other assets	13,265	3,180				16,445
Total assets	$575,329	$215,377				$810,450

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$52,682	$13,012				65,694
Interest-bearing	410,131	163,927	98		(9)	573,960
Total deposits	462,813	176,939				639,654
Federal home loan bank advances	52,000	10,000				62,000
Federal funds purchased	2,475	—				2,475
Trust preferred borrowing	—	—		9,250	(2)	9,250
Other liabilities	5,544	2,729		1,613	(10)	9,886
Total liabilities	522,832	189,668				723,265
Stockholders’ equity
Common stock	6,251	203	203	1,528	(11)	7,779
Additional paid in capital	2,662	418	418	33,160	(11)	35,822
Retained earnings	43,514	24,887	24,887			43,514
Accumulated	70	201	201			70
Total stockholders’ equity	52,497	25,709				87,185
Total liabilities and stockholder’s equity	$575,329	$215,377	73,442	73,442		$810,450

(1)	Reduction in interest-bearing funds to provide cash portion of proceeds.

(2)	Issuance of trust preferred debt in amount of $9,250 to generate cash to pay shareholders and maintain well-capitalized status.

(3)	Special dividend paid to shareholders of $7,250 cash proceeds paid to shareholders of $11,562 and estimated merger costs of $2,224.

(4)	Securities at estimated fair value.

(5)	Loans at estimated fair value.

(6)	Premises and equipment at estimated fair value.

(7)	Estimated goodwill as a result of the transaction.

(8)	Estimated core deposit intangible of $5,700.

(9)	Time deposits at estimated fair value.

(10)	Estimated deferred tax credit related to fair value adjustments.

(11)	Issuance of 1,222,683 shares at $28.37 per share.

WGNB CORP. AND
FIRST HARALSON CORPORATION
PRO FORMA COMBINED STATEMENT OF EARNINGS

The following unaudited pro forma combined statement of earnings has been prepared to reflect the merger of WGNB with/and into First Haralson after giving effect to the adjustments described in the notes to pro forma financial statements. These statements should be read in conjunction with the financial statements and notes thereto of WGNB and First Haralson incorporated by reference or included elsewhere in this joint proxy statement-prospectus.

Year Ended December 31, 2006
(Unaudited)

			Pro Forma Adjustments
	WGNB Corp.	First Haralson Corporation	Debit	Credit		Pro Forma Combined
Interest income:
Interest and fees on loans	$37,757,482	10,428,565		595,333	(1)	48,781,380
Interest on federal funds sold	640,956	232,126				873,082
Interest on investment securities:
Tax-exempt	1,203,404	867,618				2,071,022
Taxable	2,490,913	1,387,469		89,667	(2)	3,968,049
Total interest income	42,092,755	12,915,778				55,693,533
Interest expense:
Interest on deposits:
Deposits	15,955,790	4,994,734	49,000		(3)	20,999,524
Interest on FHLB
and other borrowings	2,771,190	281,258	638,250		(4)	3,690,698
Total interest expense	18,726,980	5,275,992				24,690,222
Net interest income	23,365,775	7,639,786				30,003,311
Provision for loan losses	1,465,000	70,005				1,535,005
Net interest income after provision
for loan losses	21,900,775	7,569,781				29,468,306
Other income:
Service charges on deposit accounts	4,061,892	2,182,833				6,244,725
Gain on sale of securities
available-for-sale	—	(5,900)				(5,900)
Gain (loss) on sale of real estate owned	243,153	—				243,153
Miscellaneous	2,099,259	698,835				2,798,094
Total other income	6,404,304	2,875,768				9,280,072
Other expenses:
Salaries and employee benefits	9,924,742	4,428,028				14,352,770
Occupancy	2,402,303	1,194,841	66,667		(5)	3,663,811
Amortization of intangible			570,000		(6)	570,000
Other operating	4,192,074	1,785,361				5,977,435
Total other expenses	16,519,119	7,408,230				24,564,016
Earnings before income taxes	11,785,960	3,037,319				14,184,362
Income taxes	3,458,524	656,579		217,232	(7)	3,897,871
Net earnings	$8,327,436	$2,380,740				$10,286,491
Basic earnings per share	$1.67	$11.76				$1.65
Diluted earnings per share	$1.66	$11.76				$1.65
Average shares outstanding (basic)	4,998,103	202,460			(8)	6,220,786
Average shares outstanding (diluted)	5,024,668	202,460			(8)	6,247,351

(1)	Amortization of loan fair value adjustment.

(2)	Amortization of securities fair value adjustment.

(3)	Amortization of time deposit fair value adjustment.

(4)	Interest on trust preferred

(5)	Amortization of premises fair value adjustment.

(6)	Amortization of core deposit intangible.

(7)	Tax effects of the pro forma adjustments.

(8)	The pro forma basic earnings per share of common stock and the pro forma average shares outstanding reflect the number of shares to be issued in the proposed merger.

WGNB CORP. AND
FIRST HARALSON CORPORATION
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
PRO FORMA ADJUSTMENTS
(UNAUDITED)

A.
The merger will be accounted for using the purchase method. The purchase method of accounting requires the identification of the acquiring entity. WGNB Corp will be the acquiring entity by means that it has the largest portion of voting rights.

B.
The pro forma condensed balance sheet has been prepared assuming the merger was consummated on December 31, 2006. The pro forma condensed statement of earnings has been prepared assuming the transaction consummated at the beginning of 2006.

C.	The following pro forma adjustments have been applied to give effect to the merger:

Balance Sheet:

(1)
Issuance of 1,222,683 shares of WGNB Corp. common stock and cash in the amount of $11,562,500 for 100% of the equity of First Haralson Corporation plus a special dividend payable to First Haralson Corporation shareholders in the amount of $7,250,000.

(2)
The common shares of WGNB Corp. to be issued in the merger, totaling 1,222,683, were adjusted to fair value based on an established fair value of $28.37 per share as of January 22, 2007, the date of the merger agreement.

(3)
Allocation of cost of the acquired entity is as follows: The excess of the fair value of WGNB’s common shares, plus cash consideration and acquisition costs over First Haralson’s stockholders’ equity adjusted for the special dividend ($30,014,497) has been allocated to goodwill, other intangibles and specific assets and liabilities based on the estimated fair value of these assets and liabilities. Estimates of fair value will be finalized as the closing date is confirmed.

Statement of Earnings:

(1)	Amortization of the fair value adjustment to securities is based on using the straight-line method over a life of three years.

(2)	Amortization of the fair value adjustment to loans is based on using the straight-line method over a life of three years.

(3)	Amortization of the fair value adjustment to premises is based on using the straight-line method over fifteen years.

(4)	Amortization of the fair value adjustment to time deposits is based on using the straight-line method over two years.

(5)	Amortization of the core deposit intangible is based on using the straight-line method over ten years.

(6)	The interest expense on the trust preferred borrowing is assumed to be the three month LIBOR rate (5.30%) plus 1.60%, or 6.90%.

(7)	Calculation of the tax effect on the above items using a 34% tax rate.

WGNB CORP. AND
FIRST HARALSON CORPORATION
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
PURCHASE PRICE CALCULATION
(UNAUDITED)

Total Purchase Price	Shares	Price	Total

Shares issued	1,222,683	28.37	$34,687,500
Cash at closing			11,562,500
Acquisition costs			2,224,000
Total purchase price			$48,474,000
Plus: special dividend paid prior to closing			7,250,000
Less: stockholders’ equity of First Haralson 12/31/06			$(25,709,503)
Premium paid over book			$30,014,497

Allocation of Purchase Premium	Total	Expense	Life

Estimated fair value of securities	$(269,000)	$89,667	3
Estimated fair value of loans	(1,786,000)	595,333	3
Estimated fair value of time deposits	98,000	(49,000)	2
Estimated fair value of core deposit intangible	5,700,000	(570,000)	10
Estimated value of buildings in excess of book	1,000,000	(66,667)	15
Interest on trust preferred ($9,250,000 x 6.90%)		(638,250)
Estimated adjustment for deferred taxes (34%)	(1,612,620)	217,232
Estimated goodwill	26,884,117	—
Premium paid over book	$30,014,497	$(421,685)

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

WGNB CORP.,

WEST GEORGIA NATIONAL BANK,

FIRST HARALSON CORPORATION,

AND

FIRST NATIONAL BANK OF GEORGIA

Dated as of January 22, 2007

5.21	Community Reinvestment Act	A-19
5.22	Privacy of Customer Information	A-19
5.23	Technology Systems	A-19
5.24	Bank Secrecy Act Compliance	A-19
5.25	First Haralson Disclosure Memorandum	A-19
5.26	Affiliates	A-20
5.27	Board Recommendation	A-20
ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF WGNB AND
	PURCHASER BANK	A-20
6.1	Organization, Standing and Power	A-20
6.2	Authority; No Breach by Agreement	A-20
6.3	Capital Stock	A-21
6.4	WGNB Subsidiaries	A-21
6.5	SEC Filings; Financial Statements	A-21
6.6	Absence of Undisclosed Liabilities	A-22
6.7	Absence of Certain Changes or Events	A-22
6.8	Legal Proceedings	A-22
6.9	Community Reinvestment Act	A-22
6.10	Technology Systems	A-22
6.11	Bank Secrecy Act Compliance	A-23
6.12	WGNB Disclosure Memorandum	A-23
6.13	Board Recommendation	A-23
ARTICLE 7	CONDUCT OF BUSINESS PENDING CONSUMMATION	A-23
7.1	Affirmative Covenants of Each Party	A-23
7.2	Negative Covenants of First Haralson and Target Bank	A-23
7.3	Negative Covenants of WGNB	A-23
7.4	Adverse Changes in Condition	A-25
7.5	Reports	A-25
7.6	Loan Portfolio Review	A-25
ARTICLE 8	ADDITIONAL AGREEMENTS	A-25
8.1	WGNB Registration Statement	A-25
8.2	Nasdaq Listing	A-26
8.3	Applications	A-26
8.4	Filings with State Offices	A-26
8.5	Agreement as to Efforts to Consummate	A-26
8.6	Investigation and Confidentiality	A-26
8.7	No Solicitations	A-27
8.8	Press Releases	A-27
8.9	Tax Treatment	A-27
8.10	Charter Provisions	A-28
8.11	Agreement and Support of Affiliates	A-28

8.12	Indemnification and Insurance	A-28
8.13	Employee Benefits and Contracts	A-29
8.14	Support of WGNB Directors	A-29
ARTICLE 9	CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	A-30
9.1	Conditions to Obligations of Each Party	A-30
9.2	Conditions to Obligations of WGNB and Purchaser Bank	A-31
9.3	Conditions to Obligations of First Haralson and Target Bank	A-32
ARTICLE 10	TERMINATION	A-32
10.1	Termination	A-32
10.2	Effect of Termination	A-33
10.3	Non-Survival of Representations and Covenants	A-33
10.4	Termination Payment	A-33
10.5	Reimbursement of Expenses	A-33
ARTICLE 11	MISCELLANEOUS	A-34
11.1	Definitions	A-34
11.2	Expenses	A-40
11.3	Brokers and Finders	A-40
11.4	Entire Agreement	A-41
11.5	Amendments	A-41
11.6	Waivers	A-41
11.7	Assignment	A-41
11.8	Notices	A-42
11.9	Governing Law	A-42
11.10	Counterparts	A-42
11.11	Captions; Articles and Sections	A-42
11.12	Interpretations	A-42
11.13	Severability	A-42
EXHIBITS
Exhibit A	Agreement and Plan of Merger for Bank Merger	A-44
Exhibit B	Affiliate and Support Agreement	A-46
Exhibit C	WGNB Support Agreement	A-48
Exhibit D	Matters as to which Powell Goldstein LLP will Opine	A-50
Exhibit E	Noncompetition Agreement	A-51
Exhibit F	Matters as to which Troutman Sanders LLP will Opine	A-56

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of January 22, 2007, by and among WGNB CORP., a corporation organized under the laws of Georgia, with its principal office located in Carrollton, Georgia (“WGNB”), WEST GEORGIA NATIONAL BANK, a national banking association organized under the laws of the United States with its main office located in Carrollton, Georgia, and a wholly owned subsidiary of WGNB (“Purchaser Bank”), FIRST HARALSON CORPORATION, a corporation organized under the laws of Georgia, with its principal office located in Buchanan, Georgia (“First Haralson”) and FIRST NATIONAL BANK OF GEORGIA, a national banking association organized under the laws of the United States with its main office located in Buchanan, Georgia, and a wholly owned subsidiary of First Haralson (“Target Bank”).

Preamble

The respective Boards of Directors of First Haralson and WGNB are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for (i) the merger of First Haralson with and into WGNB, as a result of which the outstanding shares of the capital stock of First Haralson shall be converted into the right to receive cash and shares of the common stock of WGNB and the shareholders of First Haralson (other than those shareholders, if any, who exchange their shares solely for cash) shall become shareholders of WGNB (the “Company Merger”), and (ii) the merger of Target Bank with and into Purchaser Bank (the “Bank Merger” and, together with the Company Merger, the “Mergers”). The transactions described in this Agreement are subject to the approvals of the shareholders of WGNB and First Haralson, the Federal Reserve, the Georgia Department, the OCC and the FDIC and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties of this Agreement that for federal income tax purposes, the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGERS

1.1 Company Merger. Subject to the terms and conditions of this Agreement, First Haralson shall be merged with and into WGNB in accordance with the provisions of Section 14-2-1101 et seq. of the GBCC. WGNB shall be the surviving corporation resulting from the Company Merger and shall continue to be governed by the Laws of the State of Georgia.

1.2 Bank Merger. Concurrent with the consummation of the Company Merger, Target Bank shall be merged with and into Purchaser Bank in accordance with the 12 U.S.C. 215 pursuant to the terms and conditions of the Bank Agreement and Plan of Merger and Merger Agreement attached hereto as Exhibit A. First Haralson shall vote the shares of Target Bank in favor of the Bank Merger Agreement and the Bank Merger.

1.3 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308, or at such location as may be mutually agreed upon by the Parties.

1.4 Effective Time. The Mergers and other transactions contemplated by this Agreement shall become effective on the date and at the time the respective Articles of Merger reflecting the Mergers shall become effective with the Secretary of State of Georgia (with respect to the Company Merger) and the OCC (with respect to the Bank Merger) (the “Effective Time”). At the Effective Time, the separate corporate existence of First Haralson and Target Bank shall cease, and WGNB and Purchaser Bank, respectively, shall continue as the Surviving Entity.

ARTICLE 2
TERMS OF MERGER

2.1	Articles

(a)	The Articles of Incorporation of WGNB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the surviving corporation.

(b)
The Articles of Association of Purchaser Bank in effect immediately prior to the Effective Time shall be the Articles of Association of the surviving bank. The Articles of Association of the surviving bank shall be amended as of the Effective Time to change the name of Purchaser Bank to “First National Bank of Georgia” by deleting Article I of the Articles of Association of the surviving bank in its entirety and inserting the following in lieu thereof:

“Article I:

The title of this Association, which shall carry on the business of banking under the laws of the United States, shall be “First National Bank of Georgia.””

2.2	Bylaws.

(a)	The Bylaws of WGNB in effect immediately prior to the Effective Time shall be the Bylaws of the surviving corporation until duly amended or repealed.

(b)
The Bylaws of Purchaser Bank in effect immediately prior to the Effective Time shall be the Bylaws of the surviving bank. The Bylaws of the surviving bank shall be amended to reflect the change in the name of the surviving bank as contemplated by Section 2.1(b).

2.3	Directors and Officers.

(a)
The directors of WGNB in office immediately prior to the Effective Time shall serve as the directors of WGNB from and after the Effective Time, provided, that at the Effective Time, WGNB shall take such steps as are reasonably necessary to cause the Board of Directors of WGNB to be comprised of 11 directors; eight of the directors shall be persons who are serving as a member of the Board of Directors of WGNB immediately prior to the Effective Time and three of the directors shall be Mary M. Covington, Randall F. Eaves and Don C. Rhodes, who are serving as members of the Board of Directors of First Haralson immediately prior to the Effective Time. After the Effective Time, WGNB shall take such steps as are reasonably necessary to cause (i) W. Thomas Green, Jr. to be elected as Chairman, and (ii) Mary M. Covington to be elected as Vice-Chairman. The chairmen of each committee of the Board of Directors of WGNB and Purchaser Bank will continue to serve in such capacity unless and until replaced in accordance with past practice.

(b)
The directors of Target Bank in office immediately prior to the Effective Time shall be elected to the Board of Directors of Purchaser Bank at the Effective Time thus increasing the number of directors of Purchaser Bank. As of the date hereof, Purchaser Bank has 14 directors and Target Bank has nine directors. If these directors remain in office through the Effective Time, Purchaser Bank’s Board of Directors will be comprised of 23 members.

(c)
The officers of WGNB and Purchaser Bank in office immediately prior to the Effective Time shall serve as the officers of the surviving corporation and the surviving bank, respectively, from and after the Effective Time; provided, that at the Effective Time, each of WGNB and Purchaser Bank shall take such steps as are reasonably necessary to cause (i) H. B. Lipham, III to be elected as Chief Executive Officer, (ii) Mary M. Covington to be elected as Executive Vice-President, (iii) Randall F. Eaves to be elected as President, (iv) Steven J. Haack to be elected as Senior Executive Vice-President and Chief Financial Officer of the Purchaser Bank and Secretary/Treasurer of WGNB and (iv) Reland F. Norton to be elected as Group Vice-President of Purchaser Bank only.

(d)	Directors and officers of WGNB and Purchaser Bank after the Effective Time will continue to be subject to mandatory retirement at age 70 and election by shareholders or directors as the case may be.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1 Conversion of First Haralson Shares. Subject to the provisions of this Section 3.1, at the Effective Time, by virtue of the Company Merger and without any action on the part of WGNB, First Haralson, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a)	Each share of capital stock of WGNB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)
Subject to the conditions set forth herein, each share of First Haralson Common Stock outstanding immediately prior to the Effective Time, other than shares held by First Haralson or with respect to which the holders thereof have perfected dissenters’ rights under Article 13 of the GBCC (the “Dissenting Shares”), shall automatically be converted at the Effective Time into the right to receive (i) cash in an amount equal to a Pro Rata Share of the Cash Consideration and (ii) a number of shares of WGNB Common Stock equal to a Pro Rata Share of the Stock Consideration. Such shares to be converted are sometimes referred to herein as the “Outstanding First Haralson Shares.”

Holders of the Outstanding First Haralson Shares shall have the right to elect to receive their pro rata portion of the Merger Consideration in cash, WGNB Common Stock or both, provided, that such elections shall be subject to adjustment to ensure that no less than $11,562,500 or more than $18,500,000 in Cash Consideration (subject to reduction to reflect any Dissenting Shares) and no more than 1,222,683 shares of WGNB Common Stock are issued in the Company Merger (subject to reduction to reflect any Dissenting Shares and more than $11,562,500 in Cash Consideration). Such adjustment shall be undertaken such that (i) in the event elections for the Cash Consideration exceed $18,500,000, then only those holders of Outstanding First Haralson Shares that have elected to receive greater than a Pro Rata Share of the Cash Consideration for each share held shall have their elections adjusted (with such adjustments being made on a pro rata basis among all such holders electing greater than the Pro Rata Share of the Cash Consideration) and (ii) in the event elections for the Stock Consideration exceed 1,222,683 shares, then only those holders of Outstanding First Haralson Shares that have elected to receive greater than a Pro Rata Share of the Stock Consideration for each share held shall have their elections adjusted (with such adjustments being made on a pro rata basis among all such holders electing greater than the Pro Rata Share of the Stock Consideration). The shares of any holder that does not provide an election with respect to his, her, or its shares shall be deemed “Default Election Shares.” The Exchange Agent (as defined in Section 4.1) shall first satisfy all elections that have been submitted by Holders of Outstanding First Haralson Shares (subject to any necessary adjustments) and then shall allocate the remaining Cash Consideration and the remaining Stock Consideration to the Default Election Shares on a pro rata basis.

(c)
Notwithstanding any other provision of this Agreement, each holder of Outstanding First Haralson Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WGNB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of WGNB Common Stock multiplied by $28.37. No such holder will be entitled to any dividends declared by WGNB, nor will such holder be entitled to voting rights, or any other rights as a shareholder of WGNB in respect of any fractional shares.

(d)	Each share of First Haralson Common Stock that is not an Outstanding First Haralson Share as of the Effective Time shall be canceled without consideration therefor.

(e)
No Dissenting Shares shall be converted in the Merger. All such shares shall be canceled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the GBCC or withdraws or loses such holder’s Dissenter’s Rights, such shares held by such shareholder shall be treated the same as all other holders of First Haralson Common Stock who at the Effective Time held Outstanding First Haralson Shares.

(f)
In the event WGNB or First Haralson changes the number of shares of WGNB Common Stock or First Haralson Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date or effective date thereof is prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

3.2 Conversion of Target Bank Shares. Subject to the provisions of this Section 3.2, at the Effective Time, by virtue of the Bank Merger and without any action on the part of Purchaser Bank, Target Bank, or the shareholders of either of the foregoing, the shares of the constituent banks shall be converted as follows:

(a)	Each share of capital stock of Purchaser Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)	Each share of Target Bank common stock outstanding immediately prior to the Effective Time shall automatically be cancelled at the Effective Time.

ARTICLE 4
EXCHANGE OF SHARES

4.1 Exchange Procedures. Prior to the Effective Time, Purchaser Bank shall act as exchange agent (the “Exchange Agent”) to effect the delivery of the Merger Consideration to holders of First Haralson Common Stock. At the Effective Time, WGNB shall deliver the Merger Consideration to the Exchange Agent. Promptly following the Effective Time, the Exchange Agent shall send to each holder of Outstanding First Haralson Shares immediately prior to the Effective Time a letter of transmittal (the “Letter of Transmittal”) for use in exchanging certificates previously evidencing shares of First Haralson Common Stock (“Old Certificates”). The Letter of Transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of cash and certificates representing WGNB Common Stock, which cash and certificates shall be deposited with the Exchange Agent by WGNB as of the Effective Time. If any certificates for shares of WGNB Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he, she or it is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year after the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to WGNB, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to WGNB for payment or delivery of such property. In no event will any holder of First Haralson Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or WGNB of the Merger Consideration.

4.2 Rights of Former First Haralson Shareholders. At the Effective Time, the stock transfer books of First Haralson shall be closed as to holders of First Haralson Common Stock immediately prior to the Effective Time and no transfer of First Haralson Common Stock by any such holder shall thereafter be made A-8 or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Old Certificate theretofore representing Outstanding First Haralson Shares shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. To the extent permitted by Law, former shareholders of record of First Haralson shall be entitled to vote after the Effective Time at any meeting of WGNB shareholders the number of whole shares of WGNB Common Stock into which their respective shares of First Haralson Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for certificates representing WGNB Common Stock in accordance with the provisions of this Agreement.

Whenever a dividend or other distribution is declared by WGNB on the WGNB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of WGNB Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of WGNB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Old Certificate until such holder surrenders such Old Certificate for exchange as provided in Section 4.1. However, upon surrender of such Old Certificate, both the WGNB Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Old Certificate.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FIRST HARALSON AND TARGET BANK

First Haralson and Target Bank, jointly and severally, hereby represent and warrant to WGNB and Purchaser Bank as follows:

5.1 Organization, Standing, and Power. First Haralson is a corporation duly organized, validly existing, and in good standing under the Laws of Georgia and is duly registered as a bank holding company under the BHC Act, and Target Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States. Each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the First Haralson Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of the First Haralson Entities have been made available to WGNB for its review and, except as disclosed in Section 5.1 of the First Haralson Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

5.2	Authority of First Haralson and Target Bank; No Breach by Agreement.

(a)
Each of First Haralson and Target Bank has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Haralson and Target Bank. Subject to the requisite approval by First Haralson’s and Target Bank’s shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of each of First Haralson and Target Bank, enforceable against First Haralson and Target Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)
Neither the execution and delivery of this Agreement by First Haralson or Target Bank, nor the consummation by First Haralson or Target Bank of the transactions contemplated hereby, nor compliance by First Haralson or Target Bank with any of the provisions hereof, will (i)conflict with or result in a breach of any provision of First Haralson’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of First Haralson that is currently in effect, (ii) conflict with or result in a breach of any provision of Target Bank’s Articles of Association or Bylaws or any resolution adopted by the board of directors or the shareholders of Target Bank that is currently in effect, (iii) except as disclosed in Section 5.2(b) of the First Haralson Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Haralson Entity under, any Contract or Permit of the First Haralson Entities, (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the First Haralson Entities or any of their Assets (including any WGNB Entity or First Haralson Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any WGNB Entity or First Haralson Entity being reassessed or revalued by any Taxing authority).

(c)
Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Haralson of the Company Merger, by Target Bank of the Bank Merger, and the other transactions contemplated in this Agreement.

5.3	Capital Stock.

(a)
The authorized capital stock of First Haralson consists of (i) 25,000 shares of Class A Common (voting) Stock, no par value per share, of which 20,216 shares are issued and outstanding and (ii) 225,000 shares of Class B Common (non-voting) Stock, no par value per share, of which 183,041 are issued and outstanding. All of the issued and outstanding shares of capital stock of First Haralson are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of First Haralson has been issued in violation of any preemptive rights of the current or past shareholders of First Haralson.

(b)
The authorized capital stock of Target Bank consists of 20,000 shares of $1.00 par value per share common stock, of which 20,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Target Bank are duly and validly issued and outstanding and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and none of the outstanding shares of capital stock of Target Bank has been issued in violation of any preemptive rights.

(c)
Except as set forth in Sections 5.3(a) and (b) above, there are no shares of capital stock, preferred stock or other equity securities of First Haralson or Target Bank outstanding and no outstanding Equity Rights relating to the capital stock of any First Haralson Entity.

5.4 First Haralson Subsidiaries. Except as described in Section 5.4 of the First Haralson Disclosure Memorandum: (i) First Haralson has no Subsidiaries other than Target Bank and Financial Interest Group Inc. and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation; (ii) First Haralson owns all of the issued and outstanding capital stock of Target Bank and Financial Interest Group Inc. and (iii) all of such shares are held free and clear of any Lien. Target Bank has no subsidiaries other than First Georgia Insurance Agency, Inc. Target Bank owns all of the issued and outstanding capital stock of First Georgia Insurance Agency, Inc., and all of such shares are held free and clear of any Lien. Financial Interest Group, Inc. and First Georgia Insurance Agency, Inc. have no subsidiaries.

5.5 Financial Statements. First Haralson has delivered to WGNB copies of all First Haralson Financial Statements and will deliver to WGNB copies of all similar financial statements prepared subsequent to the date hereof. The First Haralson Financial Statements and any supplemental financial statements (as of the A-10 date thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement will be, in accordance with the books and records of First Haralson, which are and will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, (b) present or will present, as the case may be and in all material respects, fairly the financial position of First Haralson as of the dates indicated and the results of operation, changes in shareholders’ equity, and cash flows of First Haralson for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereof or, in the case of interim financial statements, to the normal recurring year-end adjustments that are not material in any amount or effect), and (c) do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

5.6 Absence of Undisclosed Liabilities. First Haralson has no Liabilities of a nature required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheet of First Haralson as of June 30, 2006, included in the First Haralson Financial Statements or reflected in the notes thereto. First Haralson has not incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a First Haralson Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7 Loan and Investment Portfolios. As of the date of this Agreement, all loans, discounts and financing leases reflected on the First Haralson Financial Statements were, and with respect to the First Haralson Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured by valid liens and security interests that have been perfected. Except as specifically set forth in Section 5.7 of the First Haralson Disclosure Memorandum, no First Haralson Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by the First Haralson Entities to be otherwise in Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by First Haralson, First Haralson Bank, the Federal Reserve, the OCC, the Georgia Department or the FDIC, or (iv) an obligation of any director, executive officer or 10% shareholder of any First Haralson Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

5.8 Absence of Certain Changes or Events. Except as disclosed in the First Haralson Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the First Haralson Disclosure Memorandum or as contemplated in this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a First Haralson Material Adverse Effect, (ii) First Haralson has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of First Haralson Common Stock other than its regular quarterly dividends and (iii) the First Haralson Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of the First Haralson Entities provided in Article 7. Except as may result from the transactions contemplated by this Agreement, none of the First Haralson Entities have, since the date of the First Haralson Financial Statements delivered prior to the date of this Agreement:

(a)
since June 30, 2006, except as set forth in Section 5.8(a) of the First Haralson Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its assets, sold, assigned or transferred any of its assets in excess of $100,000 in the aggregate or (iv) incurred any other Liability or loss representing, individually or in the aggregate, over $100,000;

(b)	since June 30, 2006, suffered over $100,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

(c)
since June 30, 2006, experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

(d)
since December 31, 2006, except as set forth in Section 5.8(d) of the First Haralson Disclosure Memorandum, had any customer with a loan or deposit balance of more than $50,000 terminate, or received notice of such customer’s intent to terminate, its relationship with a First Haralson Entity;

(e)
since June 30, 2006, failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

(f)
since June 30, 2006, except as set forth in Section 5.8(f) of the First Haralson Disclosure Memorandum, forgiven any debt owed to it in excess of $100,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

(g)	since June 30, 2006, except as set forth in Section 5.8(g) of the First Haralson Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $50,000;

(h)
since June 30, 2006, except as set forth in Section 5.8(h) of the First Haralson Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000;

(i)	since June 30, 2006, except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the First Haralson Financial Statements;

(j)	since June 30, 2006, authorized or issued any additional shares of First Haralson Common Stock, preferred stock, or Equity Rights; or

(k)	since June 30, 2006, entered into any agreement, contract or commitment to do any of the foregoing set forth in Sections 5.8(a) through (j) above.

5.9	Tax Matters.

(a)
All Tax Returns required to be filed by or on behalf of the First Haralson Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the First Haralson Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the First Haralson Disclosure Memorandum. First Haralson’s federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the First Haralson Entities.

(b)	The First Haralson Entities have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(c)
The provision for any Taxes due or to become due for First Haralson for the period or periods through and including the date of the respective First Haralson Financial Statements that has been made and is reflected on such First Haralson Financial Statements is sufficient to cover all such Taxes.

(d)	Deferred Taxes of First Haralson have been provided for in accordance with GAAP.

(e)
The First Haralson Entities are in compliance with, and their respective records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f)
None of the First Haralson Entities has experienced a change in ownership with respect to their respective stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

5.10 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the “Allowance”) shown on the consolidated balance sheets of First Haralson included in the First Haralson Financial Statements and the Allowance shown on the consolidated balance sheets of First Haralson as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of First Haralson and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by First Haralson as of the dates thereof.

5.11	Assets.

(a)
Except as disclosed in Section 5.11 of the First Haralson Disclosure Memorandum or as disclosed or reserved against in the First Haralson Financial Statements delivered prior to the date of this Agreement, the First Haralson Entities have good and marketable title, free and clear of all Liens, to their respective Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the First Haralson Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or Assets or the potential sale of any of such owned properties or Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of the First Haralson Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with such First Haralson Entity’s past practices. All Assets which are material to the First Haralson Entities’ business on a consolidated basis, held under leases or subleases by any of the First Haralson Entities, are held under valid Contracts enforceable against the First Haralson Entities in accordance with their respective terms (except as enforceability may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

(b)
The First Haralson Entities have paid all amounts due and payable under any insurance policies and guarantees applicable to the First Haralson Entities and their Assets and operations; all such insurance policies and guarantees are in full force and effect, and all the First Haralson Entities’ material properties are insured against fire, casualty, theft, loss, and A-13 such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. None of the First Haralson Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any First Haralson Entity under such policies.

(c)
With respect to each lease of any real property or personal property to which any First Haralson Entity is a party (whether as lessee or lessor), except for financing leases in which a First Haralson Entity is lessor, (i) such lease is in full force and effect in accordance with its terms by the First Haralson Entity; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by the First Haralson Entity; (iii) there exists no Default under such lease by the First Haralson Entity; and (iv) upon receipt of the consents described in Section 5.11(c) of the First Haralson Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

(d)
First Haralson has no legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its Assets or to sell or dispose of any of its Assets except in the ordinary course of business consistent with past practices.

(e)	The First Haralson Entities’ Assets include all material Assets required to operate the business of the First Haralson Entities as presently conducted.

5.12 Intellectual Property. The First Haralson Entities own or have a license to use all of the Intellectual Property used by the First Haralson Entities in the course of their business. The First Haralson Entities are the owner of or have a license to any Intellectual Property sold or licensed to a third party by the First Haralson Entities in connection with the First Haralson Entities’ business operations, and the First Haralson Entities have the right to convey by sale or license any Intellectual Property so conveyed. The First Haralson Entities have not received notice of Default under any of their Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of the First Haralson Entities with respect to Intellectual Property used, sold or licensed by the First Haralson Entities in the course of their business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the First Haralson Entities’ business does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.12 of the First Haralson Disclosure Memorandum, the First Haralson Entities are not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.12 of the First Haralson Disclosure Memorandum, no officer, director or employee of the First Haralson Entities is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any First Haralson Entity.

5.13Environmental Matters.

(a)
Except as disclosed in Section 5.13(a) of the First Haralson Disclosure Memorandum, the First Haralson Entities, their Participation Facilities, and their Operating Properties are, and have been, in compliance with all Environmental Laws.

(b)
Except as disclosed in Section 5.13(b) of the First Haralson Disclosure Memorandum, there is no Litigation pending has been asserted in writing against or overtly threatened before any court, governmental agency, or authority or other forum in which the First Haralson Entities or any of their Operating Properties or Participation Facilities (or First Haralson in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by the First Haralson Entities or any of their Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

(c)
During the period of (i) the First Haralson Entities’ ownership or operation of any of its Assets, (ii) the First Haralson Entities’ participation in the management of any Participation Facility, or (iii) the First Haralson Entities’ holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties that would require notification or remediation pursuant to any Environmental Law. Prior to the period of (i) the First Haralson Entities’ ownership or operation of any of its Assets, (ii) the First Haralson Entities’ participation in the management of any Participation Facility, or (iii) the First Haralson Entities’ holding of a security interest in a Operating Property, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property that would require notification or remediation pursuant to any Environmental Law. No lead-based paint that is not encapsulated or friable asbestos in any form is present in, at, on, under, about, or affecting (or potentially affecting) any Asset.

(d)
The First Haralson Entities have delivered to WGNB true and complete copies and results of any reports, studies, analyses, tests, monitoring, correspondence and other documents and information possessed or initiated by First Haralson pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Asset, or concerning compliance by the First Haralson Entities or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

(e)
There are no aboveground or underground storage tanks for the storage of Hazardous Material, whether in use or closed, in, at, on, under any Asset. Section 5.13(e) of the First Haralson Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of the First Haralson Entities at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

(f)
To their respective knowledge, the First Haralson Entities have obtained and maintained in full force and effect all permits required by any applicable Environmental Law necessary to conduct the activities and business of First Haralson Entities as currently conducted, and to occupy or operate the Operating Properties and Participation Facilities (collectively the “Environmental Permits”). First Haralson Entities have conducted its activities and Business in compliance in all material respects with all terms and conditions of any Environmental Permits. First Haralson Entities have filed all report and notifications required to be filed under applicable Environmental laws and Environmental Laws and Environmental Permits.

(g)
With respect to the Operating Properties and Participation Facilities, First Haralson Entities have not received any notification pursuant to any Environmental Laws, nor does First Haralson Entities have any knowledge, that (i) any work, repairs, corrective or remedial action, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any license, permit or approval issued pursuant thereto, (ii) any license, permit or approval is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated or (iii) any events, conditions, circumstances, activities, practices, incidents, actions or omissions may interfere with or prevent compliance or continued compliance with any Environmental law.

5.14 Compliance with Laws. First Haralson is a Georgia corporation and a registered bank holding company under the BHC Act and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Target Bank is a national banking association whose deposits are and will at the Effective Time be insured by the FDIC and has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.14 of the First Haralson Disclosure Memorandum, none of the First Haralson Entities are:

(a)	in Default under any of the provisions of their respective Articles of Incorporation, Articles of Association or Bylaws (or other governing instruments);

(b)	in Default under any Laws, Orders, or Permits applicable to their business or employees conducting their respective businesses; or

(c)
since January 1, 2006, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Haralson Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring any First Haralson Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its respective business or in any manner relates to capital adequacy, credit or reserve policies or management.

Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to WGNB.

5.15 Labor Relations. The First Haralson Entities are not a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor are the First Haralson Entities party to any collective bargaining agreement, nor is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving any First Haralson Entity. To the Knowledge of First Haralson, there is no activity involving any of First Haralson Entities’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.16Employee Benefit Plans.

(a)
The First Haralson Entities have listed in Section 5.16 of the First Haralson Disclosure Memorandum, and have delivered or made available to WGNB prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, employee stock ownership, deferred compensation, stock option, employee stock ownership, severance pay, vacation, cash or stock bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the First Haralson Entities or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “First Haralson Benefit Plans”). Any of the First Haralson Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “First Haralson ERISA Plan.” Each First Haralson ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a “First Haralson Pension Plan.” No First Haralson Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b)
Except as disclosed in Section 5.16 of the First Haralson Disclosure Memorandum, all First Haralson Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as set forth in Section 5.16(b) of the First Haralson Disclosure Memorandum, each First Haralson ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code (i) has received a favorable determination letter from the IRS issued in response to an application filed pursuant to Revenue Procedure 2000-27 or any subsequently issued Revenue Procedure or (ii) is entitled to rely upon an opinion letter issued in response to an application filed by the sponsor of a master, prototype or volume submitter plan pursuant to Revenue Procedure 2000-20 or any subsequently issued Revenue Procedure, and the First Haralson Entities are not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter or to disqualify the First Haralson Entities from relying upon such opinion letter to the fullest extent permitted under Revenue Procedure 2004-6. The First Haralson Entities have not engaged in a transaction with respect to any First Haralson Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the First Haralson Entities to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

(c)
No First Haralson Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan’s most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material adverse change in the financial position of any First Haralson Pension Plan, (ii) no material adverse change in the actuarial assumptions with respect to any First Haralson Pension Plan, and (iii) no increase in benefits under any First Haralson Pension Plan as a result of plan amendments or changes in applicable Law which are reasonably likely to materially adversely affect the funding status of any such plan. Neither any First Haralson Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the First Haralson Entities, or the single-employer plan of any entity which is considered one employer with any First Haralson Entity under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. The First Haralson Entities have not provided, and are not required to provide, security to a First Haralson Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

(d)
Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by First Haralson with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. The First Haralson Entities have not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any First Haralson Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e)
Except as disclosed in Section 5.16 of the First Haralson Disclosure Memorandum, the First Haralson Entities have no Liability for retiree health and life benefits under any of the First Haralson Benefit Plans and there are no restrictions on the rights of the First Haralson Entities to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder.

(f)
Except as disclosed in Section 5.16 of the First Haralson Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the First Haralson Entities from any of the First Haralson Entities under any First Haralson Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Haralson Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g)
The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the First Haralson Entities and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the First Haralson Financial Statements to the extent required by and in accordance with GAAP.

(h)
Eachnonqualified deferred compensation plan, within the meaning of Section 409A of the Internal Revenue Code, maintained by the First Haralson Entities has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits in accordance with the terms of the plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

5.17 Material Contracts. Except as disclosed in Section 5.17 of the First Haralson Disclosure Memorandum or otherwise reflected in the First Haralson Financial Statements, neither the First Haralson Entities nor any of their respective Assets, businesses, or operations that are a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any First Haralson Entity or the guarantee by any First Haralson Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts the First Haralson Entities from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by the First Haralson Entities, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), and (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (the “First Haralson Contracts”). With respect to each First Haralson Contract and except as disclosed in Section 5.17 of the First Haralson Disclosure Memorandum: (i) the Contract is in full force and effect against the applicable First Haralson Entity; (ii) the First Haralson Entity is not in Default thereunder; (iii) the First Haralson Entity has not repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of the First Haralson Entities for money borrowed is prepayable at any time by the First Haralson Entities without penalty or premium.

5.18 Legal Proceedings. There is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against the First Haralson Entities, or against any employee benefit plan of the First Haralson Entities, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Haralson Entity. Section 5.18 of the First Haralson Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any First Haralson Entity is a party and that names any First Haralson Entity as a defendant or cross-defendant or for which any First Haralson Entity has any potential Liability in excess of $50,000.

5.19 Reports. Since December 31, 2005, the First Haralson Entities have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.20 Accounting, Tax and Regulatory Matters. First Haralson has not taken or agreed to take any action and has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21 Community Reinvestment Act. To the extent applicable to such entity, each of the First Haralson Entities has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”), and the rules and regulations thereunder, each has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

5.22 Privacy of Customer Information.

(a)
The First Haralson Entities are the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to the WGNB Entities pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 5.22, “IIPI” shall include any information relating to an identified or identifiable natural person.

(b)
The collection and use of such IIPI by the First Haralson Entities, the transfer of such IIPI to the WGNB Entities, and the use of such IIPI by the WGNB Entities as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

5.23	Technology Systems.

(a)
Except to the extent indicated in Schedule 5.23 of the First Haralson Disclosure Memorandum, no third party consents will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the First Haralson Entities (collectively, the “Technology Systems”) to continue to be used by the WGNB Entities to the same extent and in the same manner that they have been used by the First Haralson Entities.

(b)
The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a First Haralson Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(c)	Details of First Haralson’s disaster recovery and business continuity arrangements have been provided in writing to WGNB.

(d)
The First Haralson Entities have not received notice of or are aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the First Haralson Entities’ agreements relating to the Technology Systems (including maintenance and support).

5.24 Bank Secrecy Act Compliance. The First Haralson Entities are in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and all regulations promulgated thereunder including, but not limited to, those provisions that address suspicious activity reports and compliance programs, and all applicable requirements of the Office of Foreign Assets Control. Without limiting the foregoing, Target Bank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

5.25 First Haralson Disclosure Memorandum. First Haralson has delivered to WGNB the First Haralson Disclosure Memorandum containing certain information regarding the First Haralson Entities as indicated at various places in this Agreement. All information set forth in the First Haralson Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of First Haralson and Target Bank under this Article 5. The information contained in the First Haralson Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable.

5.26 Affiliates. Section 5.26 of the First Haralson Disclosure Memorandum sets forth all Persons whom First Haralson reasonably believes is an Affiliate of First Haralson for purposes of Rule 145 under the 1933 Act.

5.27 Board Recommendation. The Board of Directors of First Haralson, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the First Haralson Affiliate and Support Agreements (as defined in Section 8.11 and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders (ii) resolved to recommend that the holders of the shares of First Haralson Common Stock approve this Agreement and (iii) approved the Bank Merger as the sole shareholder of the capital stock of Target Bank.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF WGNB AND PURCHASER BANK

WGNB and Purchaser Bank, jointly and not severally, hereby represent and warrant to First Haralson and Target Bank as follows:

6.1 Organization, Standing and Power. WGNB is a corporation duly organized, validly existing, and in good standing under the Laws of Georgia and is duly registered as a bank holding company under the BHC Act, and Purchaser Bank is a national banking association duly organized, validly existing and in good standing under the Laws of the United States. Each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of the WGNB Entities is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of the WGNB Entities have been made available to First Haralson for its review and, except as set forth in Section 6.1 of the WGNB Disclosure Memorandum, accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

6.2	Authority; No Breach by Agreement.

(a)
Each of WGNB and Purchaser Bank has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of WGNB and Purchaser Bank. Subject to approval of WGNB’s shareholders, and receipt of the requisite Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of WGNB and Purchaser Bank, enforceable against each of WGNB and Purchaser Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)
Neither the execution and delivery of this Agreement by WGNB or Purchaser Bank, nor the consummation by WGNB or Purchaser Bank of the transactions contemplated hereby, nor compliance by WGNB or Purchaser Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of WGNB’s Articles of Incorporation or Bylaws or any resolution adopted by the board of directors or the shareholders of WGNB that is currently in effect, (ii) conflict with or result in a breach of any provision of Purchaser Bank’s Articles of Association or Bylaws or any resolution adopted by the board of directors or the shareholders of Purchaser Bank that is currently in effect, (iii) except as disclosed in Section 6.2(b) of the WGNB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any WGNB Entity under, any Contract or Permit of the WGNB Entities, (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to the WGNB Entities or any of their Assets (including any WGNB Entity or First Haralson becoming subject to or liable for the payment of any Tax or any of the Assets owned by any WGNB Entity or First Haralson being reassessed or revalued by any Taxing authority).

(c)
Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq Capital Market, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by WGNB of the Company Merger, by Purchaser Bank of the Bank Merger, and the other transactions contemplated in this Agreement.

6.3	Capital Stock.

(a)
The authorized capital stock of WGNB consists of 10,000,000 shares of WGNB Common Stock, of which (i) 5,000,613 shares are issued and outstanding, (ii) 920,997 shares are reserved for issuance pursuant to Equity Rights granted under the WGNB 1994 Incentive Stock Option Plan and the WGNB 2003 Incentive Stock Option Plan and (iii) shares reserved for issuance pursuant to the Equity Rights issued by WGNB pursuant to that certain Rights Agreement dated as of February 12, 1997 between WGNB and SunTrust Bank, Atlanta. All of the issued and outstanding shares of WGNB Common Stock are, and all of the shares of WGNB Common Stock to be issued in exchange for shares of First Haralson Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of WGNB Common Stock has been, and none of the shares of WGNB Common Stock to be issued in exchange for shares of First Haralson Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of WGNB.

(b)
The authorized capital stock of Purchaser Bank consists of 10,000,000 shares of $1.25 par value per share common stock, of which 5,000,613 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Purchaser Bank are duly and validly issued and outstanding and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and none of the outstanding shares of capital stock of Purchaser Bank has been issued in violation of any preemptive rights.

(c)
Except as set forth in Section 6.3(a) of this Agreement, there are no shares of capital stock, preferred stock or other equity securities of WGNB outstanding and no outstanding Equity Rights relating to the capital stock of WGNB.

6.4 WGNB Subsidiaries. Except as described in Section 6.4 of the WGNB Disclosure Memorandum: (i) WGNB has no Subsidiaries other than Purchaser Bank and WGNB Investments, Inc. and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity in any partnership, limited liability company or corporation; (ii) WGNB owns all of the issued and outstanding capital stock of Purchaser Bank and WGNB Investments, Inc. and (iii) all of such shares are held free and clear of any Lien. Purchaser Bank and WGNB Investments, Inc. have no subsidiaries.

6.5	SEC Filings; Financial Statements.

(a)
WGNB has timely filed and made available to First Haralson all SEC Documents required to be filed by WGNB since December 31, 2005 (the “WGNB SEC Reports”). The WGNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such WGNB SEC Reports or necessary in order to make the statements in such WGNB SEC Reports, in light of the circumstances under which they were made, not misleading. No WGNB Subsidiary is required to file any SEC Documents.

(b)
Each of the WGNB Financial Statements (including, in each case, any related notes) contained in the WGNB SEC Reports, including any WGNB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of WGNB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.6 Absence of Undisclosed Liabilities. No WGNB Entity has any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except Liabilities that are accrued or reserved against in the consolidated balance sheets of WGNB as of June 30, 2006, included in the WGNB Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No WGNB Entity has incurred or paid any Liability since December 31, 2005, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a WGNB Material Adverse Effect, or (ii) in connection with the transactions contemplated by this Agreement.

6.7 Absence of Certain Changes or Events. Since June 30, 2006, except as set forth in the WGNB SEC Reports, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an WGNB Material Adverse Effect, and (ii) none of the WGNB Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of WGNB provided in Article 7.

6.8	Legal Proceedings.

(a)
Except as disclosed in Section 6.8 of the WGNB Disclosure Memorandum, there is no Litigation instituted, pending or overtly threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any WGNB Entity, or against any director, employee or employee benefit plan of any WGNB Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any WGNB Entity, that in any case would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed.

(b)
There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any WGNB Entity as a result of examination by any bank or bank holding company regulatory authority.

(c)
No WGNB Entity is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any WGNB Entity been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

6.9 Community Reinvestment Act. To the extent applicable to such entity, each of the WGNB Entities has complied in all material respects with the provisions of the CRA, and the rules and regulations thereunder, each has a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

6.10	Technology Systems.

(a)
The electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by the WGNB Entities (collectively, the “WGNB Technology Systems”) (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a WGNB Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

(b)
The WGNB Entities have not received notice of or are aware of any material circumstances including, without limitation, the execution of this Agreement, that would enable any third party to terminate any of the WGNB Entities’ agreements relating to the Technology Systems (including maintenance and support).

6.11 Bank Secrecy Act Compliance. The WGNB Entities are in compliance in all material respects with the provisions of the Bank Secrecy Act and all regulations promulgated thereunder including, but not limited to, those provisions that address suspicious activity reports and compliance programs, and all applicable requirements of the Office of Foreign Assets Control. Without limiting the foregoing, Purchaser Bank has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

6.12 WGNB Disclosure Memorandum. WGNB has delivered to First Haralson the WGNB Disclosure Memorandum containing certain information regarding the WGNB Entities as indicated at various places in this Agreement. All information set forth in the WGNB Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of WGNB and Purchaser Bank under this Article 6. The information contained in the WGNB Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 6 and the covenants in Article 7 to the extent applicable.

6.13 Board Recommendation. The Board of Directors of WGNB, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders (ii) resolved to recommend that the holders of the shares of WGNB Common Stock approve this Agreement and (iii) approved the Bank Merger as the sole shareholder of the capital stock of Purchaser Bank.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Each Party. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and material Assets and maintain its rights and franchises, and (iii) take no action that would (A) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (B) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of First Haralson and Target Bank. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of WGNB shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, each of First Haralson and Target Bank covenants and agrees that the First Haralson Entities will not do or agree or commit to do any of the following:

(a)	amend their Articles of Incorporation, Articles of Association, Bylaws or other governing instruments, or

(b)
incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of business of First Haralson or Target Bank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of the First Haralson Entities of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the First Haralson Disclosure Memorandum); or

(c)
repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of First Haralson’s capital stock, or declare or pay any dividend or make any other distribution in respect of First Haralson’s capital stock; provided, however, that First Haralson may pay a special one-time cash dividend, in an aggregate amount not to exceed $7,250,000, to the First Haralson shareholders of record as of immediately prior to the Effective Time and may pay its regularly scheduled quarterly dividends to its shareholders of record not to exceed $.72 per share on January 31, 2007 and March 30, 2007 and not to exceed $.73 per share on June 29, 2007 (provided the Closing occurs after June 29, 2007 and First Haralson shareholders would not otherwise be entitled to receive the regularly scheduled WGNB third quarter dividend) provided further, that WGNB shall give First Haralson prior written notice if it intends to change the record date of its quarterly dividend to shareholders to a date other than March 30, 2007 or June 29, 2007; or

(d)
issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Haralson Common Stock or any other capital stock of any First Haralson Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

(e)
adjust, split, combine or reclassify any shares of First Haralson Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Haralson Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f)
except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of Georgia, or any subdivisions thereof that have maturities of seven years or less and which do not exceed $1,000,000 in the aggregate during any calendar quarter, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g)
enter into or amend any employment Contract with any Person (unless such amendment is required by Law or this Agreement) that such First Haralson Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(h)
adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of the First Haralson Entities other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or contemplated by this Agreement, the terms of such plans or consistent with past practice; or

(i)
make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(j)
commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of the First Haralson Entities for over $50,000 in money damages or any restrictions upon the operations of the First Haralson Entities; or

(k)
except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $50,000.

7.3 Negative Covenants of WGNB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Haralson shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, WGNB covenants and agrees that it will not do or agree or commit to amend the Articles of Incorporation or Bylaws of WGNB, in each case, in any manner adverse to the holders of First Haralson Common Stock.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a First Haralson Material Adverse Effect or an WGNB Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

7.6 Loan Portfolio Review. Each Party shall have the right to perform due diligence reviews of the other Party’s lending activities at 45-day intervals between the date of this Agreement and the Effective Time.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1	WGNB Registration Statement.

(a)
WGNB will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the 1933 Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the WGNB Common Stock that will be issued to the holders of First Haralson Common Stock pursuant to the Merger. WGNB shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the WGNB Common Stock under the Securities Laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the WGNB Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of First Haralson except to the extent that the transfer of any shares of WGNB Common Stock received by shareholders of First Haralson is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable Tax rules. First Haralson and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

(b)
Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to WGNB’s and First Haralson’s shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by any Party for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to First Haralson’s shareholders and at the time of the First Haralson shareholders’ meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder, except that no representation or warranty is made by First Haralson with respect to statements made or incorporated by reference therein based on information supplied by any WGNB Entity for inclusion or incorporation by reference in the Proxy Statement.

8.2 Nasdaq Listing. WGNB shall list, prior to or at the Effective Time, on the Nasdaq Capital Market the shares of WGNB Common Stock to be issued to the holders of First Haralson Common Stock pursuant to the Merger, and WGNB shall give all notices and make all filings with the Nasdaq Capital Market required in connection with the transactions contemplated herein.

8.3 Applications. WGNB and Purchaser Bank shall prepare and file, and First Haralson and Target Bank shall cooperate in the preparation and, where appropriate, filing, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, WGNB and Purchaser Bank shall execute and file the respective Articles of Merger with the Secretary of State of Georgia in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement including promptly calling for a special meeting of its shareholders to vote on this Agreement.

8.6	Investigation and Confidentiality.

(a)
Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b)
Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

(c)
Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a First Haralson Material Adverse Effect or an WGNB Material Adverse Effect, as applicable.

8.7	No Solicitations.

(a)
Except as contemplated by Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, First Haralson shall not, without the prior written approval of WGNB,

(i)
directly or indirectly solicit or initiate inquiries or proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal; or

(ii)	withdraw its recommendation to the First Haralson shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

(b)
First Haralson shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify WGNB immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

(c)
Nothing contained in this Section 8.7 shall prohibit any officer or director of First Haralson from taking any action that the Board of Directors of First Haralson shall determine in good faith, after consultation with its financial advisors and legal counsel, is required by law or is required to discharge his or her fiduciary duties to First Haralson and its shareholders.

(d)
First Haralson shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted with respect to any Acquisition Transaction except those contemplated by this Agreement.

(e)
Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

8.8 Press Releases. Prior to the Effective Time, First Haralson and WGNB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 Charter Provisions.

(a)
First Haralson shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Company Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under First Haralson’s Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of WGNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of First Haralson that may be directly or indirectly acquired or controlled by them.

(b)
First Haralson and Target Bank shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Bank Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Target Bank’s Articles of Association, Bylaws or other governing instruments or restrict or impair the ability of WGNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Target Bank that may be directly or indirectly acquired or controlled by them.

8.11 Agreement and Support of Affiliates. First Haralson has disclosed in Section 5.26 of the First Haralson Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of First Haralson for purposes of Rule 145 under the 1933 Act. First Haralson shall use its reasonable efforts to cause each such Person to deliver to WGNB not later than 30 days after the date of this Agreement, a written affiliate and support agreement, substantially in the form of Exhibit “B” hereto (the “First Haralson Affiliate and Support Agreements”).

8.12	Indemnification and Insurance.

WGNB covenants and agrees that:

(a)
all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under First Haralson’ Articles of Incorporation and Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an “Indemnified Party”) shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which WGNB is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effect any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between WGNB and the Indemnified Party.

(b)
Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against WGNB under this Section 8.12, notify WGNB in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, WGNB shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from WGNB to such Indemnified Party of its election so to assume the defense thereof, WGNB shall not be liable to such Indemnified Party under this Section 8.12 for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if WGNB elects not to assume such defense or if counsel for the Indemnified Party advises WGNB in writing that there are material substantive issues that raise conflicts of interest between WGNB or First Haralson and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and WGNB shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, WGNB shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

(c)
First Haralson shall cause the persons serving as officers or directors of First Haralson or Target Bank, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by First Haralson with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that (i) WGNB may substitute a policy or policies with at least the same coverage and amounts and terms and conditions that are no less advantageous (or with First Haralson’s consent, give prior to the Effective Time, any other policy); and (ii) the aggregate premium to be paid by First Haralson for such insurance shall not exceed 150% of the most current annual premium paid by First Haralson for its directors and officers liability insurance, without WGNB’s prior approval.

(d)
If WGNB or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of WGNB shall assume the obligations set forth in this Section 8.12.

(e)	The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

8.13 Employee Benefits and Contracts. Following the Effective Time, WGNB shall provide generally to officers and employees of the First Haralson Entities (who continue employment with WGNB or any of its Subsidiaries) employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by WGNB to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a “plan” within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with the First Haralson Entities prior to the Effective Date shall be counted. WGNB shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in Section 8.13 of the First Haralson Disclosure Memorandum between any First Haralson Entity and any current or former director, officer or employee thereof, and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by WGNB by reason of this Section 8.13. If, during the calendar year in which falls the Effective Time, WGNB shall terminate any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more First Haralson Entities employees participated immediately prior to the Effective Time (a “First Haralson Plan”), WGNB shall use its best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such First Haralson Entities employee’s participation in the First Haralson Plan prior to the Effective Time for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such First Haralson Entities employee under a First Haralson Plan prior to the Effective Time towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. WGNB also shall be considered a successor employer for and shall provide to “qualified beneficiaries,” determined immediately prior to the Effective Time, under any First Haralson Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Time under either the First Haralson Plan or any successor group health plan maintained by WGNB. At the request of WGNB, First Haralson will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by the First Haralson Entities that is intended to be qualified under Section 401(a) of the Internal Revenue Code.

8.14 Support of WGNB Directors. WGNB shall use its reasonable efforts to cause each of its directors to deliver to First Haralson not later than 30 days after the date of this Agreement, a written support agreement substantially in the form of Exhibit “C” hereto (the “WGNB Support Agreements”).

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

(a)
Shareholder Approval. The shareholders of each of WGNB and First Haralson shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

(b)
Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of any Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(c)
Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a First Haralson Material Adverse Effect or a WGNB Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

(d)
Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e)
Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of WGNB Common Stock issuable pursuant to the Merger shall have been received.

(f)	Nasdaq Listing. The shares of WGNB Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Capital Market.

(g)
Tax Matters. Each Party shall have received a written opinion of counsel from Troutman Sanders LLP, in form reasonably satisfactory to such Parties, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of First Haralson Common Stock for WGNB Common Stock will not give rise to gain or loss to the shareholders of First Haralson with respect to such exchange (except to the extent of any cash received).

9.2 Conditions to Obligations of WGNB and Purchaser Bank. The obligations of WGNB and Purchaser Bank to perform under this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by WGNB pursuant to Section 11.6(a):

(a)
Representations and Warranties. The representations and warranties of First Haralson and Target Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have a First Haralson Material Adverse Effect.

(b)
Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Haralson and Target Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)
Certificates. Each of First Haralson and Target Bank shall have delivered to WGNB and Purchaser Bank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to First Haralson or Target Bank, as applicable, Section 9.2(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by their respective Boards of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as WGNB and its counsel shall request.

(d)
Opinion of Counsel. First Haralson shall have delivered to WGNB an opinion of Powell Goldstein LLP, dated as of the Closing Date, covering those matters set forth in Exhibit “C” hereto, which opinion may be rendered in accordance with the Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) or the American Bar Association (the “Interpretive Standards”).

(e)
Opinion of Financial Advisor. WGNB shall have received the opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of First Haralson Common Stock is fair, from a financial point of view, to WGNB, a signed copy of which shall have been delivered to First Haralson.

(f)
Affiliate Agreements. WGNB shall have received from each director and executive officer of First Haralson disclosed in Section 5.26 of the First Haralson Disclosure Memorandum a First Haralson Affiliate and Support Agreement.

(g)
Noncompete Agreements. WGNB shall have received from each director of First Haralson and Target Bank a signed noncompete agreement in the form set forth as Exhibit “E” hereto providing that for a period of two years after their respective service as a director or executive officer of the surviving corporation or surviving bank, as the case may be, terminates such director will not serve on the board of directors or in an executive capacity of any financial institution (or holding company therefor) with offices located within Haralson, Carroll or Douglas counties in Georgia.

(h)	Employment Agreements. WGNB shall have executed mutually satisfactory employment agreements with each of Mary M. Covington, Randall F. Eaves and Reland F. Norton.

9.3 Conditions to Obligations of First Haralson and Target Bank. The obligations of First Haralson and Target Bank to perform under this Agreement and consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Haralson pursuant to Section 11.6(b):

(a)
Representations and Warranties. The representations and warranties of WGNB and Purchaser Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date), except for inaccuracies that are not reasonably likely to have an WGNB Material Adverse Effect.

(b)
Performance of Agreements and Covenants. Each and all of the agreements and covenants of WGNB and Purchaser Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)
Certificates. WGNB and Purchaser Bank shall have delivered to First Haralson and Target Bank (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to WGNB and Target Bank, Section 9.3(a) (qualified as to such officer’s Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by their respective Boards of Directors and the shareholders of WGNB evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Haralson and its counsel shall request.

(d)
Opinion of Counsel. WGNB shall have delivered to First Haralson an opinion of Troutman Sanders LLP, counsel to WGNB, dated as of the Closing Date, covering those matters set forth in Exhibit “F” hereto, which opinion may be rendered in accordance with the Interpretive Standards.

(e)
Opinion of Financial Advisor. First Haralson shall have received the opinion of Sheshunoff & Co. Investment Banking, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of First Haralson Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to WGNB.

ARTICLE 10
TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of WGNB or First Haralson, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)	By mutual written consent of the Boards of Directors of WGNB and First Haralson; or

(b)
By the Board of Directors of either WGNB or First Haralson (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a First Haralson Material Adverse Effect or an WGNB Material Adverse Effect, as applicable, on the breaching Party; or

(c)
By the Board of Directors of either WGNB or First Haralson in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of either WGNB or First Haralson fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the shareholders’ meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)
By the Board of Directors of either WGNB or First Haralson in the event that the Merger shall not have been consummated by September 30, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e)
By the Board of Directors of either WGNB or First Haralson in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

(f)	By the Board of Directors of WGNB if the Board of Directors of First Haralson:

(i)	shall withdraw, modify or change its recommendation to the First Haralson shareholders with respect to this Agreement or the Merger or shall have resolved to do any of the foregoing or;

(ii)	either recommends to the First Haralson shareholders or affirmatively approves any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

(g)
By the Board of Directors of First Haralson if First Haralson receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of First Haralson determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to First Haralson’ shareholders than the transactions contemplated by this Agreement; or

(h)
By the Board of Directors of WGNB if the holders of more than 10% in the aggregate of the Outstanding First Haralson Shares vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters’ rights in accordance with Article 13 of the GBCC.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Article 10 and Articles 1, 2, 3, 4 and 11 and Sections 8.6 and 8.12.

10.4 Termination Payment. If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(f) or 10.1(g), then First Haralson (or its successor) shall pay or cause to be paid to WGNB, as liquidated damages and not as a penalty, upon demand a termination payment of $2.0 million payable in same day funds.

10.5 Reimbursement of Expenses. Notwithstanding the provisions of Section 11.2 of this Agreement, if this Agreement is terminated pursuant to subsection 10.1(b), the breaching Party shall pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and A-33 expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within 30 days after the termination of this Agreement. This Section 10.5 shall be the non-breaching Party’s sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1	Definitions.

(a)	Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

“Acquisition Transaction” shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of First Haralson, or the beneficial ownership or 15% or more of any class of First Haralson capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of First Haralson capital stock.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall have the meaning set forth in Section 5.10.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank Merger” shall have the meaning set forth in the Preamble to the Agreement.

“Bank Secrecy Act” shall have the meaning set forth in Section 5.24.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall mean an amount equal to (i) the sum between $11,562,500 and $18,500,000 elected by holders of the Outstanding First Haralson Shares less (ii) the dollar amount equal to (A) the sum between $11,562,500 and $18,500,000 referenced in the preceding clause multiplied by (B) the Dissenter Ratio. The Parties agree that the sum referenced in clause (i) above shall equal $11,562,500 if holders of Outstanding First Haralson Shares elect to receive less than $11,562,500 in cash and shall equal $18,500,000 if holders of Outstanding First Haralson Shares elect to receive more than $18,500,000 in cash.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall mean the date on which the Closing occurs.

“Company Merger” shall have the meaning set forth in the Preamble to the Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CRA” shall have the meaning set forth in Section 5.21.

“Default” shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Default Election Shares” shall have the meaning set forth in Section 3.1(b).

“Dissenter Ratio” shall mean the ratio equal to (i) the number of Dissenting Shares divided by (ii) the number of shares of First Haralson Common Stock outstanding immediately prior to the Effective Time.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(b).

“Effective Time” shall have the meaning set forth in Section 1.4.

“Environment” shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Resource Conservation and Recovery Act, as amended, 42. U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Equity Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” shall have the meaning set forth in Section 4.1.

“Exhibits” A through F, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“FICG” shall mean the Financial Institutions Code of Georgia.

“First Haralson Affiliate and Support Agreements” shall have the meaning set forth in Section 8.11.

“First Haralson Benefit Plans” shall have the meaning set forth in Section 5.16(a).

“First Haralson Common Stock” shall mean, collectively, the no par value Class A Common (voting) Stock of First Haralson and the no par value Class B Common (non-voting) Stock of First Haralson.

“First Haralson Contracts” shall have the meaning set forth in Section 5.17.

“First Haralson Disclosure Memorandum” shall mean the written information entitled “First Haralson Disclosure Memorandum” delivered prior to the date of this Agreement to WGNB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“First Haralson Entities” shall mean, collectively, First Haralson and Target Bank.

“First Haralson Financial Statements” shall mean (i) the consolidated audited balance sheets (including related notes and schedules, if any) of First Haralson as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheet (including related notes and schedules, if any) of First Haralson as of June 30, 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the six month period ended June 30, 2006, as delivered by First Haralson to WGNB prior to execution of this Agreement.

“First Haralson Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the First Haralson Entities, taken as a whole, or (ii) the ability of First Haralson to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of First Haralson taken with the prior informed written Consent of WGNB in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of First Haralson, including expenses incurred by First Haralson in consummating the transactions contemplated by this Agreement.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Georgia Department” shall mean the Georgia Department of Banking and Finance.

“Hazardous Material” shall mean any substance, whether solid, liquid or gaseous: (i) which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “contaminant,” or “solid waste,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (ii) which is or contains friable asbestos, radon, any polychlorinated biphenyl, polybrominated diphenyl ether, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel, petroleum product, constituent or by-product, or other petroleum hydrocarbons; or (iii) which causes a contamination or nuisance, or a hazard, or threat of the same, to public health, human health or the Environment.

“IIPI” shall have the meaning set forth in Section 5.22(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Interpretive Standards” shall have the meaning set forth in Section 9.2(d).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

“Law” shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 4.1.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

“Litigation” shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Merger Consideration” shall mean the value of the total consideration payable to holders of the Outstanding First Haralson Shares and Dissenting Shares pursuant to this Agreement, not including the special one-time cash dividend payable by First Haralson in accordance with Section 7.2(c), which shall have a deemed value of $46,250,000.

“Mergers” shall have the meaning set forth in the Preamble to the Agreement.

“Nasdaq Capital Market” shall mean the Capital Market System of The Nasdaq Stock Market, Inc.

“OCC” shall mean The Office of the Comptroller of the Currency.

“Old Certificates” shall have the meaning set forth in Section 4.1.

“Operating Property” shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Outstanding First Haralson Shares” shall have the meaning set forth in Section 3.1(b).

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean any of WGNB, Purchaser Bank, First Haralson or Target Bank, and “Parties” shall mean all of WGNB, Purchaser Bank, First Haralson or Target Bank.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Pro Rata Share” shall mean the quotient obtained by dividing (i) the number one by (ii) the total number of Outstanding First Haralson Shares as of the Effective Time.

“Proxy Statement” shall mean the joint proxy statement used by WGNB and First Haralson to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of WGNB relating to the issuance of the WGNB Common Stock to holders of First Haralson Common Stock.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by WGNB under the 1933 Act with respect to the shares of WGNB Common Stock to be issued to the shareholders of First Haralson in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the SEC, the Nasdaq Capital Market, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the OCC, the Federal Deposit Insurance Corporation, the Georgia Department and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“Release” or “Released” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing Hazardous Materials or the movement of Hazardous Materials in, on, under or through the Environment.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

“SEC Documents” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration” shall mean the number of shares of WGNB Common Stock equal to (i) the Total Share Number minus (ii) the product of (A) the Total Share Number and (B) the Dissenter Ratio.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax Return” shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Technology Systems” shall have the meaning set forth in Section 5.23(a).

“Total Share Number” shall mean the number of shares of WGNB Common Stock rounded down to the nearest whole share equal to (A) $46,250,000 less the Cash Consideration, (B) divided by $28.37.

“WGNB Common Stock” shall mean the $1.25 par value common stock of WGNB.

“WGNB Disclosure Memorandum” shall mean the written information entitled “WGNB Disclosure Memorandum” delivered prior to the date of this Agreement to First Haralson describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“WGNB Entities” shall mean, collectively, WGNB and Purchaser Bank.

“WGNB Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of WGNB as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), as filed by WGNB in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of WGNB as of June 30, 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any), for the six month period ended June 30, 2006 as delivered by WGNB to First Haralson prior to execution of this Agreement.

“WGNB Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of WGNB and its Subsidiaries, taken as a whole, or (ii) the ability of WGNB to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of WGNB (or any of its Subsidiaries) taken with the prior informed written Consent of First Haralson in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of WGNB, including expenses incurred by WGNB in consummating the transactions contemplated by this Agreement.

“WGNB SEC Reports” shall have the meaning set forth in Section 6.5.

(b)
Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2 Expenses. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3 Brokers and Finders. Except as disclosed in Section 11.3 of the First Haralson Disclosure Memorandum and of the WGNB Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by First Haralson or by WGNB, each of First Haralson and WGNB, as the case may be, agrees to indemnify and hold the other Parties harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of either the WGNB Common Stock or the First Haralson Common Stock, there shall be made no amendment that pursuant to Section 14-2-1106 of the GBCC requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of either the WGNB Common Stock or the First Haralson Common Stock, as the case may be, the provisions of this Agreement relating to the manner or basis in which shares of First Haralson Common Stock will be exchanged for shares of WGNB Common Stock shall not be amended in a manner adverse to the holders of First Haralson Common Stock or WGNB Common Stock, as the case may be, without any requisite approval of the holders of the issued and outstanding shares of First Haralson Common Stock or WGNB Common Stock, as the case may be, entitled to vote thereon.

11.6	Waivers.

(a)
Prior to or at the Effective Time, WGNB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Haralson or Target Bank, to waive or extend the time for the compliance or fulfillment by First Haralson or Target Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of WGNB or Purchaser Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of WGNB.

(b)
Prior to or at the Effective Time, First Haralson, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by WGNB or Purchaser Bank, to waive or extend the time for the compliance or fulfillment by WGNB or Purchaser Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Haralson or Target Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Haralson.

(c)
The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

First Haralson	First Haralson Corporation
and Target Bank:	3559 Business 27, P.O. Box 528
Buchanan, Georgia 30113
Attention: Mary M. Covington, President

With a copy to:	Kathryn L. Knudson, Esq.
Jonathan S. Hightower, Esq.
Powell Goldstein LLP
1201 West Peachtree Street, N.E
Atlanta, Georgia 30309

WGNB and	WGNB Corp.
Purchaser Bank:	201 Maple Street, P. O. Box 280
Carrollton, Georgia 30112
Attention: H. B. Lipham, III, President
and Chief Executive Officer

With a copy to:	Thomas O. Powell, Esq.
Troutman Sanders LLP
600 Peachtree Street NE
Suite 5200
Atlanta, Georgia 30308-2216

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

“WGNB” WGNB CORP.

By:	/s/ H.B. Lipham, III
Name: H.B. Lipham, III
Title: President and Chief Executive Officer

“Purchaser Bank” WEST GEORGIA NATIONAL BANK

By:	/s/ H.B. Lipham, III
Name: H.B. Lipham, III
Title: President and Chief Executive Officer

“First Haralson” FIRST HARALSON CORPORATION

By:	/s/ Mary M. Covington
Name: Mary M. Covington
Title: President

“Target Bank” FIRST HARALSON CORPORATION

By:	/s/ Randall F. Eaves
Name: Randall F. Eaves
Title: President

EXHIBIT “A”
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
WEST GEORGIA NATIONAL BANK
AND
FIRST NATIONAL BANK OF GEORGIA

This Agreement and Plan of Merger (the “Plan”) is made and entered into as of the ___ day of ___________, 2007, by and between West Georgia National Bank, a bank organized under the laws of the United States of America and located in Carrollton, Georgia  (“West Georgia”), and First National Bank of Georgia(“First National”), a bank organized under the laws of the United States of America and located in Buchanan, Georgia.

W I T N E S S E T H:

WHEREAS, on January 22, 2007, West Georgia and its parent, WGNB Corp. (“WGNB”), and First National and its parent, First Haralson Corporation (“First Haralson”), entered into an Agreement and Plan of Reorganization (the “Agreement”), pursuant to which WGNB will acquire First Haralson and First National (the “Acquisition”);

WHEREAS, pursuant to the Agreement, First National will merge with and into West Georgia;

NOW, THEREFORE, in consideration of the above premises and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

1. Merger. Pursuant to the provisions of Section 18(c) of the Federal Deposit Insurance Act and Section 215a of the National Bank Act, First National shall be merged with and into West Georgia. West Georgia shall be the survivor of the Merger (the “Resulting Bank”), and shall operate with the name “First National Bank of Georgia.”

2. Effective Date of the Merger. The Merger shall become effective at 12:01 a.m. on ________________, 2007 (the “Effective Date”).

3. Location, Articles and Bylaws and Directors of the Resulting Bank. On the Effective Date of the Merger:

(a)	The head office of the Resulting Bank shall be located at the head office of West Georgia immediately prior to the Effective Date of the Merger.

(b)
The Articles of Association of the Resulting Bank shall be the Articles of Association of West Georgia in effect immediately prior to the Effective Date of the Merger, except that Articles of Association shall be amended by deleting Article I thereof in its entirety and inserting the following in lieu thereof:

“Article I:

The title of this Association, which shall carry on the business of banking under the laws of the United States, shall be “First National Bank of Georgia.””

The Bylaws of the Resulting Bank shall be the Bylaws of West Georgia in effect immediately prior to the Effective Date of the Merger, except that said Bylaws shall be amended to reflect the change in the name of the Resulting Bank.

(c)
The Board of Directors of the Resulting Bank shall be as set forth in the Articles of Merger, and shall serve until the next annual meeting of the shareholders of the Resulting Bank or until such time as their successors have been elected and qualified.

4.	Manner of Converting Shares.

(a)
By virtue of the Merger, automatically and without any action on the part of the holder thereof, each of the shares of First National Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall be cancelled and retired at the Effective Date and no consideration shall be issued in exchange therefor.

(b)
Upon and after the Effective Date, each issued and outstanding share of West Georgia Common Stock shall remain unchanged and shall continue to evidence the same number of shares of West Georgia Common Stock.

5. Conditions Precedent to Consummation of the Merger. Consummation of the Merger herein provided for is conditioned upon (a) receipt of all necessary consents to the Merger from applicable regulatory authorities, (b) approval of the Agreement by First Haralson, as sole shareholder of First National.

6. Termination. This Plan may be terminated at any time prior to the Effective Date upon the termination of the Agreement.

7. Counterparts, Headings, Governing Law. This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The title of this Plan and the headings herein are for convenience or reference only and shall not be deemed a part of this Plan. This Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers and their seals to be affixed hereto, all as of the day and year first above written.

“West Georgia”

West Georgia National Bank

[BANK SEAL]	By:
Name:
Title:

ATTEST:

Secretary

“First National”

FIRST GEORGIA NATIONAL BANK

[BANK SEAL]	By:
Name:
Title:

ATTEST:

Secretary

EXHIBIT “B”
AFFILIATE AND SUPPORT AGREEMENT

WGNB Corp.
Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of First Haralson Corporation (“First Haralson”), a corporation organized under the laws of the State of Georgia and located in Buchanan, Georgia, and will become a shareholder of WGNB Corp. (“WGNB”) pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of January 22, 2007 (the “Agreement”), by and among WGNB, West Georgia National Bank, First Haralson and First National Bank of Georgia. Under the terms of the Agreement, First Haralson will be merged into and with WGNB (the “Merger”), and the shares of the no par value Class A Common (voting) Stock and the no par value Class B Common (non-voting) Stock of First Haralson (collectively, “First Haralson Common Stock”) will be converted into and exchanged for cash and shares of the $1.25 par value common stock of WGNB (“WGNB Common Stock”). This Affiliate and Support Agreement represents an agreement between the undersigned and WGNB regarding certain rights and obligations of the undersigned in connection with the shares of First Haralson Common Stock held by the undersigned and WGNB Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the benefits the undersigned will receive as a shareholder of First Haralson and the mutual covenants contained herein, the undersigned and WGNB hereby agree as follows:

1. Vote on the Merger. The undersigned agrees to vote all shares of First Haralson Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless WGNB is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of First Haralson Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than First Haralson, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2. Restriction on Transfer. The undersigned further agrees that he or she will not, without the prior written consent of WGNB, transfer any shares of First Haralson Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3. Affiliate Status. The undersigned understands and agrees that as to First Haralson the undersigned is an “affiliate” under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“1933 Act”), and the undersigned anticipates that the undersigned will be such an “affiliate” at the time of the Merger.

4. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that WGNB has informed the undersigned that any distribution by the undersigned of WGNB Common Stock has not been registered under the 1933 Act and that shares of WGNB Common Stock received pursuant to the Merger for a period of one (1) year after the Effective Time can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that WGNB is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of WGNB Common Stock.

5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of WGNB Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for First Haralson.

6. Filing of Reports by WGNB. WGNB agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of WGNB Common Stock issued to the undersigned pursuant to the Merger.

7. Miscellaneous. This Affiliate and Support Agreement is the complete agreement between WGNB and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate and Support Agreement shall be governed by the laws of the State of Georgia.

8. Capitalized Terms. All capitalized terms in this Affiliate and Support Agreement shall have the same meaning as given such terms of the Agreement and Plan of Merger by and among WGNB, West Georgia National Bank, First Haralson and First National Bank of Georgia.

This Affiliate Agreement is executed as of the _____ day of _________, 2007.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of

__________________, 2007

WGNB CORP.

By:
Its:

EXHIBIT “C”
SUPPORT AGREEMENT

First Haralson Corporation
Attention: President

Ladies and Gentlemen:

The undersigned is a shareholder of WGNB Corp. (“WGNB”), a corporation organized under the laws of the State of Georgia and located in Carrollton, Georgia. Pursuant to the transactions described in the Agreement and Plan of Reorganization, dated as of January 22, 2007 (the “Agreement”), by and among WGNB, West Georgia National Bank, First Haralson Corporation (“First Haralson”) and First National Bank of Georgia, First Haralson will be merged into and with WGNB (the “Merger”), and the shares of the no par value Class A Common (voting) Stock and the no par value Class B Common (non-voting) Stock of First Haralson (collectively, “First Haralson Common Stock”) will be converted into and exchanged for cash and shares of the $1.25 par value common stock of WGNB (“WGNB Common Stock”). This Support Agreement represents an agreement between the undersigned and First Haralson regarding certain rights and obligations of the undersigned in connection with the shares of WGNB Common Stock owned by the undersigned.

In consideration of the benefits the undersigned will receive as a shareholder of WGNB and the mutual covenants contained herein, the undersigned and First Haralson hereby agree as follows:

1. Vote on the Merger. The undersigned agrees to vote all shares of WGNB Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless First Haralson is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of WGNB Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than WGNB, if the undersigned determines, in good faith after consultation and receipt of an opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

2. Restriction on Transfer. The undersigned further agrees that he or she will not, without the prior written consent of First Haralson, transfer any shares of WGNB Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

3. Miscellaneous. This Support Agreement is the complete agreement between First Haralson and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Support Agreement shall be governed by the laws of the State of Georgia.

4. Capitalized Terms. All capitalized terms in this Support Agreement shall have the same meaning as given such terms of the Agreement and Plan of Merger by and among WGNB, West Georgia National Bank, First Haralson and First National Bank of Georgia.

This Support Agreement is executed as of the _____ day of _________, 2007.

Very truly yours,

Signature

Print Name

Address
Telephone No.

AGREED TO AND ACCEPTED as of
__________________, 2007
FIRST HARALSON CORPORATION

By:

Its:

EXHIBIT “D”
MATTERS AS TO WHICH
POWELL GOLDSTEIN LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.2(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1. First Haralson is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. Target Bank is a national banking association existing and in good standing under the federal Banking Laws of the United States of America with all requisite power and authority to conduct its business and to own and use its Assets. The deposits of Target Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

3. First Haralson’s authorized capital stock consists of 25,000 shares of no par value Class A Common (voting) Stock (the “Class A Common Stock”), and 225,000 shares of no par value Class B Common (non-voting) Stock (the “Class B Common Stock” and collectively, with the Class A Common Stock, the “First Haralson Common Stock”), of which, to our knowledge, __________ shares of Class A Common Stock and ______ shares of Class B Common Stock were outstanding as of January 22, 2007 and _______ shares and ______ shares of Class A Common Stock and Class B Common Stock, respectively, were outstanding as of the Closing Date. To our knowledge, the shares of First Haralson Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating First Haralson to issue or acquire any of its equity securities outstand as of the date hereof.

4. Based solely on our review of the minute book and stock transfer records of Target Bank, First Haralson owns directly or indirectly all the issued and outstanding shares of the capital stock of Target Bank. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target Bank to issue equity securities or acquire its equity securities.

5. The execution and delivery by each of First Haralson and Target Bank of the Agreement do not, and if each of First Haralson and Target Bank were to now perform its respective obligations under the Agreement such performance would not, violate or contravene any provision of such entity’s Articles of Incorporation, Articles of Association or Bylaws or, to our knowledge, result in any material breach of or default or acceleration under any First Haralson Contract.

6. The Agreement has been duly and validly executed and delivered by each of First Haralson and Target Bank and, assuming valid authorization, execution and delivery by WGNB and Purchaser Bank, constitutes a valid and binding agreement of each of First Haralson and Target Bank enforceable against First Haralson and Target Bank in accordance with its terms.

EXHIBIT “E”
NONCOMPETITION AGREEMENT

This Noncompetition Agreement (this “Agreement”) is made as of _________________, 2007, by and among WGNB CORP. (“WGNB”), a Georgia corporation, WEST GEORGIA NATIONAL BANK, a national banking association formed under the laws of the United States and a wholly owned subsidiary of WGNB (“Purchaser Bank” and, collectively with WGNB, the “Company”), and _______________________ (the “Director”), a resident of the State of Georgia.

WHEREAS, the Director currently serves as a director of either First Haralson Corporation, a corporation organized under the laws of the State of Georgia (“First Haralson”) or First Georgia National Bank, a national banking association formed under the laws of the United States and a wholly owned subsidiary of First Haralson (“Target Bank”) or both; and

WHEREAS, WGNB, Purchaser Bank, First Haralson and Target Bank are parties to an Agreement and Plan of Reorganization dated as of January 22, 2007 (the “Reorganization Agreement”); and

WHEREAS, the Reorganization Agreement contemplates that, prior to the Closing (as defined in the Reorganization Agreement), as a condition and inducement to the willingness of WGNB and Purchaser Bank to enter into the Reorganization Agreement, the Director will enter into this Agreement with the Company and Purchaser Bank; and

WHEREAS, WGNB shall provide to the Director for a period of three years commencing on the date of the Closing (the “Closing Date”) directors’ and officers’ liability insurance with respect to acts or omissions of the Director occurring prior to or at the Closing Date (the “Coverage”); and

WHEREAS, in the course of serving as a director of First Haralson and Target Bank, the Director has gained knowledge of the business, affairs, finances, management, marketing programs and philosophy, clients and methods of operation of First Haralson and Target Bank; and

WHEREAS, the Company would suffer irreparable harm if the Director were to use such knowledge, information and business acumen other than as set forth herein.

NOW, THEREFORE, in consideration of the provision of the Coverage to the Director and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Director agree as follows:

1. Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Affiliate” is used to indicate any company or entity controlled by, controlling or under common control with WGNB.

(b)	“Agreement” means this Agreement, together with any exhibits, schedules, addendum or amendments hereto.

(c)	“Applicable Period” means the period from the Termination Date until the second anniversary thereof.

(d)	“Area” means the geographic area located within the boundaries of Haralson, Carroll and Douglas counties in Georgia.

(e)
“Business of the Company” means the business of banking, including, but not limited to, the origination, closing and selling of loans; receiving deposits and otherwise engaging in the business of banking.

(f)	“Competing Business” means any business or enterprise which is engaged in a business that is the same or essentially the same as the Business of the Company.

(g)
“Confidential Information” means information which does not rise to the status of a Trade Secret, which is or has been disclosed to the Director or of which the Director became or becomes aware as a consequence of or through his relationship to First Haralson, Target Bank or the Company (including information created by the Director expressly for First Haralson, Target Bank or the Company), which has value to First Haralson, Target Bank or the Company (or to third parties who have entrusted the information to First Haralson, Target Bank or the Company) and is not generally known to the public including without limitation information related to the parties’ business relationship and discussions in furtherance thereof.

(h)
“Company Information” means Confidential Information and Trade Secrets. Company Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company; (ii) has been independently developed and disclosed to the public by others; (iii) otherwise enters the public domain through lawful means; (iv) was already known by the Director at the time of disclosure; (v) has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or has been required to be disclosed by operation of law; provided, however, that the Director must first have given written notice of such required disclosure to the Company and taken reasonable steps to allow the Company to seek to protect the confidentiality of the information required to be disclosed; or (vi) is independently developed by the Director without use of Company Information and does not relate to the Business of the Company.

(i)	“Termination Date” means the date such director no longer serves on the Board of Directors of either WGNB or the Company, as the case may be.

(j)
“Trade Secrets” means all information, without regard to form, which is or has been disclosed to the Director or of which the Director became or becomes aware as a consequence of or through his relationship to First Haralson, Target Bank or the Company (including information created by the Director expressly for First Haralson, Target Bank or the Company) including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, computer programs, devices, methods, techniques, drawings, processes, product designs, methods of manufacture, custom product configurations, financial data, financial plans, product or service plans, marketing and distribution methods, or ideas or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also includes information about third parties or information received from third parties which is in the possession of the Company and which meets the above definition of Trade Secrets as to those third parties.

2. Effective Date. This Agreement will become effective on the Closing Date, and will be of no force or effect unless and until the acquisition is consummated in accordance with the terms of the Reorganization Agreement.

3. Covenant Not To Compete. The Director hereby covenants to and agrees with the Company that, unless otherwise expressly consented to, approved or otherwise permitted by the Board of Directors of WGNB in writing, for the Applicable Period, within the Area, the Director will not at any time, either directly or indirectly, on his behalf or in the service or on behalf of others, engage in, provide or perform services of a substantially similar nature to those he performed for First Haralson or the Target Bank for a Competing Business, or own a controlling beneficial interest in any Competing Business; provided, however, that passive ownership by the Director of less than one percent (1%) of the outstanding equity securities or interests of any Competing Business whose equity securities are registered under Section 12 of the Securities and Exchange Act of 1934, as amended, for investment purposes only, and the investments by those directors set forth in Exhibit A shall not constitute a breach of this provision.

4. Covenant Not to Solicit Client or Customers. The Director hereby covenants to and agrees with the Company that, for the Applicable Period, he will not, without the prior written consent of WGNB, either directly or indirectly, on the Director’s own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any Competing Business any client or customer or actively sought prospective client or customer of First Haralson or the Target Bank with whom the Director has had material contact on behalf of First Haralson or Target Bank during the 12 months immediately preceding the Closing Date.

5. Covenant Not to Solicit Employees. The Director hereby covenants to and agrees with the Company that, without the prior written approval of WGNB, for the Applicable Period, he will not, either directly or indirectly, on the Director’s own behalf or in the service or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert or hire away, any person employed by the Company who was employed by First Haralson or the Target Bank immediately prior to the Closing Date, within the Area and with whom the Director had material contact, whether or not such employee is a full-time employee or a temporary employee of the Company and whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will; provided that this section shall not be violated if the Director employs a Company employee (i) who is no longer employed by the Company, or (ii) who responds to any advertisement that is not specifically directed to employees of the Company.

6. Nondisclosure of Confidential Information. The Director acknowledges that, during his service as a director of First Haralson and Target Bank, he learned and had access to Company Information regarding First Haralson and its Affiliates. The Director acknowledges that such Company Information as is acquired and used by the Company or its Affiliates is a special, valuable and unique asset. The Director hereby agrees that all Company Information obtained by the Director in the course of his serving as a director of First Haralson and Target Bank is confidential and proprietary and will remain the exclusive property of the Company or its Affiliates, as the case may be. The Director covenants to and agrees with the Company that he will not (irrespective of the circumstances under which Director’s association with First Haralson or the Target Bank terminates), for any reason, use for his own benefit or the benefit of any person or entity with which he may be associated or, subject to the following sentence, disclose any such Company Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an executive officer of the Company. Notwithstanding the foregoing, the Director may disclose such information if such disclosure is required by law. Upon termination of his service as a director of First Haralson or Target Bank, all documents, records and notebooks, including copies thereof, then in the Director’s possession or under his control, whether prepared by him or others, will be returned to First Haralson or its successor. The provisions of this Section with respect to Company Information will apply during the Director’s serving as director of First Haralson or Target Bank and after termination of such service for any reason for the Applicable Period and, with respect to Trade Secrets, will continue to apply thereafter for so long as such Trade Secrets remain entitled to protection under applicable law.

7. Termination. This Agreement will terminate upon expiration of the period during which the Trade Secrets described in Section 6 are entitled to protection. Prior to such date, the Agreement may only be terminated by mutual, written agreement of the Director and the Company.

8.	Remedy for Breach of Provisions Hereof; Injunction.

(a)
Injunction. The Director agrees that the provisions of Sections 3, 4, 5, and 6 are reasonable and necessary to protect the legitimate interests and properties of the Company, that the Company is engaged in and throughout the Area in the Business of the Company and that the Company has no adequate remedy at law for any breach or threatened or attempted breach by the Director thereof and, accordingly, the Director also agrees that the Company may, in addition to the other remedies that may be available to it hereunder or at law, commence proceedings in equity for an injunction temporarily or permanently enjoining the Director from violating such provisions; and for purposes of any such proceeding in equity, it will be presumed and it is hereby agreed by the parties hereto that the remedies at law available to the Company would be inadequate and that the Company would suffer immediate and irreparable harm as a result of the violation of any provision hereof by the Director.

(b)
Consent to Partial Enforcement; Severability. It is the desired intent of the parties hereto that the provisions of Sections 3, 4, 5, and 6 will be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, the Company and the Director agree that if any of the provisions set forth in Sections 3, 4, 5, and 6 are deemed by any court to be invalid, unenforceable or overly broad, the court may reduce, amend or reform such provisions to a scope which it deems reasonable under the circumstances. If any one or more provisions hereof or portions thereof are held to be invalid or unenforceable, the validity and enforceability of the remaining provisions and portions hereof will not be affected thereby.

9. Independent of Other Agreements. The covenants and agreements of the Director hereunder are independent of the covenants, representations, warranties and agreements of the parties to the Reorganization Agreement, and no default, breach or failure to perform by any party to the Reorganization Agreement will constitute an excuse or other justification for the Director to fail to observe fully his covenants and agreements hereunder. No course of dealing among the Company and the Director and no delay by the Company in exercising any right, power or remedy hereunder, in equity or at law, will constitute a waiver of, or otherwise prejudice, any such right, power or remedy.

10. Knowledge; Advice of Counsel. The Director represents and warrants that he has read and understands each of the provisions of this Agreement and that he has had the opportunity to seek and obtain the advice of legal counsel before agreeing to be bound by the terms hereof. The Director represents and warrants to the Company that (i) this Agreement is a valid and binding obligation of the Director, enforceable against him in accordance with its terms and (ii) he is free to enter into this Agreement and is not under any contractual or other restraint that would prohibit or impede in any respect his performance hereunder. The Director acknowledges and agrees that the Company would not have agreed to enter into the Reorganization Agreement but for the execution, delivery and performance by the Director of this Agreement.

11. Attorneys’ Fees. In the event of commencement of an action at law or in equity by either party arising under or to enforce the provisions of this Agreement, the prevailing party will be entitled to receive such reasonable and actual attorneys’ fees and costs, in addition to any other relief granted.

12.	Assignability.

(a)
By the Company. The rights and obligations of the Company and its Affiliates under this agreement will inure to the benefit of and be binding upon the successors and assigns the Company and its Affiliates. The Company may, on notice, but without the consent of the Director, assign this Agreement to one of its Affiliates.

(b)	By the Director. The Director’s rights and obligations hereunder may not be assigned or alienated and any attempt to do so by the Director will be void.

13. Notices. All notices and other communications provided for herein will be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

If to the Director:

____________________________
____________________________
____________________________
            ____________________________

If to WGNB or Purchaser Bank:

WGNB Corp.
201 Maple Street
P.O. Box 280
Carrollton, Georgia 30112
Attn: President and Chief Executive Officer

or such other address as will be furnished in writing by any party to the others. Notices mailed as provided herein will be deemed given on receipt or refusal of an otherwise proper delivery.

14.	Miscellaneous.

(a)
Governing Law; Venue. This Agreement will be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Georgia, without giving effect to the conflicts of law rules thereof.

(b)
Amendment; Waiver. No amendment or modification of, or supplement to, this Agreement will be binding unless it is in writing, signed by the parties hereto. The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party.

(c)
Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and except as expressly provided herein supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof.

(d)
Binding Effect. This Agreement has been duly authorized by all necessary authority, does not conflict with any applicable agreement or restriction and will be binding upon and will inure to the benefit of the parties hereto, the Company and, to the extent expressly provided herein, to their respective successors and assigns, and no other person will acquire or have any right under or by virtue of this Agreement.

(e)
Severability of Provisions. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, will be held invalid or unenforceable, the remaining portion of such provisions or this Agreement and the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be thereby affected.

(f)	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but of which taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto have duly executed and delivered this Agreement as of the date first above written.

“WGNB”
WGNB CORP.

By:
Name:
Title :

“Purchaser Bank”
WEST GEORGIA NATIONAL BANK

By:
Name:
Title :

“Director”

By:
Name:

EXHIBIT “F”
MATTERS AS TO WHICH
TROUTMAN SANDERS LLP WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement. The opinion to be delivered pursuant to Section 9.3(d) of the Agreement may, at the option of the opinion giver, be delivered in accordance with the standards set forth under the Report on Legal Opinions to Third Parties in Corporate Transactions (January 1, 1992) published by the Executive Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

1. WGNB is a bank holding company existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. Purchaser Bank is a national banking association existing and in good standing under the federal Banking Laws of the United States of America with all requisite power and authority to conduct its business and to own and use its Assets. The deposits of Purchaser Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

3. WGNB’s authorized capital stock consists of 10,000,000 shares of WGNB Common Stock, of which, to our knowledge, _______ shares were outstanding as of January 22, 2007 and _________ shares were outstanding as of the Closing Date. To our knowledge, the shares of WGNB Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable.

4. The execution and delivery by each of WGNB and Purchaser Bank of the Agreement do not, and if each of WGNB and Purchaser Bank were now to perform its respective obligations under the Agreement such performance would not, violate or contravene any provision of such entity’s Articles of Incorporation, Articles of Association or Bylaws or, to our knowledge, result in any material breach of or default or acceleration under any Contract to which any WGNB Entity is a party or by which is bound and which is filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2005 (the “Annual Report”) filed by WGNB under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any report filed by WGNB under the Exchange Act subsequent to the Annual Report.

5. The Agreement has been duly and validly executed and delivered by each of WGNB and Purchaser Bank, and, assuming valid authorization, execution and delivery by each of First Haralson and Target Bank, constitutes a valid and binding agreement of each of WGNB and Purchaser Bank enforceable in accordance with its terms.

6. The shares of WGNB Common Stock to be issued to the shareholders of First Haralson as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Company Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.

Appendix B

Opinion of Sandler O’Neill & Partners, L.P.

[Letterhead of Sandler O’Neill + Partners]

January 22, 2007

Board of Directors
WGNB Corp.
201 Maple Street
Carrollton, GA 30117

Ladies and Gentlemen:

WGNB Corp. (“WGNB”), West Georgia National Bank (the “Bank”), First Haralson Corporation (“First Haralson”) and First National Bank of Georgia (“First National Bank”) have entered into an Agreement and Plan of Reorganization, dated as of January 22, 2007 (collectively, the “Agreement”), pursuant to which First Haralson will be merged with and into WGNB and WGNB will be the surviving corporation (the “Company Merger”). Concurrently, the First National Bank will be merged with and into the Bank (the “Bank Merger” and together with the Company Merger, the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each holder of First Haralson common stock issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, shall have the right to elect to receive their portion of the Merger Consideration in cash, WGNB common stock or both, subject to the proration and adjustment provisions in the Agreement. Such provisions provide, generally, that no less than $11,562, 500 or more than $18,500,000 in Cash Consideration and no more than 1,222,683 shares of WGNB common stock (the “Stock Consideration “and together with the “Cash Consideration”, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to WGNB.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of WGNB that we deemed relevant; (iii) certain audited financial statements and other historical financial information of First Haralson and First National Bank that we deemed relevant; (iv) internal financial projections for WGNB for the years ending December 31, 2007 through December 31, 2010, as provided by and discussed with senior management of WGNB; (v) estimated financial projections for First Haralson for the years ending December 31, 2007 through December 31, 2010 as provided by and discussed with senior management of WGNB; (vi) the pro forma financial impact of the Merger on WGNB, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of WGNB; (vii) the publicly reported historical price and trading activity for WGNB’s common stock, including a comparison of certain financial and stock market information for WGNB and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking and thrift industries, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of WGNB, the business, financial condition, results of operations and prospects for both WGNB and First Haralson.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by WGNB and First Haralson or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of WGNB and First Haralson that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of WGNB and First Haralson any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of WGNB and First Haralson nor have we reviewed any individual credit files relating to WGNB and First Haralson. We have assumed, with your consent, that the respective allowances for loan losses for both WGNB and First Haralson are adequate to cover such losses.

B-1

With respect to the financial projections and estimates of WGNB and First Haralson, reviewed with the management of WGNB and used by us in our analyses, WGNB’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performances of WGNB and First Haralson, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of WGNB, management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in WGNB’s or First Haralson’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that WGNB and First Haralson will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice WGNB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of WGNB’s common stock will be when issued to First Haralson’s shareholders pursuant to the Agreement or the prices at which WGNB’s common stock may trade at any time.

We have acted as WGNB’s financial advisor in connection with the Merger and will receive a fee for our services, the majority of which is contingent upon consummation of the Merger. WGNB has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to WGNB and First Haralson and their affiliates. We may also actively trade the equity or debt securities of WGNB or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of WGNB in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to WGNB and does not address the underlying business decision of WGNB to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for WGNB or the effect of any other transaction in which WGNB might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the defined term of Merger Consideration is fair to WGNB from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

B-2

Appendix C

Opinion of Sheshunoff & Co. Investment Banking

January 19, 2007

Board of Directors
First Haralson Corporation
3559 US Highway 27
Buchanan, Georgia 30113

Members of the Board:

You have requested Sheshunoff & Co. Investment Banking, LP (“Sheshunoff”) to render its opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding shares of common stock of First Haralson Corporation, Buchanan, Georgia (“First Haralson”) of the Merger Consideration, as defined below, in the proposed merger between First Haralson and WGNB Corporation, Inc, a Georgia corporation, based in Carrollton, Georgia (the “Company”).

Pursuant to the Agreement and Plan of Reorganization dated on or about January 22, 2007 between the parties (the “Merger Agreement”), the Company has agreed to exchange cash and stock in the amount of approximately $46.25 million for all of the outstanding shares of common stock of First Haralson. Also pursuant to the Merger Agreement, First Haralson will pay a special dividend of $7.25 million to its shareholders. Collectively, the exchange of cash and stock and the payment of the special dividend are defined herein as the Merger Consideration. The stock portion of the Merger Consideration consists of 1,222,682 shares of the Company’s common stock with a value of $34.69 million at the exchange price of $28.37 per share and the cash portion consists of $11.56 million paid by the Company and the $7.25 million special dividend.

Pursuant to the Merger Agreement, First Haralson will be merged with and into the Company with the separate corporate existence of First Haralson ceasing. The Company shall survive and continue to exist as a Georgia corporation.

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by First Haralson on other occasions.

In connection with its opinion, Sheshunoff, among other things:

1.	Reviewed a draft of the Merger Agreement;

2.
Evaluated First Haralson’s consolidated results based upon a review of its regulatory reports for the five-years ending December 31, 2001 through December 31, 2005 and for the nine months ending September 30, 2006;

2801 Via Fortuna, Suite 625, Austin, TX 78746
Phone 800.279.2241· Fax 512.472.8953 · asheshunoff.com

First Haralson Corporation
January 19, 2007

3.	Reviewed publicly available financial statements and other business and financial information regarding the Company;

4.	Reviewed certain internal business and other operating data of the Company;

5.	Conducted conversations regarding recent and projected financial performance of First Haralson and the Company with respective members of executive management;

6.	Compared Company’s recent operating results and pricing multiples with those of certain other publicly traded banks in the United States that Sheshunoff deemed relevant;

7.	Compared First Haralson’s recent operating results with those of certain other banks in Georgia and the United States that have recently been acquired;

8.	Compared the pricing multiples for First Haralson in the Merger to those of certain other banks in Georgia and the United States that have recently been acquired;

9.	Analyzed the present value of the after-tax cash flows First Haralson could produce through the year 2011 based on projections provided by First Haralson’s management;

10.	Reviewed the potential pro forma impact of the Merger on the combined company’s results and certain financial performance measures of First Haralson and the Company;

11.	Reviewed the historical stock price data and trading volume of the Company’s common stock; and

12.	Performed such other analyses as Sheshunoff deemed appropriate.

Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it by First Haralson for the purposes of this opinion. Sheshunoff assumed that any projections provided by First Haralson were reasonably prepared on a basis reflecting the best currently available estimates and judgments of First Haralson management. In addition, where appropriate, Sheshunoff relied upon publicly available information that it believes to be reliable, accurate, and complete; however, Sheshunoff cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Sheshunoff did not make an independent evaluation of the assets or liabilities of First Haralson or the Company, nor was it furnished with any such appraisals. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for First Haralson and the Company, respectively, are, in the aggregate, adequate to cover such losses.

First Haralson Corporation
January 19, 2007

Sheshunoff assumed that all required regulatory and third-party approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect First Haralson, the Company, the Merger or the Company’s operations following the Merger. Sheshunoff has also assumed that the executed Merger Agreement will conform in all material respects to the latest draft stamped January 17, 2007 of the Merger Agreement as provided to Sheshunoff.

Sheshunoff’s opinion is necessarily based on economic, market, and other conditions as they existed on the date hereof, and the information made available to it as the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the resulting conclusion. First Haralson’s management has informed Sheshunoff that it knows of no additional information that would have a material effect on the opinion. Other than for the proxy statement and at the Effective Time as defined in the Merger Agreement, Sheshunoff is not obligated to update, revise, or affirm this opinion.

Sheshunoff’s opinion is not an appraisal or opinion of value but is limited to the fairness of the Merger Consideration, from a financial point of view, to all shareholders of First Haralson common stock. Sheshunoff expresses no opinion on the underlying decision by First Haralson to engage in the Merger or the relative merits of the Merger as compared to the other transactions or business strategies that might be available to First Haralson. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement.

It is understood that this opinion is for the information of the Board of Directors of First Haralson and may not be used for any other purpose without Sheshunoff’s prior written consent, except as may be required by law or by a court of competent jurisdiction and except that this opinion may be included in its entirety in any filing, if required, with respect to the Merger with the Securities and Exchange Commission or in the proxy statement sent to First Haralson shareholders.

Based on the foregoing and such other matters Sheshunoff has deemed relevant, it is of the opinion, as of the date hereof, that the Merger Consideration to be received by the First Haralson shareholders pursuant to the Merger is fair, from a financial point of view.

Very truly yours,

SHESHUNOFF & CO. INVESTMENT BANKING, LP

Appendix D

Article 13 of the Georgia Business Corporation Code

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301.  Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

14-2-1302. Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenters’ rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

14-2-1323. Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. Offer of payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14 2 1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330. Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The articles of incorporation of WGNB Bank Corporation, as amended, provide that WGNB Bank Corporation may indemnify or obligate itself to indemnify its officers and directors for their actions to the fullest extent permitted under the Georgia Business Corporation Code (the “GBCC”). Article Nine of WGNB’s articles of incorporation provides that WGNB may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of WGNB, or by reason of such person serving, at the request of WGNB, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise.

Article Nine of WGNB’s articles of incorporation further authorizes WGNB, upon approval by its Board of Directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to WGNB (i) of his or her good faith belief that he or she has met the standard of conduct set forth in the GBCC Section 14-2-856(b) and (ii) that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of WGNB, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WGNB’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit	Description of Exhibit
2.1
Agreement and Plan of Reorganization by and among WGNB Corp., West Georgia National Bank, First Haralson Corporation and First National Bank of Georgia, dated January 22, 2007 (attached as Appendix A to the joint proxy statement-prospectus, which is part of this registration statement on Form S-4, and incorporated herein by reference).

3.1
Articles of Incorporation of WGNB Corp., as amended (incorporated by reference to Exhibit 3.1 to WGNB’s registration statement on Form 10SB-12G (File No. 000-30805) filed with the commission on June 14, 2000).

3.2	Bylaws of WGNB Corp., as amended (incorporated by reference to Exhibit 3.2 Form 10SB-12G (File No. 000-30805) filed with the commission on June 14, 2000).

4.1	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws, as amended, which define the rights of its shareholders.

4.2	Specimen certificate representing shares of Common Stock (Incorporated by reference to Exhibit 4.2 to the Form 10-SB)

*5.1	Opinion of Troutman Sanders LLP, dated March 03, 2007, regarding legality of securities being registered (including its consent).

8.1	Opinion of Troutman Sanders LLP, regarding certain tax matters (including its consent).

21	Subsidiary of WGNB Corp. (incorporated by reference from Exhibit 21 of WGNB’s Form 10-K for the year ended December 31, 2006).

23.1	Consent of Troutman Sanders LLP (included in Exhibits 5.1 and 8.1).

*23.2	Consent of Sandler O’Neill & Partners, L.P.

*23.3	Consent of Sheshunoff & Co. Investment Banking.

23.4	Consent of Porter Keadle Moore, LLP with respect to WGNB Corp.

23.5	Consent of Porter Keadle Moore, LLP with respect to First Haralson Corporation.

99.1	Form of WGNB Proxy Card.

99.2	Form of First Haralson Proxy Card.

*	Previously filed.
(b)	Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this Registration Statement.

ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to WGNB holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B) to reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum, offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, WGNB Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned duly authorized in the City of Carrollton, State of Georgia, on April 10, 2007.

WGNB Corp.

/s/ H.B. Lipham, III
By: H.B. Lipham, III, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on April 10, 2007, in the capacities indicated.

/s/ H.B. Lipham, III	Date: April 10, 2007
H.B. Lipham, III, President, Chief Executive Officer and Director

/s/ Steven J. Haack	Date: April 10, 2007
Steven J. Haack, Secretary and Treasurer

*	Date: April 10, 2007
W. T. Green, Chairman of the Board

*	Date: April 10, 2007
Wanda W. Calhoun, Director

*	Date: April 10, 2007
Grady W. Cole, Director

*	Date: April 10, 2007
Richard A. Duncan, Director

*	Date: April 10, 2007
R. David Perry, Director

*	Date: April 10, 2007
L. Richard Plunkett, Director

*	Date: April 10, 2007
Thomas E. Reeve, III, M.D., Director

*	Date: April 10, 2007
Thomas T. Richards, Director

*	Date: April 10, 2007
Oscar W. Roberts, III, Director

*	Date: April 10, 2007
Frank T. Thomasson, III, Director

*	Date: April 10, 2007
J. Thomas Vance, Director

*	Date: April 10, 2007
Charles M. Willis, Sr., Director

* By:	/s/ H.B. Lipham, III
Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1
Agreement and Plan of Reorganization by and among WGNB Corp., West Georgia National Bank, First Haralson Corporation and First National Bank of Georgia, dated January 22, 2007 (attached as Appendix A to the joint proxy statement-prospectus, which is part of this registration statement on Form S-4, and incorporated herein by reference).

8.1	Opinion of Troutman Sanders LLP, regarding certain tax matters (including its consent).

23.1	Consent of Troutman Sanders LLP (included in Exhibits 8.1).

23.4	Consent of Porter Keadle Moore, LLP with respect to WGNB Corp.

23.5	Consent of Porter Keadle Moore, LLP with respect to First Haralson Corporation.

99.1	Form of WGNB Proxy Card.

99.2	Form of First Haralson Proxy Card.